Form 10-K, Exhibit 13
period 1997-10-31
ADC TELECOMMUNICATIONS INC
filed 1998-01-16
CIK 61478

Exhibit 13-a


                   PORTIONS OF 1997 ANNUAL REPORT TO SHAREHOLDERS


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company offers a broad range of products and services that enable its customers to construct and upgrade their telecommunications networks to support increasing user demand for voice, data and video services. The local loop is the portion of the public network from the central office, through the equipment that connects the local central office to the subscriber's equipment, onto the customer premise and across the enterprise or residential network. Telephone companies, cable television operators, wireless network providers and other public network providers are building the infrastructure required to offer Internet access, higher speed data, video and telephony services, entertainment and other interactive services to residential and business customers. Greater and greater amounts of network bandwidth are required for these services and the Company's development efforts and product offerings are focused on "unlocking the capacity of the local loop," eliminating bottlenecks and increasing the speed and efficiency of the network. Such product offerings include equipment, services and integrated solutions within the following general functional product groups: transmission, enterprise networking and broadband connectivity. The Company's transmission products are designed for use in copper based, coax based, fiber based or wireless transmission networks and are sold primarily to public network providers in the United States and internationally. The Company's enterprise networking products are designed for use in copper based, fiber optic and wireless networks and are sold primarily to private voice, data and video network providers around the world. The Company's broadband connectivity products are designed for use in copper based, coax, fiber optic or wireless transmission networks and are sold to both public and private global network providers.

     Historically, the Company's principal product offerings generally consisted of copper based and fiber based products designed to address the needs of its customers for transmission, enterprise networking and connectivity on traditional telephony networks. With the growth of multimedia applications and the associated development of enhanced voice, data and video services, the Company's more recent product offerings and research and development efforts have increasingly focused on emerging technologies and applications relating to the broadband telecommunications equipment market. The market for broadband telecommunications equipment is evolving and rapidly changing. The Company's future growth is dependent in part on its ability to successfully develop and commercially introduce new products in each of its product groups addressing this market, as well as the growth in this market. The growth in the market for such broadband telecommunications products is dependent on a number of factors, including the amount of capital expenditures by public network providers, regulatory and legal developments, any adjustments to overall market capital expenditure rates which could result from the ongoing consolidation of customers in this market as well as the influx of new customer entrants to the market and end-user demand for integrated voice, data video and other network services. There can be no assurance that the Company's new or enhanced products will meet with market acceptance or be profitable.

     The Company's operating results may fluctuate significantly from quarter to quarter due to several factors. The Company is growing through acquisition and expansion and results of operations described in this report may not be indicative of results to be achieved in future periods. The Company's expense levels are based in part on expectations of future revenues. If revenue levels in a particular period do not meet expectations, operating results will be adversely affected. In addition, the Company's results of operations are subject to seasonal factors. The Company historically has experienced a stronger demand for its products in the fourth fiscal quarter, primarily as a result of customer budget cycles and Company year-end incentives, and has experienced a weaker demand for its products in the first fiscal quarter, primarily as a result of the number of holidays during late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future.

RESULTS OF OPERATIONS

     The percentage relationships to net sales of certain income and expense items for the three years ended October 31, 1997, and the percentage changes in these income and expense items between years are contained in the following table:

                                                                               Percentage Increase
                                 Percentage of Net Sales Years Ended              Between Years
                                 -----------------------------------         -----------------------
                                                                             1997 vs.       1996 vs.
                                   1997         1996         1995              1996           1995
                                  ------       ------       ------           --------       --------

Net sales                          100.0%       100.0%       100.0%            40.6%          41.2%
Cost of product sold               (53.4)       (53.0)       (51.5)            41.7           45.3
Gross profit                        46.6         47.0         48.5             39.4           37.0
Expenses:
Development and
  product engineering              (10.5)       (10.9)       (11.3)            36.2           35.5
Selling and
  administration                   (19.0)       (19.4)       (22.2)            37.9           23.3
Goodwill amortization                (.9)         (.6)         (.6)            91.3           67.1
Non-recurring charges               (2.0)          --          (.7)              --             --
Operating income                    14.2         16.1         13.7             24.4           65.8
Other income (expense),
  net:
  Interest                           0.6          1.3          1.2            (33.6)          54.4
Other                                (.2)         (.9)         (.2)           (63.2)            --
Income before income
  taxes                             14.6         16.5         14.7             24.4           58.5
Provision for income
  taxes                             (5.3)        (5.9)        (5.3)            24.4           58.5
Net income                           9.3%        10.6%         9.4%            24.4           58.5


NET SALES      The following table sets forth the Company's net sales for the three years ended October 31, 1997, for each of the functional product groups (dollars in thousands):

                                                                                                          Percentage Increase
                                    Net Sales for the Years Ended October 31,                                Between Years
                         --------------------------------------------------------------                  ---------------------
                            1997                      1996                      1995
                         ----------                 ---------                 ---------
                             Net                       Net                       Net                     1997 vs.     1996 vs.
Product Group               Sales          %          Sales          %          Sales          %           1996         1995
                         ----------     ------      ---------     ------      ---------     ------       --------     --------
Transmission             $  509,704      43.8%       $304,820      36.8%       $184,432      31.5%          67.2%        65.3%
Enterprise Networking       154,399      13.2         145,651      17.6         127,405      21.7            6.0         14.3
Broadband
  Connectivity              500,347      43.0         377,538      45.6         274,385      46.8           32.5         37.6
    Total                $1,164,450     100.0%       $828,009     100.0%       $586,222     100.0%          40.6         41.2


Net sales were $1.16 billion and $828.0 million for the years ended October 31, 1997 and 1996, reflecting 40.6% and 41.2% annual increases, respectively, over the prior years. The increases in net sales in both 1997 and 1996 predominantly reflect increases in sales of transmission products (67.2% in 1997 and 65.3% in 1996) and broadband connectivity products (32.5% in 1997 and 37.6% in 1996). Within these two product groups, net sales increased approximately $109 million in 1997 and $70.0 million in 1996 as a result of revenue contributions from acquired companies.

     In addition to the growth from acquisition, the Company's 67.2% and 65.3% growth in net sales of transmission products during 1997 and 1996, respectively, primarily reflects increased sales of transmission systems to public telecommunications network providers such as telephone companies, cable TV operators and wireless service providers. The very strong growth of transmission product sales resulted in sales of transmission products increasing to 43.8% of total net sales in 1997, from 36.8% of total net sales in 1996 and 31.5% of total net sales in 1995. If the Company's transmission system products internally developed or acquired within the last three years and continuing enhancements to these products meet with reasonable market acceptance, the Company anticipates that net sales of transmission products will continue to grow as a percentage of the Company's total net sales.

     Besides the revenue growth from acquisitions, the Company's 32.5% and 37.6% growth in net sales of broadband connectivity products in 1997 and 1996, respectively, predominantly reflects the Company's success in selling these products into new global broadband market applications (such as cable TV companies and certain international customers). Within the broadband connectivity product group, net sales of ADC's digital signaling cross-connect
(DSX) modules and bays have declined as a percentage of total net sales to 21.7% from 22.7% in 1996 and 23.9% in 1995. The Company believes that future sales of DSX and other copper connectivity products will continue to account for a substantial portion of the Company's revenues, although these products may continue to decline as a percentage of total net sales primarily due to changes in the Company's product mix and the ongoing evolution of technologies in the telecommunications marketplace.

     Net sales of enterprise networking products increased 6.0% and 14.3% during 1997 and 1996, respectively. These increases reflect growth in net sales of public network access equipment, partially offset by decreases in net sales of Local Area Network (LAN) equipment. Recognizing changes in the competitive environment for LAN equipment and the industry trend toward integration of LAN and Wide Area Network (WAN) technologies and products, the Company combined its Kentrox and Fibermux subsidiaries into one enterprise networking group and (during July 1997) transferred the Fibermux manufacturing operation to Kentrox. This group combines LAN and WAN expertise in its development of advanced network access and transport products.

     Net sales for 1997 and 1996 include $247.4 million and $172.2 million of sales to customers outside of the U.S., representing 21.2% and 20.8%, respectively, of total net sales. If the Company's international marketing efforts continue to be successful and if the Company's global products meet with reasonable market acceptance, management anticipates that net sales outside the U.S. will continue to grow as a percentage of the Company's total net sales.

     GROSS PROFIT During 1997, 1996 and 1995, the gross profit percentages were 46.6%, 47.0% and 48.5% of net sales, respectively. The 1997 and 1996 declines in gross profit percentages primarily resulted from the continuing change in product sales mix toward sales of newer, lower margin products which address emerging broadband applications. The Company anticipates that its future gross profit percentages will continue to be affected by the mix of products the Company sells, the timing of new product introductions and manufacturing volume, among other factors.

     OPERATING EXPENSES Total operating expenses for the years ended October 31, 1997, 1996 and 1995 were $377.0 million, $256.0 million and $203.8 million, representing 32.4%, 30.9% and 34.8% of net sales, respectively. The increase in operating expenses as a percentage of net sales during 1997 reflects the $22.7 million of non-recurring charges recorded during the quarter ended January 31, 1997. Such charges primarily represent the write-off of purchased research and development resulting from the acquisition of the wireless infrastructure group from PCSI, as well as expenses related to a consolidation of the Company's West Coast operations. Operating expenses before non-recurring charges for 1997 were $354.3 million, representing 30.4% of net sales. The 1997 decrease of .5% of net sales (before non-recurring charges) compared to 1996 reflects the Company's ability to leverage recurring operating expenses against revenue levels.

     The increases in absolute dollars of operating expenses during 1997 and 1996 were due primarily to expanded operations. In the year ended October 31, 1995, a non-recurring charge of $3.9 million related primarily to a personnel reduction at the Fibermux facility resulting from the realignment of the Company's enterprise networking operations. Operating expenses before this charge for 1995 were $199.9, representing 34.1% of net sales. The 1996 decrease of 3.2% of net sales compared to 1995 again reflects the Company's ability to leverage operating expenses against revenue levels.

     Development and product engineering expenses were $122.6 million, $90.0 million and $66.5 million for the years ended October 31, 1997, 1996 and 1995, respectively, reflecting increases of 36.2% during 1997 and 35.5% during 1996. These increases resulted from substantial product development efforts in each of the Company's three functional product groups and, in 1997 and 1996, newly acquired businesses. The Company believes that, given the rapidly changing technology and competitive environment in the telecommunications equipment industry, continued commitment to product development efforts will be required for the Company to remain competitive. Accordingly, the Company intends to continue to allocate substantial resources to product development for each of its three functional product groups. However, the Company recognizes the need to balance the cost of product development with expense control and remains committed to carefully managing the rate of increase of such expenses.

     Selling and administration expenses were $221.6 million, $160.7 million and $130.3 million for the years ended October 31, 1997, 1996 and 1995, respectively, reflecting increases of 37.9% during 1997 and 23.3% during 1996. These increases resulted from selling activities associated with new product introductions, additional personnel costs related to expanded operations and, in 1997 and 1996, newly acquired businesses.

     Several of the Company's acquisitions have been accounted for as purchase transactions in which the purchase prices exceeded the fair value of the acquired assets. The amortization of these goodwill amounts over five to 25 years on a straight line basis resulted in increased goodwill amortization expense for the years ended October 31, 1997 and 1996, to $10.0 million in 1997 and $5.2 million in 1996, from $3.1 million in the year ended October 31, 1995. See Note 4 to the Consolidated Financial Statements included in this report for a discussion of acquisitions made in 1997 and 1996.

     OTHER INCOME (Expense), Net For the years ended October 31, 1997, 1996 and 1995, the net interest income category represented net interest income on cash balances. See "Liquidity and Capital Resources" below for a discussion of cash levels. Other expense for the years ended October 31, 1997 and 1996 primarily represented the Company's share of net operating results of its venture investments accounted for on an equity basis.

     INCOME TAXES See Note 7 to the Consolidated Financial Statements included in this report for a reconciliation of the federal statutory tax rate to an effective tax rate of 36.0% in 1997, 1996 and 1995. This rate reflects the varying amounts of non-deductible goodwill amortization included in operating expenses in each of the three years, and the beneficial impact of tax credits.

     NET INCOME Net income was $108.8 million (or $.83 per share) for the year ended October 31, 1997, an increase of 24.4% over $87.5 million (or $.68 per share) for the year ended October 31, 1996. The non-recurring charges of $22.7 million reduced net income by $.11 per share during 1997. Net income for 1996 represented an increase of 58.5% over $55.2 million (or $.47 per share) for the year ended October 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents (primarily short-term investments in commercial paper with maturities of less than 90 days) decreased $73.4 million and $55.3 million during the years ended October 31, 1997 and 1996, respectively. The major elements of the 1997 decrease were net income before non-recurring charges, depreciation and amortization of $181.4 million offset by a $95.7 million increase in working capital (reflecting the growth in the Company's business), property and equipment additions of $119.0 million and acquisition payments of $33.9 million. The higher level of property and equipment additions in 1997 reflects the continuation of certain major facilities and systems upgrades begun in 1996. The major elements of the 1996 decrease were net income before depreciation and amortization of $121.3 million offset by the $55.2 million increase in working capital (reflecting the growth in the Company's business), property and equipment additions of $69.1 million and acquisition payments of $49.3 million. See Note 4 to the Consolidated Financial Statements included in this report for a discussion of acquisitions.

     At October 31, 1997, the Company had approximately $3.8 million of debt outstanding. All such debt represents debt of companies acquired during 1997 and 1996.

     Management believes that current cash balances and cash generated from operating activities will be adequate to fund working capital requirements and capital expenditures (for which approximately $35 million had been committed at October 31, 1997) for 1998. However, the Company may find it necessary to seek additional sources of financing to support its capital needs, for additional working capital, potential investments or acquisitions, or otherwise.

QUARTERLY STOCK PRICE

     The Company's Common Stock, $.20 par value, is traded on the Nasdaq National Market under the symbol "ADCT." The following table sets forth the high and low sale prices for each quarter during the years ended October 31, 1997 and 1996, as reported on that system. All prices have been restated to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid in October 1996.

Fiscal Year Ended October 31, 1997      Low            High
First Quarter                           30 1/8         40 1/4
Second Quarter                          21 1/4         37 3/4
Third Quarter                           26 1/4         45 1/4
Fourth Quarter                          29 5/16        40 1/4

Fiscal Year Ended October 31, 1996      Low            High
First Quarter                           14 1/4         24 1/8
Second Quarter                          16 1/4         22 1/8
Third Quarter                           19 1/2         25 3/8
Fourth Quarter                          21 5/16        35 1/8

No cash dividends have been declared or paid during the past five years. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. As of October 31, 1997, there were approximately 4,446 holders of record of the Common Stock.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

     This Annual Report, including Management's Discussion and Analysis of Financial Condition and Results of Operations as well as the Shareholders Letter and the discussion of the Company's business, contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent the Company's expectations or beliefs concerning future events, including the following: any statements regarding future sales and gross profit percentages, any statements regarding the continuation of historical trends, and any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs, any statements regarding the effect of regulatory changes and any statement regarding the future of the telecommunications industry or the Company's business. The Company cautions that any forward-looking statements made by the Company in this report or in other announcements made by the Company are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitations, the factors set forth on Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended October 31, 1997.

Report of Independent Public Accountants



To ADC Telecommunications, Inc.:

     We have audited the accompanying consolidated balance sheets of ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES as of October 31, 1997 and 1996, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
November 25, 1997

CONSOLIDATED STATEMENTS OF INCOME
For The Years Ended October 31 (In Thousands, Except Per Share Amounts)

                                           1997          1996          1995
                                        ----------    ----------    ----------
Net Sales                               $1,164,450     $ 828,009     $ 586,222
Cost of Product Sold                       621,811       438,847       302,094

Gross Profit                               542,639       389,162       284,128

Gross profit percentage                       46.6%         47.0%         48.5%
Expenses:
Development and product engineering        122,638        90,038        66,460
Selling and administration                 221,624       160,705       130,297
Goodwill amortization                       10,013         5,235         3,133
Non-recurring charges                       22,700            --         3,914
     Total expenses                        376,975       255,978       203,804

Operating Income                           165,664       133,184        80,324
Other Income (Expense), Net                  4,393         3,479         5,905
Income before Income Taxes                 170,057       136,663        86,229
Provision for Income Taxes                  61,220        49,200        31,043
Net Income                              $  108,837     $  87,463     $  55,186
Average Common Shares Outstanding          131,673       128,314       117,094
Earnings per Share                      $     0.83     $    0.68     $    0.47


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS



October 31 (In Thousands)                                      1997           1996
                                                            ----------     ----------
ASSETS
Current Assets:
Cash and cash equivalents                                   $  109,794     $  183,221
Accounts receivable, net of reserves of $4,803 and $3,921      246,241        163,219
Inventories, net of reserves of $20,961 and $14,603            168,379        130,582
Prepaid income taxes and other assets                           25,053         22,479
     Total current assets                                      549,467        499,501

Property and Equipment, net                                    215,677        131,080
Other Assets, Principally Goodwill                             171,159        135,881
                                                            $  936,303     $  766,462

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Current maturities of long-term debt                        $      650     $    2,247
Accounts payable                                                62,879         49,459
Accrued liabilities                                            118,870         90,373
     Total current liabilities                                 182,399        142,079
Long-Term Debt, Less Current Maturities                          3,109          6,913
     Total liabilities                                         185,508        148,992

Stockholders' Investment:
common stock, $0.20 par value; authorized 300,000
     shares; issued 133,508 and 65,177 shares                   26,702         13,035
Paid-in capital                                                243,743        232,266
Retained earnings                                              485,683        373,540
Cumulative translation adjustment                               (4,612)           232
Deferred compensation                                             (721)        (1,603)
     Total stockholders' investment                            750,795        617,470
                                                            $  936,303     $  766,462


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
****


                                                     Common Stock                                       Cumulative
                                                ----------------------       Paid-In       Retained     Translation     Deferred
                                                 Shares        Amount        Capital       Earnings     Adjustment    Compensation
                                                -------       --------       --------      ---------    -----------   ------------
BALANCE, OCTOBER 31, 1994                        27,888       $  5,577       $ 34,851       $225,476     $     --      $ (1,146)

Stock split effected in the form of a
stock dividend                                   28,044          5,609         (5,609)            --           --            --
Stock issued for secondary public offering        6,325          1,265        180,489             --           --            --
Stock issued for employee benefit plans             480             96          9,535             --           --          (714)
Reduction of deferred compensation                   --             --             --             --           --           966
Translation adjustments                              --             --             --             --         (715)           --
Net income                                           --             --             --         55,186           --            --
BALANCE, OCTOBER 31, 1995                        62,737         12,547        219,266        280,662         (715)         (894)

Stock issued for business acquisitions            1,911            382            198          5,415           --            --
Stock issued for employee benefit plans             529            106         12,802             --           --        (1,490)
Reduction of deferred compensation                   --             --             --             --           --           781
Translation adjustments                              --             --             --             --          947            --
Net income                                           --             --             --         87,463           --            --
BALANCE, OCTOBER 31, 1996                        65,177         13,035        232,266        373,540          232        (1,603)

Stock split effected in the form of a
stock dividend                                   65,177         13,035        (13,035)            --           --            --
Stock issued for business acquisitions            2,239            448         15,066          3,306           --            --
Stock issued for employee benefit plans             915            184          9,446             --           --           (80)
Reduction of deferred compensation                   --             --             --             --           --           962
Translation adjustments                              --             --             --             --       (4,844)           --
Net income                                           --             --             --        108,837           --            --
BALANCE, OCTOBER 31, 1997                       133,508       $ 26,702       $243,743       $485,683     $ (4,612)     $   (721)


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended October 31 (In Thousands)


                                                               1997           1996           1995
                                                             ---------      ---------      ---------
OPERATING ACTIVITIES:
Net income                                                   $ 108,837      $  87,463      $  55,186
Adjustments to reconcile net income to net cash
from operating activities:
   Non-recurring charges                                        22,700             --          3,914
   Depreciation and amortization                                49,843         33,794         26,341
   Reduction in deferred compensation                              962            781            966
   Decrease in deferred income taxes                            (6,789)        (3,448)        (4,652)
   Other                                                           (93)            28            455
   Changes in assets and liabilities
       Accounts receivable                                     (72,693)       (45,767)       (31,130)
       Inventories                                             (34,441)       (35,100)       (21,466)
       Prepaids and other assets                                (7,863)        (3,048)        (2,455)
       Accounts payable                                          5,921         15,104          6,559
       Accrued liabilities                                      13,329         13,650         10,541
           Total cash from operating activities                 79,713         63,457         44,259

INVESTING ACTIVITIES:
Property and equipment additions, net                         (119,030)       (69,057)       (32,456)
Acquisition payments                                           (33,917)       (49,291)        (4,676)
Long-term investments                                           (3,523)        (7,268)        (8,139)
           Total cash used for investing activities           (156,470)      (125,616)       (45,271)

FINANCING ACTIVITIES:
Decrease in long-term debt                                      (5,279)        (4,897)          (400)
Common stock sold                                                9,534         11,696        190,671
           Total cash from financing activities                  4,255          6,799        190,271

EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (925)            90           (280)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (73,427)       (55,270)       188,979
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 183,221        238,491         49,512
CASH AND CASH EQUIVALENTS, END OF PERIOD                     $ 109,794      $ 183,221      $ 238,491
SUPPLEMENTAL DISCLOSURES:
   Income taxes paid                                         $  55,209      $  46,129      $  27,549


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of ADC Telecommunications, Inc. (a Minnesota corporation) and all significant subsidiaries in which ADC has more than a 50% equity ownership (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH EQUIVALENTS Cash equivalents primarily represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

INVENTORIES Inventories include material, labor and overhead and are stated at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to thirty years or, in the case of leasehold improvements, over the term of the lease, if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

GOODWILL The excess of the cost of acquired businesses over the fair value of the net assets acquired is amortized on a straight-line basis ranging from five to twenty-five years. Management periodically assesses the amortization period and recoverability of the carrying amount of goodwill based upon an estimate of future cash flows from related operations.

RESEARCH AND DEVELOPMENT COSTS The Company's policy is to expense all research and development costs in the period incurred.

INCOME TAXES The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

EARNINGS PER SHARE Earnings per share is computed using the weighted average number of common shares outstanding during the year, after consideration of the dilutive effect of stock options and restricted stock awards.

FOREIGN CURRENCY TRANSLATION The Company accounts for translation of foreign currency in accordance with the provisions of SFAS No. 52. The resulting translation adjustments are recorded directly to a separate component of stockholders' investment. Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

NEW ACCOUNTING PRONOUNCEMENTS SFAS No. 128 - Earnings Per Share was issued during February 1997 and simplifies the standards for calculating and presenting earnings per share. This pronouncement is effective for periods ending after December 15, 1997; earlier application is not permitted. The adoption of SFAS No. 128 will not have a material impact on the calculation of earnings per share given the Company's present capital structure.

NOTE 2: CONSOLIDATED INCOME STATEMENT INFORMATION

International Sales

International sales were $247,409,000, $172,212,000 and $106,416,000 during
1997, 1996 and 1995, respectively.

Other Income (Expense), Net:
(In Thousands)                              1997          1996          1995
                                          --------      --------      --------

Interest income                           $  7,369      $ 10,906      $  7,078
Interest expense                              (393)         (402)         (275)
Other income (expense), net                 (2,583)       (7,025)         (898)
                                          $  4,393      $  3,479      $  5,905

NON-RECURRING CHARGES During the first quarter of 1997, the Company recorded a non-recurring charge of $22.7 million. This charge primarily represented the write-off of purchased research and development from the acquisition of the Wireless Infrastructure Group of Pacific Communications Sciences, Inc. ("PCSI"), as well as expenses related to the consolidation of the Company's West Coast operations.

     During the second quarter of 1995, the Company initiated a realignment of its Kentrox and Fibermux subsidiaries into one business unit. The Company recorded a charge of $3,914,000 in conjunction with the realignment, related primarily to a personnel reduction. As a result of the realignment, approximately 100 Fibermux employees, primarily in sales, administration and engineering, were separated from the Company.

NOTE 3: CONSOLIDATED BALANCE SHEET INFORMATION

(In Thousands)                                        1997             1996
                                                    --------       --------
Inventories:
Purchased materials and manufactured products       $154,403       $119,006
Work-in-process                                       13,976         11,576
                                                    $168,379       $130,582

Property and equipment:
Land and buildings                                  $ 66,441       $ 43,965
Machinery and equipment                              304,797        209,347
Furniture and fixtures                                30,687         22,319
                                                     401,925        275,631

Less accumulated depreciation and amortization      (186,248)      (144,551)
                                                    $215,677       $131,080

Goodwill:
Goodwill                                            $151,104       $136,940
Less accumulated amortization                        (30,169)       (20,156)
                                                    $120,935       $116,784

Accrued liabilities:
Accrued compensation and benefits                   $ 54,881       $ 42,968
Accrued income taxes                                  27,684         14,566
Other accrued liabilities                             36,305         32,839
                                                    $118,870       $ 90,373

NOTE 4: ACQUISITIONS

     During the first quarter of 1997, the Company acquired substantially all the assets and liabilities of the Wireless Infrastructure Group of PCSI, a wholly-owned subsidiary of Cirrus Logic, Inc., for $23 million in cash. The Wireless Infrastructure Group designs and manufactures equipment for wireless data and advanced paging communications. The acquisition was accounted for as a purchase, and resulted in a non-recurring charge for the write-off of purchased research and development described in Note 2. The inclusion of the Wireless Infrastructure Group operating results for periods prior to the date of acquisition would not have materially affected results of operations.

     During 1997, the Company exchanged a total of 2,239,356 shares of its common stock in two separate business combinations for all of the outstanding common stock of The Apex Group, Inc. ("Apex") and NewNet, Inc. ("NewNet"). Both transactions were accounted for as poolings of interests. Apex, acquired during April, provides information management and consulting services. NewNet, acquired during October, develops intelligent network telecommunications software. During 1996, the Company exchanged a total of 1,910,965 shares of its common stock in three separate business combinations for all the outstanding shares of Da Tel Fibernet, Inc. ("Da Tel"), Information Transmission Systems Corp. ("ITS"), and Metrica Systems Limited ("Metrica"). These transactions were accounted for as poolings of interests. Da Tel was acquired during March and provides engineering, design and installation services for telecommunications companies. ITS also was acquired during March and designs and manufactures wireless television transmission products for the cable and broadcast industries. Metrica, a United Kingdom based company, was acquired during May and designs and manufactures management software for wireless networks.

     Financial data for periods prior to the closing of these five pooling transactions have not been restated because neither the net assets nor operating results were material, individually or in the aggregate, to the Company's consolidated financial statements.

     During the second quarter of 1996, the Company purchased all of the outstanding stock of Skyline Technology, Inc. ("Skyline") for an initial cash payment of $12 million and additional consideration not to exceed $20 million. The purchase price exceeded the fair value of the acquired assets by approximately $11 million. Additional consideration may be payable over a three year period beginning November 1, 1996, subject to the achievement of certain financial results. No additional consideration was earned during 1997. Skyline designs and manufactures ISDN/Frame Relay access products.

     During the third quarter of 1996, the Company purchased 80% of the outstanding common stock of Solitra Oy ("Solitra"), based in Kempele, Finland, and agreed to acquire the remaining 20% over a three-year period. The stock was acquired for an initial cash payment of $41 million plus additional consideration which is payable subject to the achievement of certain financial results. The initial purchase price exceeded the fair value of the acquired assets by approximately $38.5 million. Additional consideration, if any, will be payable over a three-year period beginning November 1, 1996. During 1997, approximately $3 million of additional consideration was earned and will be payable during 1998. Solitra designs and manufactures components for cellular network base stations as well as high specification filters for mobile phones.

     The acquisitions of Skyline and Solitra were accounted for as purchases. Accordingly, the results of operations of the acquired entities have been included in the Company's consolidated financial statements since the respective dates of acquisition. Goodwill associated with these acquisitions is being amortized using the straight line method over periods ranging from ten to fifteen years. The inclusion of Skyline and Solitra financial data prior to the dates of acquisition would not have materially affected reported results.

NOTE 5: EMPLOYEE BENEFIT PLANS

PENSION PLAN The Company maintains a defined benefit plan covering a majority of its employees. The plan is funded in accordance with the requirements of Federal laws and regulations. Plan assets consist of fixed income securities and a managed portfolio of equity securities.


Pension expense included the following components:
(In Thousands)                                             1997           1996           1995
                                                         --------       --------       --------
Service cost for benefits earned during the period       $  2,856       $  2,368       $  1,766
Interest cost on the projected benefit obligation           2,453          1,944          1,682
Return on assets                                           (6,250)        (4,614)        (3,627)
Net amortization and deferral                               3,745          2,891          2,240
                                                         $  2,804       $  2,589       $  2,061
Discount rate used to determine actuarial present
value of benefits at October 31                               8.0%           8.0%           7.5%


     The rate of compensation increase used to measure the projected benefit obligation was 5% for all three years. The expected long-term rate of return on plan assets was 9%.

     During 1997, the Board approved the termination of the defined benefit plan. The termination of the defined benefit plan will be effective January 5, 1998, with the actual settlement of the plan scheduled for 1998. The effect of the termination and subsequent settlement are not material to the Company's operations. The following table sets forth the funded status of the plan as of October 31:


(In Thousands)                                                           1997           1996
                                                                       ---------      ---------
Accumulated benefit obligation:
   Vested                                                              $ (28,080)     $ (21,926)
   Nonvested                                                              (2,178)        (1,376)
       Total                                                             (30,258)       (23,302)
Excess of projected benefit obligation over accumulated
benefit obligation                                                        (6,805)        (7,366)
Projected benefit obligation                                             (37,063)       (30,668)
Market value of plan assets                                               34,895         29,011
Unfunded projected benefit obligation                                     (2,168)        (1,657)
Unrecognized net gain                                                     (6,447)        (4,769)
Unrecognized prior service cost                                            1,592          1,717
Unrecognized transition liability                                            709            780
       Total accrued pension liability                                 $  (6,314)     $  (3,929)


RETIREMENT SAVINGS PLAN The Company maintains a Retirement Savings Plan for employees who have completed one year of service. The Company contributes 1% of wages and, depending on Company performance, partially matches employee contributions to the Plan up to 6% of wages. Employees are fully vested in all contributions. The Company's contributions to the plan totaled $8,232,000, $7,394,000 and $6,141,000 during 1997, 1996, and 1995, respectively. A portion of the Company's cash contributions is invested in the Company's stock by the Plan's trustee.

STOCK AWARD PLANS The Company maintains a Stock Incentive Plan to grant certain stock awards, including stock options at fair market value and restricted shares, to key employees of the Company. A maximum of 22,419,008 stock awards can be granted under this plan; 8,711,011 shares were available for stock awards as of October 31, 1997. The Company also maintains a Nonemployee Director Stock Option Plan in order to enhance the ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 840,000 non-qualified stock options at fair market value. As of October 31, 1997, 384,500 shares were available for option grants under this plan. In addition, a total of 427,422 shares have been reserved under plans adopted in conjunction with certain acquisitions.

The following schedule summarizes activity in the plans:

                                      Stock       Restricted        Grant
                                     Options         Stock          Price
                                    ---------     ----------      ---------
Outstanding at October 31, 1995     5,319,394        165,140       $1 - $21
   Granted                          1,206,116         70,378       $1 - $33
   Exercised                         (963,514)            --       $1 - $21
   Restrictions Lapsed                     --       (104,932)      $6 - $23
   Canceled                          (353,920)       (22,000)      $5 - $23
Outstanding at October 31, 1996     5,208,076        108,586       $1 - $32
   Granted                          6,803,318          2,466       $1 - $51
   Exercised                         (821,761)            --       $1 - $22
   Restrictions Lapsed                     --        (15,891)      $9 - $24
   Canceled                          (525,146)        (2,600)     $11 - $47
Outstanding at October 31, 1997    10,664,487         92,561       $1 - $51
Exercisable at October 31, 1997     4,094,521             --       $1 - $38

     During 1995, options for 1,273,476 shares were exercised at prices ranging from $1 to $13 per share.

     During 1997, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation" which encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. As permitted under the new standard, the Company has continued to account for employee stock options using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized by the company for its Stock Incentive Plan or its Non-employee Director Stock Option Plan. If compensation expense for the Company's stock-based compensation plans had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have decreased to the pro forma amounts indicated below:

(In Thousands, Except Per Share Amounts)                1997           1996
                                                      ---------      ---------
Net Income
   As reported                                        $ 108,837      $  87,463
   Pro forma                                          $  89,681      $  85,793
Earnings Per Share
   As reported                                        $    0.83      $    0.68
   Pro forma                                          $    0.68      $    0.67

     Pro forma net income reflects only options and other stock based awards granted during 1997 and 1996. Therefore, the full impact of calculating compensation costs for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented because compensation cost is reflected over the options' vesting period, which is normally three years, and compensation cost for options granted prior to fiscal year 1996 is not considered.

     The weighted-average fair value per option at the date of grant for options granted in 1997 and 1996 was $17.34 and $11.24, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996:

                                                        1997           1996
                                                      ---------      ---------
Risk-free interest rate                                  6.41%          6.27%
Expected dividend yield                                     --             --
Expected volatility factor                               44.7%          38.7%
Expected option term                                   7 years        7 years

NOTE 6: CAPITAL STOCK

AUTHORIZED STOCK The Company is authorized to issue 300,000,000 shares of $0.20 par value common stock and 10,000,000 shares of no par value preferred stock. There are no preferred shares issued.

STOCK SPLIT On September 24, 1996, the Company declared a two-for-one stock split effected in the form of a 100% stock dividend paid November 1, 1996. All references in the accompanying financial statements and notes to earnings per share, average common shares outstanding, Stock Award Plan data and related share prices have been adjusted to reflect the split.

STOCK OFFERING On June 14, 1995, the Company completed a secondary public offering of 6,325,000 shares of its common stock at $30 per share. The net proceeds from the offering were $181,754,000, which are used for general corporate purposes, including working capital, capital expenditures and possible acquisitions or strategic alliances.

SHAREHOLDER RIGHTS PLAN The Company has adopted a Shareholder Rights Plan which provides that if any person or group acquires 15% or more of the Company's common stock, each right not owned by such person or group will entitle its holder to purchase, at the Right's then current purchase price ($62.50 for each one-half share of the Company's common stock at October 31, 1997) common stock of the Company having a value of twice the Right's purchase price. The Rights would not be triggered, however, if the acquisition of 15% or more of the Company's common stock is pursuant to a tender offer or exchange for all outstanding shares of the Company's common stock which is determined by the board of directors to be fair and in the best interests of the Company and its stockholders. The Rights are redeemable at $0.01 per share any time prior to the time they become exercisable. The Rights will expire on November 28, 2005, if not previously redeemed or exercised.

NOTE 7: INCOME TAXES

The components of the provision for income taxes are as follows:

(In Thousands)                              1997          1996          1995
                                          --------      --------      --------
Current taxes payable:
   Federal                                $ 53,890      $ 44,483      $ 30,666
   Foreign                                   7,523         2,078           573
   State                                     6,596         6,087         4,456
                                            68,009        52,648        35,695
Deferred                                    (6,789)       (3,448)       (4,652)
   Total provision                        $ 61,220      $ 49,200      $ 31,043

     The provision for foreign income taxes is based upon foreign pretax earnings of approximately $18,980,000, $8,260,000 and $1,547,000 during 1997,
1996 and 1995, respectively.

The effective income tax rate differs from the Federal statutory rate as follows:

                                            1997          1996          1995
                                            ----          ----          ----
Federal statutory rate                       35%           35%           35%
Research and development tax credits         (2)           (1)           (2)
Goodwill amortization                         1             1             1
State income taxes, net                       2             3             3
FSC exempt income                            (1)           --            --
Other, net                                    1            (2)           (1)
   Effective income tax rate                 36%           36%           36%

Deferred tax assets (liabilities) as of October 31 are comprised of the following:

(In Thousands)                                            1997        1996
                                                        ---------   ---------
Current deferred tax assets:
   Asset valuation reserves                             $   5,320   $   5,225
   Accrued liabilities                                     11,895      10,989
   Other                                                      179           3
       Total                                            $  17,394   $  16,217

Non-current deferred tax assets (liabilities):
   Intangibles                                          $  21,394   $      --
   Depreciation                                            (1,731)     (2,698)
   Other                                                     (271)        395
       Total                                            $  19,392   $  (2,303)


NOTE 8: COMMITMENTS AND CONTINGENCIES

OPERATING LEASES A portion of the Company's operations are conducted using leased equipment and facilities. These leases are noncancelable and renewable with expiration dates ranging through the year 2006. The rental expense included in the accompanying consolidated statements of income was $11,749,000, $7,281,000, and $5,676,000 for 1997, 1996, and 1995 respectively.

     The following is a schedule of future minimum rental payments required under all noncancelable operating leases as of October 31, 1997:

(In Thousands)
1998                                                                   $10,354
1999                                                                     9,443
2000                                                                     7,943
2001                                                                     5,364
2002 and thereafter                                                      7,794
                                                                         -----
                                                                       $40,898

CONTINGENCIES There are no legal proceedings pending against or involving the Company which, in the opinion of management, will have a material adverse effect on the Company's financial position or results of operations.

CHANGE OF CONTROL The board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of the Company. The board has retained the flexibility to cancel such provisions under certain circumstances.

NOTE 9: QUARTERLY FINANCIAL DATA

1997                                  First         Second          Third         Fourth
(Unaudited, in Thousands,            Quarter        Quarter        Quarter        Quarter        Total
except Earnings Per Share)          ----------     ----------     ----------     ----------    -----------

Net Sales                          $  256,777     $  279,199     $  293,312     $  335,162    $ 1,164,450
Gross Profit                          117,669        129,323        137,046        158,601        542,639
Income Before Income Taxes             16,243         45,096         51,182         57,536        170,057
Provision for Income Taxes              5,848         16,235         18,425         20,712         61,220
Net Income                         $   10,395     $   28,861     $   32,757     $   36,824    $   108,837
Average Common Shares
Outstanding                           130,445        131,009        131,820        133,405        131,673
Earnings Per Share                 $     0.08     $     0.22     $     0.25     $     0.28    $      0.83


1996                                  First         Second          Third         Fourth
(Unaudited, in Thousands,            Quarter        Quarter        Quarter        Quarter        Total
except Earnings Per Share)           ----------     ----------     ----------     ----------    -----------

Net Sales                          $  162,591     $  193,053     $  217,313     $  255,052    $   828,009
Gross Profit                           77,910         89,417        101,746        120,089        389,162
Income Before Income Taxes             25,487         31,094         36,206         43,876        136,663
Provision for Income Taxes              9,174         11,195         13,034         15,797         49,200
Net Income                         $   16,313     $   19,899     $   23,172     $   28,079    $    87,463
Average Common Shares
Outstanding                           125,516        128,048        129,704        130,098        128,314
Earnings Per Share                 $     0.13     $     0.15     $     0.18     $     0.22    $      0.68

SUMMARY OF OPERATIONS

For the Years Ended October 31 (Dollars
in Thousands, Except Per Share Amounts)              1987           1988           1989           1990           1991
                                                   ---------      ---------      ---------      ---------      ---------
NET SALES                                          $ 166,863      $ 179,852      $ 196,388      $ 259,802      $ 293,839
Cost of Product Sold                                  87,981         97,427        107,764        133,802        148,614
Gross Profit                                          78,882         82,425         88,624        126,000        145,225
Expenses:
   Development and product engineering                15,473         17,401         17,360         25,462         32,315
   Selling and administration                         38,927         40,921         48,580         62,793         74,369
   Goodwill amortization                                  --             --            267            920          1,953
   Non-recurring charges                                  --             --             --             --             --
   Total expenses                                     54,400         58,322         66,207         89,175        108,637

OPERATING INCOME                                      24,482         24,103         22,417         36,825         36,588
Interest Expense                                        (460)          (450)          (493)          (615)        (1,803)
Interest Income                                        1,223          2,306          3,324          1,870          1,695
Other Income (Expense), Net                              193         (1,028)           997             92            (75)
Income before Income Taxes and
   Extraordinary Item                                 25,438         24,931         26,245         38,172         36,405
Provision for Income Taxes                            10,175          7,978          9,842         15,269         14,380
Income before Extraordinary Item                      15,263         16,953         16,403         22,903         22,025
Extraordinary Item, Net of Income Taxes                   --             --             --             --             --
NET INCOME                                         $  15,263      $  16,953      $  16,403      $  22,903      $  22,025
Average Common Shares Outstanding                    103,552        104,376        105,336        106,120        106,952
EARNINGS PER SHARE
Income before Extraordinary Item                   $     .15      $     .16      $     .16      $     .22      $     .21
NET INCOME                                         $     .15      $     .16      $     .16      $     .22      $     .21

RETURN ON SALES INDICES
Gross Profit                                              47%            46%            45%            48%            49%
Operating Income                                          15%            13%            11%            14%            12%
Net Income                                                 9%             9%             8%             9%             7%
INTERNATIONAL SALES                                $  20,659      $  26,116      $  31,277      $  41,623      $  37,960


                                                                                                   10-Year          5-Year
                                                                                                  Compound         Compound
                                                                                                  Growth Rate      Growth Rate
         1992            1993           1994         1995            1996           1997          1987-1997        1992-1997
     ----------     ----------     ----------     ----------     ----------   ------------        -----------      -----------
     $  316,496     $  366,118     $  448,735     $  586,222     $  828,009   $  1,164,450            21%            30%
        155,074        178,572        221,448        302,094        438,847        621,811            22             32
        161,422        187,546        227,287        284,128        389,162        542,639            21             27

         36,063         40,988         48,974         66,460         90,038        122,638            23             28
         82,966         93,311        110,799        130,297        160,705        221,624            19             22
          2,720          2,798          3,135          3,133          5,235         10,013            --             --
          3,800             --             --          3,914             --         22,700            --             --
        125,549        137,097        162,908        203,804        255,978        376,975            21             25
         35,873         50,449         64,379         80,324        133,184        165,664            21             36
         (1,912)          (285)          (151)          (275)          (402)          (393)           --             --
            970            468          1,309          7,078         10,906          7,369            --             --
           (205)          (895)        (1,216)          (898)        (7,025)        (2,583)           --             --

         34,726         49,737         64,321         86,229        136,663        170,057            21             37
         13,700         18,101         23,800         31,043         49,200         61,220            20             35
         21,026         31,636         40,521         55,186         87,463        108,837            22             39
             --             --         (1,450)            --             --             --            --             --
      $  21,026      $  31,636     $   39,071     $   55,186     $   87,463     $  108,837            22             39
        108,352        109,996        111,220        117,094        128,314        131,673            --             --

      $     .19      $     .29     $      .36     $      .47     $      .68     $      .83            19             34
      $     .19      $     .29     $      .35     $      .47     $      .68     $      .83            19             34


             51%            51%            51%            48%            47%            47%
             11%            14%            14%            14%            16%            14%
              7%             9%             9%             9%            11%             9%
      $  49,347      $  58,919     $   67,113     $  106,416     $  172,212     $  247,409            28%            38%


SUMMARY OF BALANCE SHEETS

(Dollars in Thousands)                     1987           1988           1989           1990
                                        ----------     ----------     ----------     ----------
Assets
Current Assets:
     Cash and cash equivalents          $   26,184     $   39,875     $   17,576     $   25,978
     Accounts receivable                    21,719         19,338         29,918         37,338
     Inventories                            19,972         19,439         24,723         33,845
     Prepaid income taxes and
     other assets                            3,811          3,498          3,697          5,364
          Total current assets              71,686         82,150         75,914        102,525
Property and Equipment:
     Plant, property and
     equipment, at cost                     59,247         70,045         81,246         94,965
     Less: accumulated depreciation        (26,936)       (33,118)       (38,701)       (49,581)
          Property and equipment, net       32,311         36,927         42,545         45,384
Other Assets                                   824            617         25,372         33,756
                                        $  104,821     $  119,694     $  143,831     $  181,665

Liabilities
Current Liabilities:
     Current maturities of
     long-term debt                     $      229     $      236     $      444     $    1,257
     Accounts payable                        5,875          4,999          6,996         10,140
     Accrued liabilities                    16,029         13,498         16,424         25,938
          Total current liabilities         22,133         18,733         23,864         37,335
Deferred Income Taxes                        3,645          4,391          4,806          5,476
Long-Term Debt                               3,161          2,925          4,691          4,841
Stockholders' Investment
Common Stock                                 2,595          2,620          2,644          2,658
Paid-In Capital                             17,828         18,613         19,617         20,093
Retained Earnings                           55,459         72,412         88,815        111,718
Deferred Compensation                           --             --           (606)          (456)
Cumulative Translation Adjustment               --             --             --             --
          Total stockholders'
           investment                       75,882         93,645        110,470        134,013
                                        $  104,821     $  119,694     $  143,831     $  181,665

Other Statistics and Ratios
Working Capital                         $   49,553     $   63,417     $   52,050     $   65,190
Current Ratio                                 3.24           4.39           3.18           2.75
Long-Term Debt/Total
     Capitalization                              4%             3%             4%             3%
Return on Average Assets                        16%            15%            12%            14%
Return on Average Equity                        22%            20%            16%            19%



        1991           1992           1993           1994           1995           1996           1997
     ----------     ----------     ----------     ----------     ----------     ----------     ----------
     $   30,109     $   20,484     $   16,324     $   49,512     $  238,491     $  183,221     $  109,794
         41,373         47,414         66,830         75,348        107,255        163,219        246,241
         40,427         39,063         48,278         64,203         86,559        130,582        168,379
          7,621          8,394         11,099         10,305         15,442         22,479         25,053
        119,530        115,355        142,531        199,368        447,747        499,501        549,467

        116,779        127,441        146,528        162,189        191,537        275,631        401,925
        (58,971)       (69,496)       (83,652)       (96,057)      (112,851)      (144,551)      (186,248)
         57,808         57,945         62,876         66,132         78,686        131,080        215,677
         69,831         67,462         74,647         69,184         74,650        138,184        171,159
     $  247,169     $  240,762     $  280,054     $  334,684     $  601,083     $  768,765     $  936,303

     $    1,412     $      324     $      300     $      400     $      410     $    2,247     $      650
         10,167         12,445         21,194         22,132         28,820         49,459         62,879
         28,946         27,302         33,407         44,821         59,731         90,373        118,870
         40,525         40,071         54,901         67,353         88,961        142,079        182,399
          4,636          4,393          3,949          2,163          1,256          2,303             --
         43,634         14,110            810            410             --          6,913          3,109

          2,686          2,722          5,539          5,577         12,547         13,035         26,702
         22,285         25,745         29,465         34,851        219,266        232,266        243,743
        133,743        154,769        186,405        225,476        280,662        373,540        485,683
           (340)        (1,048)        (1,015)        (1,146)          (894)        (1,603)          (721)
             --             --             --             --           (715)           232         (4,612)
        158,374        182,188        220,394        264,758        510,866        617,470        750,795
     $  247,169     $  240,762     $  280,054     $  334,684     $  601,083     $  768,765     $  936,303

     $   79,005     $   75,284     $   87,630     $  132,015     $  358,786     $  357,422     $  367,068
           2.95           2.88           2.60           2.96           5.03           3.52           3.01
             21%             7%            --             --             --              1%            --
             10%             9%            12%            13%            12%            13%            13%
             15%            12%            16%            16%            14%            16%            16%
