Form 10-K, Exhibit 13
period 1998-10-31
ADC TELECOMMUNICATIONS INC
filed 1998-12-31
CIK 61478

                                                                    Exhibit 13-a
                                                                    ------------

            PORTIONS OF 1998 ANNUAL REPORT TO SHAREHOLDERS


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         ADC Telecommunications, Inc. ("ADC") offers a broad range of systems and solutions that enable its customers to create and upgrade their communications networks to support increasing user demand for voice, Internet/data and video services. Telephone companies, cable TV operators, wireless service providers and other communications service providers are building the infrastructure required to offer high-speed Internet access, data, video, telephony and other interactive multimedia services to residential and business customers. Broader network bandwidths are required for these services, and ADC's development efforts and product offerings are focused on "unlocking the capacity of the local loop" by eliminating bottlenecks and increasing the speed and efficiency of communications networks. The local loop is the last mile of the communications network from the local service providers' offices through the network equipment that connects to the end-user's residence or business.

         ADC offers hardware and software systems, and integrated solutions within the following four product groups: Broadband Connectivity Group, Business Broadband Group, Residential Broadband Group and Integrated Solutions Group. Each of these groups is described below.

         BROADBAND CONNECTIVITY products are designed for use in twisted-pair, coaxial, fiber-optic or wireless transmission networks and are sold to both public and private global service providers. ADC's Broadband Connectivity products provide the physical contact points for connecting different communications system components and gaining access to communications system circuits for the purpose of installing, testing, monitoring, managing, reconfiguring, splitting and multiplexing such circuits within the local loop portion of global public and private networks. ADC's Broadband Connectivity products are sold to the Regional Bell Operating Companies, other telephone companies, long distance carriers, other public network providers (including cable TV operators and wireless services providers), international network operators, private network providers and original equipment manufacturers (OEM). Broadband Connectivity products include network access/connection devices for twisted-pair and coaxial networks, network access/connection devices for fiber-optic networks, modular fiber-optic cable routing systems, outside plant cabinets and other enclosures, and wireless infrastructure equipment. Broadband Connectivity products also include ADC's family of CityWide-TM- wireless systems products, which consist of wideband digital microcells and repeaters for extending cellular communication coverage, both in buildings and outdoors. Other system offerings include GSM Mobile and CDPD data networks.

         BUSINESS BROADBAND products enable carriers to deliver voice, Internet/data and video services to their business customers. Products include Interoffice and Loop Transport Platforms (including Soneplex(R) and Cellworx-TM-products) as well as a broad family of access devices often sold with these platforms to provide complete service delivery solutions. Soneplex is a carrier-class, intelligent loop access platform enabling Incumbent Local Exchange Carriers and Competitive Local Exchange Carriers to deliver T1/E1-based services over copper or fiber facilities. Soneplex integrates functions and capabilities that reduce a carrier's total cost of delivering T1/E1-based services. Cellworx is a next-generation OC-12/48 SONET/SDH transport element integrating ATM and SONET/SDH technologies. While Soneplex is centered on T1/E1-based service delivery, Cellworx is a broad-based service delivery infrastructure product aimed at reducing a carrier's capital and operating costs of delivering a full range of high-speed and low-speed services over copper (HDSL, ADSL and others) or fiber facilities. Business Broadband products also include access devices, consisting of Customer Located Devices (which are part of the carrier's network) as well as Customer Premise Devices (which are owned by the carrier's business customer). These products can work alone or in conjunction with Soneplex or Cellworx products or with other vendors' transport systems. They include DSU/CSUs, T1/E1 multiplexers (offering a variety of voice, data and video interfaces), T3/E3 multiplexers and ATM access concentrators.

         RESIDENTIAL BROADBAND products offer digital transport systems that enable cable TV operators to economically transport high-speed digital signals for two-way voice, video and Internet/data services to residences and businesses, primarily through ADC's Homeworx-TM- access transport platform and DV6000-TM- system. ADC's Homeworx access transport platform utilizes
Hybrid Fiber/Coaxial (HFC) technology. The Homeworx system has been designed for deployment on video-only, telephony-only and integrated video, telephony and data broadband networks provided by telephone operating companies, cable TV operators and other communications common carriers. ADC's DV6000 system transmits a variety of signal types using a high-speed, uncompressed digital format over fiber in the super trunking portions of broadcast and interactive video networks. The DV6000 system and related MPEG-based products are also used to provide a wide range of video transport and interactive distance learning services for government, campus and other broadcast markets. ADC also provides a line of analog fiber-optics transmitter and node products for the cable TV industry. These products are deployed in the United States and internationally by cable TV operators that are upgrading their equipment to carry two-way service over HFC systems, including digital interactive video, Internet/data and voice services.

         INTEGRATED SOLUTIONS products consist of project management, technical consulting and design, implementation, reliability, performance and training services, and software systems, which support multi-division and multi-vendor solutions. ADC provides services and software primarily to telephone operating companies, cable TV operators, other common carriers and users of private communications networks. Software is provided through ADC's subsidiaries, ADC NewNet, ADC Metrica and ADC Apex. ADC NewNet is a developer of intelligent network communications software, including Signaling Systems 7
(SS7) technology, wireless intelligent network products (such as short messaging servers) and products compliant with the Communications Assistance to Law Enforcement Act (CALEA). ADC Metrica designs and sells communications network performance management software to wireline and wireless service providers. ADC Apex provides SoftXchange-TM- network management software and operations and business support system services.

         Historically, ADC's principal product offerings generally consisted of copper-based and fiber-optic-based products designed to address the needs of its customers for transmission and connectivity on traditional telephony networks. With the growth of multimedia applications and the related development of enhanced voice, Internet/data and video services, ADC's more recent product offerings and research and development efforts have increasingly focused on emerging technologies and hardware, software and service offerings for broadband communications applications. The market for broadband communications hardware and software systems, and integrated solutions is evolving and rapidly changing. ADC's growth is dependent in part on its ability to successfully develop and commercially introduce new products in each of its product groups addressing this market and also dependent on the growth of the market. The growth in the market for such broadband communications products is dependent on a number of factors, including the amount of capital expenditures by communications service providers, regulatory and legal developments, changes to capital expenditure rates by communications service providers (which could result from the ongoing consolidation of customers in these markets as well as the addition of new customer entrants to the market) and end-user demands for integrated voice, Internet/data, video and other communications services. There can be no assurance that ADC's new or enhanced products and services will meet with market acceptance or be profitable.

         ADC's operating results may fluctuate significantly from quarter to quarter due to several factors. ADC is growing through acquisition and expansion, and results of operations described in this report may not be indicative of results to be achieved in future periods. ADC's expense levels are based in part on management's expectations of future revenues. Although management has and will continue to take measures to adjust expense levels, if revenue levels in a particular period fluctuate, operating results may be adversely affected. In addition, ADC's results of operations are subject to seasonal factors. ADC historically has experienced a stronger demand for its products in the fourth fiscal quarter, primarily as a result of customer budget cycles and Company year-end incentives, and has experienced a weaker demand for its products in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future.

ACQUISITIONS AND RELATED CHARGES SUBSEQUENT TO YEAR-END

         In November 1998, ADC acquired Teledata Communications Ltd. ("Teledata") for approximately $200 million in cash plus stock options valued at $7.9 million, and Hadax Electronics, Inc. ("Hadax") for approximately $25 million in cash. ADC also strategically restructured its product groups, which resulted in the elimination of a distinct Wireless Systems Group. Beginning on the acquisition dates, Teledata and Hadax will be included in the Residential Broadband Group and the Broadband Connectivity Group, respectively. Also, as a result of the strategic restructuring, the mobile systems products are included in the Broadband Connectivity Group and software products supplied by ADC Metrica and ADC NewNet are included in the Integrated Solutions Group. ADC expects to take charges for purchased research and development expenses and restructuring costs in the range of $47 million to $50 million, on an after-tax basis, during the first quarter of fiscal 1999 in connection with the two acquisitions and the strategic restructuring.

RESULTS OF OPERATIONS

         The percentage relationships to net sales of certain income and expense items for the three years ended October 31, 1998, and the percentage changes in these income and expense items between years are contained in the following table:

                                                                                             Percentage
                                                                                        Increase (Decrease)
                                   Percentage of Net Sales Years Ended                     Between Years
                                -----------------------------------------       -----------------------------------
                                                                                   1998 vs.             1997 vs.
                                   1998           1997           1996                1997                 1996
                                -----------    -----------   ------------       ---------------     ---------------
Net Sales                          100.0%         100.0%         100.0%                18.5%                40.6%
Cost of Product Sold               (53.4)         (53.4)         (53.0)                18.5                 41.7
                                -----------    -----------   ------------       ---------------     ---------------
Gross Profit                        46.6           46.6           47.0                 18.5                 39.4
Expenses:
     Research and Development      (10.0)         (10.5)         (10.9)                12.5                 36.2
     Selling and administration    (19.5)         (19.0)         (19.4)                20.9                 37.9
     Goodwill amortization          (0.8)          (0.9)          (0.6)                16.4                 91.3
     Non-recurring charges             -           (2.0)            -                    -                    -
                                -----------    -----------   ------------       ---------------     ---------------
Operating Income                    16.3           14.2           16.1                 36.2                 24.4
Other Income, Net:
     Interest                        0.4            0.6            1.3                (32.9)               (33.6)
     Other                          (0.3)          (0.2)          (0.9)               (74.7)                63.2
                                -----------    -----------   ------------       ---------------     ---------------
Income Before Income Taxes          16.4           14.6           16.5                 32.7                 24.4
Provision for Income Taxes          (5.8)          (5.3)          (5.9)                29.1                 24.4
                                -----------    -----------   ------------       ---------------     ---------------
Net Income                          10.6%           9.3%          10.6%                34.8%                24.4%
                                ===========    ===========   ============       ===============     ===============

         NET SALES: The following table sets forth ADC's net sales for the three years ended October 31, 1998 for each of the functional product groups (dollars in thousands):

                                                                                               Percentage Increase
                                       Net Sales for the Years Ended October 31,                  Between Years
                           ------------------------------------------------------------------  --------------------
                                    1998                    1997                 1996
                           ---------------------  ---------------------  --------------------  --------------------
                               Net                    Net                                       1998 vs    1997 vs
Product Group                 Sales       %          Sales        %      Net Sales      %        1997       1996
                           ----------  ---------  ----------  ---------  ---------  ---------  ---------  ---------
Broadband Connectivity     $  649,954      47.1%  $  543,375      46.6%  $ 403,384      48.7%      19.6%      34.7%
Business Broadband            346,896      25.2      321,469      27.6     251,288      30.3        7.9       27.9
Residential Broadband         197,528      14.3      181,254      15.6     135,508      16.4        9.0       33.8
Integrated Solutions          185,300      13.4      118,352      10.2      37,829       4.6       56.6      212.9
                           ----------  ---------  ----------  ---------  ---------  ---------  ---------  ---------
         TOTAL             $1,379,678     100.0%  $1,164,450     100.0%  $ 828,009     100.0%      18.5%      40.6%
                           ==========  =========  ==========  =========  =========  =========  =========  =========

         Net sales were $1.38 billion, $1.16 billion and $828 million for the years ended October 31, 1998, 1997 and 1996, reflecting 18.5%, 40.6% and 41.2% increases, respectively, over the prior years. These increases in total net sales reflected growth in net sales in all product groups.

         During the years ended October 31, 1998, 1997 and 1996, net sales of Broadband Connectivity products increased 19.6%, 34.7% and 36.7%, respectively, over the prior year periods. The increases primarily reflect strong growth in shipments for both copper and fiber connectivity systems (which are deployed in telephone, cable television, Internet, broadcast, wireless and private communications networks) and contributions from ADC Solitra which was acquired during the third quarter of 1996. ADC believes that future sales of Broadband Connectivity products will continue to account for a substantial portion of ADC's revenues, although net sales of these products may decline as a percentage of total net sales primarily due to the ongoing evolution of technologies in the communications marketplace.

         Net sales from the Business Broadband Group increased 7.9%, 27.9% and 29.4% during the years ended October 31, 1998, 1997 and 1996, respectively. This growth was driven primarily by an increase in sales of transport systems and service access systems to incumbent and competitive local exchange telephone companies. The increased sales were partially offset by slower growth in sales of Data Service Units/Channel Service Units (DSU/CSUs) and ATM access concentrators. ADC is upgrading the functionality of these products, and has recently announced the release of three new network access solutions products.

         Net sales from the Residential Broadband Group increased 9.0%, 33.8% and 39.8% during the years ended October 31, 1998, 1997 and 1996, respectively. Sales increased primarily as a result of the continued rollout of ADC's Homeworx cable telephony systems and strong sales growth of its DV6000 digital video transport systems. These sales increases were partially offset by lower sales of other optical transport systems, which were at all-time high sales levels in 1997.

         Integrated Solutions Group revenues of $185.3 million in 1998 represented a 56.6% increase from $118.4 million in 1997. The sales increase was driven by an expanding customer base, internal growth and the acquisition of W.E. Tech, Inc. in January 1998. Revenues were 212.9% higher in 1997 than the $37.8 million reported by the Integrated Solutions Group in 1996. The emergence of approximately 1,500 new U.S. carriers in the last three years and the increasing consolidation of large telecommunication companies is creating strong demand for ADC's Integrated Solutions products and services. As a result of more complex networks, a growing number of service providers are contracting with ADC for operations support systems, business support systems, network management services and software integration, as well as the traditional network engineering and equipment installation services. Increased sales of ADC Metrica and ADC NewNet software products also contributed to the growth of Integrated Solutions.

         GROSS PROFIT: During the years ended October 31, 1998, 1997 and 1996, gross profit percentages were 46.6%, 46.6% and 47.0%, respectively. ADC anticipates that its future gross profit percentage will continue to be affected by product mix, timing of new product introductions and manufacturing volume, among other factors.

         OPERATING EXPENSES: Total operating expenses for the years October 31, 1998, 1997 and 1996 were $417.6 million, $377.0 million and $256.0 million, representing 30.3%, 32.4% and 30.9% of net sales, respectively. The increase in operating expenses as a percentage of net sales during 1997 reflects the $22.7 million of non-recurring charges recorded during the quarter ended January 31, 1997. Such charges primarily represent the write-off of purchased research and development resulting from the acquisition of the wireless infrastructure group from Pacific Communication Sciences, Inc., as well as expenses related to a consolidation and streamlining of ADC's West Coast operations. Operating expenses before non-recurring charges for the year ended October 31, 1997 were $354.3 million, representing 30.4% of net sales. The dollar increases in operating expenses before non-recurring charges during each of the three years ended October 31, 1998 were due primarily to expanded operations associated with higher revenue levels.

         Research and development expenses were $137.9 million, $122.6 million and $90.0 million for the years ended October 31, 1998, 1997 and 1996, respectively, reflecting increases of 12.5% during 1998 and 36.2% during 1997. These increases reflect substantial product development and product introduction expenses in each of ADC's four product groups.

         ADC believes that, given the rapidly changing technological and competitive environment in the communications equipment industry, continued commitment to product development efforts will be required for ADC to remain competitive. Accordingly, ADC intends to continue to allocate substantial resources to product development for each of its four product groups. However, ADC recognizes the need to balance the cost of product development with expense control and remains committed to carefully managing the rate of increase of such expenses.

         Selling and administrative expenses were $268.0 million, $221.6 million and $160.7 million for the years ended October 31, 1998, 1997 and 1996, respectively, reflecting increases of 20.9% during 1998 and 37.9% during 1997. These increases reflect selling activities associated with new product introductions and additional personnel costs related to expanded operations.

         Several of ADC's acquisitions have been accounted for as purchase transactions in which the initial purchase prices exceeded the fair value of the acquired assets. The amortization of goodwill from new acquisitions resulted in increased goodwill amortization expense of $11.7 million in 1998 and $10.0 million in 1997, compared to $5.2 million in the year ended October 31, 1996. See Note 5 to the Consolidated Financial Statements included in this report for a discussion of acquisitions.

         OTHER INCOME, NET: For the years ended October 31, 1998, 1997 and 1996, net interest income represented net interest on cash balances. See "Liquidity and Capital Resources" below for a discussion of cash levels. Other expense for the years ended October 31, 1998, 1997 and 1996 primarily represented foreign exchange gains and losses and ADC's share of net operating results of its investments accounted for on an equity basis.

         INCOME TAXES: See Note 8 to the Consolidated Financial Statements included in this report for a reconciliation of the federal statutory tax rate to an effective tax rate of 35.0% in 1998 and 36.0% in 1997 and 1996. In addition to the non-deductible goodwill amortization included in operating expenses each period, these rates reflect the beneficial impact of tax credits.

         NET INCOME: Net income was $146.7 million (or $1.08 per diluted share) for the year ended October 31, 1998, an increase of 34.8% over $108.8 million (or $0.81 per diluted share) for the year ended October 31, 1997. The non-recurring pretax charges of $22.7 million reduced net income by $14.5 million after tax or $0.11 per share during 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents, primarily short-term investments in commercial paper with maturities of less than 90 days, increased $177.9 million during 1998. The increase reflected approximately $200 million borrowed under an interim credit facility for acquisition payments and $82.1 million of cash provided by operations. This increase was offset by property and equipment additions of $94.5 million and acquisition payments of $26.1 million. Cash and cash equivalents decreased $73.4 million during fiscal 1997. The major elements of this decrease were acquisition payments of $33.9 million and property and equipment additions of $119.0 million, which were partially offset by $79.7 million of cash provided by operations.

         At October 31, 1998, ADC had a $306 million interim credit facility for general corporate purposes. On October 27, 1998, ADC drew $200 million under the facility in connection with its pending acquisition of Teledata. This amount remained outstanding at October 31, 1998 at an interest rate equal to the commercial paper interest rate plus 25 basis points (5.27% at October 31, 1998). The facility was subsequently replaced with an unsecured, five-year $340 million revolving credit facility. Under this five-year revolving credit facility, borrowings carry an initial interest rate equal to the commercial paper interest rate plus 25 basis points. This credit facility also requires ADC to maintain certain financial ratios.

         Management believes that current cash on hand, cash generated from operating activities, and available credit facilities will be adequate to fund working capital requirements and planned capital expenditures for 1999 (approximately $35.4 million was committed for capital expenditures as of October 31, 1998). However, ADC may seek additional sources of financing for its capital needs, additional working capital, potential investments or acquisitions or otherwise.

YEAR 2000 MATTERS

         Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect ADC and the U.S. and world economy generally.

         ADC's product development processes currently contain steps to include Year 2000 readiness verification for all current and future products. Most of ADC's existing products are currently Year 2000 ready, and ADC believes that readiness for all of its products will be achieved prior to January 1, 2000.

         ADC has formed a project team (consisting of representatives from its information technology, finance, business development, manufacturing, product development, sales, marketing and legal departments) to address internal and external Year 2000 issues. ADC's internal financial, manufacturing and other computer systems are being reviewed to assess and minimize Year 2000 issues. ADC's assessment of internal systems includes its information technology ("IT") as well as non-IT systems (which systems may contain embedded technology in manufacturing or process control equipment containing microprocessors or other similar circuitry). ADC's Year 2000 readiness program includes the following phases: identifying systems that may be modified or replaced; carrying out modifications to existing systems or convert to new systems; and conducting validation testing of various systems and applications to determine their readiness. ADC is currently in the second phase of this program for its corporate-level IT systems and in the first phase for other systems.

         The amount of work required to address Year 2000 issues is not expected to be extensive. ADC has replaced certain of its financial and operational systems in the last several years, and management believes that the new equipment and software substantially address Year 2000 issues. However, ADC may be required to modify some of its existing hardware and software.

         ADC retained a consulting firm to assess ADC's corporate-level IT system and engineering design system readiness for Year 2000. The firm concluded that more than 75% of these hardware and software systems are Year 2000 ready. ADC is assessing the other hardware and software used by ADC and its business units for Year 2000 readiness. ADC estimates that it will complete its Year 2000 readiness program for all of its significant internal systems by October 31, 1999.

         ADC retained the same consulting firm to assess ADC's engineering design systems readiness for Year 2000. The firm concluded that 80% of ADC's engineering application software is or is in the process of becoming Year 2000 ready and 75% of the engineering hardware is or is in the process of becoming Year 2000 ready.

         In addition, ADC is requesting assurances from its major suppliers that they are addressing the Year 2000 issue and that products and services purchased by ADC from such suppliers will function properly in the year 2000. Also, contacts are being made with ADC's major customers. These actions are intended to help mitigate the possible external impact of the Year 2000 problem. However, it is impossible to fully assess the potential consequences in the event service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

         The total estimated cost for resolving ADC's Year 2000 issues is approximately $3.5 million, of which approximately $1.5 million has been spent through October 31, 1998. The total cost estimate includes the cost of replacing systems in cases where ADC has accelerated plans to replace such systems, which are not Year 2000 ready. Estimates of Year 2000 costs are based on numerous assumptions, and there can be no assurance that the estimates are correct or that actual costs will not be materially greater than anticipated.

         Based on its assessments to date, ADC believes it will not experience any material disruption as a result of Year 2000 issues in internal manufacturing processes, information processing, or interfacing with major customers, or with processing orders and billing. However, if certain critical third-party providers, such as those providers supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to ADC, a shutdown of certain of ADC's operations at individual facilities could occur for the duration of the disruption. ADC is developing a contingency plan (in the event of a Year 2000 disruption) to provide for continuity of processing based on the outcome of testing its Year 2000 readiness program and the results of surveying its major suppliers and customers. Assuming no major disruption in service from utility companies or other critical third-party providers, ADC believes that it will be able to manage its total Year 2000 transition without any material effect on ADC's results of operations or financial condition.

        The most reasonably likely worst-case scenario of failure by ADC or its suppliers or customers to resolve Year 2000 issues could potentially be a temporary slowdown or cessation of manufacturing operations at one or more of ADC's facilities, and/or a temporary inability on the part of ADC to timely process orders and to deliver finished products to customers. Delays in meeting customers' orders could potentially affect the timing of billings to and payments received from customers and could result in complaints, charges or claims. Customers' Year 2000 issues could potentially also delay the timing of payments to ADC.

EURO CONVERSION

         On January 1, 1999, several member countries of the European Union will establish fixed conversion rates, and adopt the Euro as their new common legal currency. Beginning on such date, the Euro will trade on currency exchanges and the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002.

         During the transition period, parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro currency coins and withdraw all legacy currencies.

         The Euro conversion may affect cross-border competition by creating cross-border price transparency. ADC is assessing its pricing and marketing strategy in order to insure that ADC remains competitive in a broader European market. ADC is also modifying its information technology systems to allow for transactions to take place in both the legacy currencies and the Euro and the eventual elimination of the legacy currencies. In addition, ADC is reviewing whether certain existing contracts will need to be modified. ADC's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. ADC will continue to evaluate issues involving introduction of the Euro. Based on current information and assessments, ADC does not expect that the Euro conversion will have a material adverse effect on its results of operations or financial condition.

RISK MANAGEMENT

         ADC is exposed to market risk from changes in foreign currency exchange rates, which could impact ADC's results of operations and financial condition. To a limited extent, ADC manages its exposure to these market risks through the use of short-term foreign currency forward contracts. ADC has historically hedged accounts receivable in foreign currencies, but may in the future hedge anticipated transactions with customers to further manage risk of fluctuations in currency exchange rates. See Note 9 to the Consolidated Financial Statements included in this report. ADC uses forward contracts as risk management tools and not for speculative purposes. While ADC manages exposure to foreign currency fluctuations relating to customer transactions, the decline in value of currencies may adversely affect future product sales because ADC's products may become more expensive for customers to purchase in their local currency.

         ADC also has exposure to adverse market changes in the value of its Common Stock, because ADC has sold put options and purchased call options to sell and purchase shares of ADC Common Stock. These agreements were entered into in connection with ADC's stock repurchase program. See Note 7 to the Consolidated Financial Statements included in this report.

QUARTERLY STOCK PRICE

         ADC's Common Stock, $0.20 par value, is traded on the Nasdaq Stock Market under the symbol "ADCT." The following table sets forth the high and low sale prices for each quarter during the years ended October 31, 1998 and 1997, as reported on that market.

Fiscal Year Ended October 31, 1998                   Low               High
------------------------------------------------------------------------------
First Quarter                                        16 3/4            43 5/8
Second Quarter                                       19 5/8            32 1/8
Third Quarter                                        26 5/8            37 11/16
Fourth Quarter                                       15 3/4            34 13/16
------------------------------------------------------------------------------

Fiscal Year Ended October 31, 1997                   Low               High
------------------------------------------------------------------------------
First Quarter                                        30 1/8            40 1/4
Second Quarter                                       21 1/4            37 3/4
Third Quarter                                        26                45
Fourth Quarter                                       29 5/16           40
------------------------------------------------------------------------------

     No cash dividends have been declared or paid during the past five years. ADC currently anticipates that it will retain any future earnings for use in business and does not anticipate paying any cash dividends in the foreseeable future. As of October 31, 1998, there were approximately 5,364 holders of record of the Common Stock.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This Annual Report, including Management's Discussion and Analysis of Financial Condition and Results of Operations as well as the Letter to Shareowners and the discussion of ADC's business, contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent ADC's expectations or beliefs concerning future events, including the following: any statements regarding future sales and other results of operations, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of ADC's cash balances and cash generated from operating and financing activities for ADC's future liquidity and capital resource needs, any statements regarding the effect of regulatory changes and any statements regarding the future of the communications industry or ADC's business. ADC cautions that any forward-looking statements made by ADC in this report or in other announcements made by ADC are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitations, the factors set forth on Exhibit 99 to ADC's Annual Report on Form 10-K for the year ended October 31, 1998.

               Management's Responsibility for Financial Reporting


The management of ADC Telecommunications is responsible for the preparation, integrity and objectivity of all financial statements and other information contained in this Annual Report. To ensure reliability of financial data, ADC has established and maintains an internal control system which provides reasonable assurance that financial reports do not contain any material misstatement.

The Audit Committee of the board of directors is responsible for reviewing and evaluating the overall performance of the Company's financial reporting and accounting practices. The Committee meets periodically and independently with management, internal auditors and the independent public accountants to discuss the Company's internal accounting controls, auditing and financial matters. The internal auditors and independent public accountants have unrestricted access to the Audit Committee.

We believe that the financial statements and related notes in this report are presented fairly in all material respects, and that they were prepared according to generally accepted accounting principles.



William J. Cadogan                                 Robert E. Switz
Chairman, President, Chief                         Senior Vice President,
Executive Officer                                  Chief Financial Officer

Report of Independent Public Accountants


To ADC Telecommunications, Inc.:

         We have audited the accompanying consolidated balance sheets of ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES as of October 31, 1998 and 1997, and the related consolidated statements of income, shareowners' investment and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
November  25, 1998

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For The Years Ended October 31 (In Thousands, Except Per Share Amounts)

                                                    1998             1997              1996
                                               ---------------  ---------------   ---------------
Net Sales                                      $     1,379,678  $     1,164,450   $       828,009
Cost of Product Sold                                   736,537          621,811           438,847
                                               ---------------  ---------------   ---------------
Gross Profit                                           643,141          542,639           389,162
                                               ---------------  ---------------   ---------------
Expenses:
Research and development                               137,912          122,638            90,038
Selling and administration                             268,007          221,624           160,705
Goodwill amortization                                   11,656           10,013             5,235
Non-recurring charges                                       --           22,700                --
                                               ---------------  ---------------   ---------------
    Total expenses                                     417,575          376,975           255,978
                                               ---------------  ---------------   ---------------
Operating Income                                       225,566          165,664           133,184
Other Income, Net                                          168            4,393             3,479
                                               ---------------  ---------------   ---------------
Income before Income Taxes                             225,734          170,057           136,663
Provision for Income Taxes                              79,007           61,220            49,200
                                               ---------------  ---------------   ---------------
Net Income                                     $       146,727  $       108,837   $        87,463
                                               ===============  ===============   ===============
Earnings per Share - Basic                     $          1.09  $          0.83   $          0.68
                                               ===============  ===============   ===============
Earnings per Share - Diluted                   $          1.08  $          0.81   $          0.67
                                               ===============  ===============   ===============
Average Common Shares Outstanding - Basic              134,327          131,673           128,314
                                               ===============  ===============   ===============
Average Common Shares Outstanding - Diluted            136,307          134,356           130,903
                                               ===============  ===============   ===============

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

October 31 (In Thousands)                                             1998           1997
                                                                  ------------    -----------
ASSETS
Current Assets:
Cash and cash equivalents                                         $    287,700    $   109,794
Accounts receivable, net of reserves of $5,744 and $4,803              365,989        246,241
Inventories, net of reserves of $22,516 and $20,961                    175,763        168,379
Prepaid income taxes and other assets                                   33,418         25,053
                                                                  ------------    -----------
     Total current assets                                              862,870        549,467
Property and Equipment, net                                            256,961        215,677
Other Assets, Principally Goodwill                                     180,756        171,159
                                                                  ------------    -----------
                                                                  $  1,300,587    $   936,303
                                                                  ============    ===========

LIABILITIES AND SHAREOWNERS' INVESTMENT
Current Liabilities:
Accounts payable                                                  $     67,150    $    62,879
Accrued liabilities                                                    115,559        118,870
Note payable                                                           200,000             --
Current maturities of long-term debt                                       735            650
                                                                  ------------    -----------
     Total current liabilities                                         383,444        182,399
Long-Term Debt, Less Current Maturities                                  2,769          3,109
                                                                  ------------    -----------
     Total liabilities                                                 386,213        185,508
                                                                  ------------    -----------
Shareowners' Investment:
Common stock,  $0.20 par value; authorized 300,000 shares;
     issued and outstanding 134,897 and 133,508 shares                  26,979         26,702
Paid-in capital                                                        265,048        243,743
Retained earnings                                                      632,410        485,683
Cumulative translation adjustment                                       (8,423)        (4,612)
Deferred compensation                                                   (1,640)          (721)
                                                                  ------------    -----------
     Total shareowners' investment                                     914,374        750,795
                                                                  ------------    -----------
                                                                  $  1,300,587    $   936,303
                                                                  ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREOWNERS' INVESTMENT
For The Years Ended October 31 (In Thousands)

                                                   Common Stock                                     Cumulative
                                              -----------------------    Paid-in       Retained     Translation       Deferred
                                                Shares       Amount      Capital       Earnings     Adjustment      Compensation
                                              ----------   ----------   ----------    ----------   -------------   --------------
BALANCE, OCTOBER 31, 1995                         62,737   $   12,547   $  219,266    $  280,662   $        (715)  $         (894)

Stock issued for business acquisitions             1,911          382          198         5,415              --               --
Stock issued for employee benefit plans              529          106       12,802            --              --           (1,490)
Reduction of deferred compensation                    --           --           --            --              --              781
Translation adjustments                               --           --           --            --             947               --
Net income                                            --           --           --        87,463              --               --
                                              ----------                ----------    ----------   -------------   --------------
BALANCE, OCTOBER 31, 1996                         65,177       13,035      232,266       373,540             232           (1,603)

Stock split effected in the form of a
stock dividend                                    65,177       13,035      (13,035)           --              --               --
Stock issued for business acquisitions             2,239          448       15,066         3,306              --               --
Stock issued for employee benefit plans              915          184        9,446            --              --              (80)
Reduction of deferred compensation                    --           --           --            --              --              962
Translation adjustments                               --           --           --            --          (4,844)              --
Net income                                            --           --           --       108,837              --               --
                                              ----------   ----------   ----------    ----------   -------------   --------------
BALANCE, OCTOBER 31, 1997                        133,508       26,702      243,743       485,683          (4,612)            (721)

Stock issued for business acquisition                 60           12        1,679            --              --           (1,691)
Stock issued for employee benefit plans            1,329          265       19,626            --              --               --
Reduction of deferred compensation                    --           --           --            --              --              772
Translation adjustments                               --           --           --            --          (3,811)              --
Net income                                            --           --           --       146,727              --               --
                                              ----------   ----------   ----------    ----------   -------------   --------------
BALANCE, OCTOBER 31, 1998                        134,897   $   26,979   $  265,048    $  632,410   $      (8,423)  $       (1,640)
                                              ==========   ==========   ==========    ==========   =============   ==============

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended October 31 (In Thousands)

                                                                   1998              1997             1996
                                                              --------------    --------------   --------------
OPERATING ACTIVITIES:
Net income                                                    $     146,727     $     108,837    $      87,463
Adjustments to reconcile net income to net cash
from operating activities:
   Non-recurring charges                                                 --            22,700               --
   Depreciation and amortization                                     65,109            49,843           33,794
   Reduction in deferred compensation                                   772               962              781
   Decrease in deferred income taxes                                 (2,173)           (6,789)          (3,448)
   Other                                                              4,495               (93)              28
   Changes in assets and liabilities:
       Accounts receivable                                          (117,988)          (72,693)         (45,767)
       Inventories                                                    (6,869)          (34,441)         (35,100)
       Prepaids and other assets                                      (8,788)           (7,863)          (3,048)
       Accounts payable                                                4,100             5,921           15,104
       Accrued liabilities                                            (3,307)           13,329           13,650
                                                              --------------    --------------   --------------
           Total cash from operating activities                       82,078            79,713           63,457
                                                              --------------    --------------   --------------
INVESTING ACTIVITIES:
Property and equipment additions, net                                (94,549)         (119,030)         (69,057)
Acquisition payments                                                 (26,070)          (33,917)         (49,291)
Long-term investments                                                 (1,433)           (3,523)          (7,268)
                                                              --------------    --------------   --------------
           Total cash used for investing activities                 (122,052)         (156,470)        (125,616)
                                                              --------------    --------------   --------------
FINANCING ACTIVITIES:
Decrease in long-term debt                                              (264)           (5,279)          (4,897)
Common stock sold                                                     19,891             9,534           11,696
Borrowings under credit facility                                     200,000                --               --
                                                              --------------    --------------   --------------
           Total cash from financing activities                      219,627             4,255            6,799
                                                              --------------    --------------   --------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                               (1,747)             (925)              90
                                                              --------------    --------------   --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     177,906           (73,427)         (55,270)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       109,794           183,221          238,491
                                                              --------------    --------------   --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $      287,700    $      109,794   $      183,221
                                                              ==============    ==============   ==============
SUPPLEMENTAL DISCLOSURES:
   Income taxes paid                                          $       75,275    $       55,209   $       46,129
                                                              ==============    ==============   ==============


The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of ADC Telecommunications, Inc. (a Minnesota corporation) and all significant subsidiaries in which ADC has more than a 50% equity ownership (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH EQUIVALENTS: Cash equivalents primarily represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

INVENTORIES: Inventories include material, labor and overhead and are stated at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to thirty years or, in the case of leasehold improvements, over the term of the lease, if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

GOODWILL: The excess of the cost of acquired businesses over the fair value of the net assets acquired is amortized on a straight-line basis ranging from five to twenty-five years. Management periodically assesses the amortization period and recoverability of the carrying amount of goodwill based upon an estimate of future cash flows from related operations.

RESEARCH AND DEVELOPMENT COSTS: The Company's general policy is to expense all research and development costs in the period incurred.

INCOME TAXES: The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

REVENUE RECOGNITION: Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales of hardware and software is recognized at time of delivery and acceptance, and after consideration of all terms and conditions of the customer contract.

FOREIGN CURRENCY TRANSLATION: The Company converts assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet date and records translation adjustments in Shareowners' Investment in the balance sheet. Income statements of foreign operations are translated from the operations' functional currency to U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign exchange transaction gains and losses are reported in "Other Income, Net."

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

NEW ACCOUNTING PRONOUNCEMENTS: SFAS No. 130 - Reporting Comprehensive Income was issued during June 1997 and establishes standards for reporting and display of comprehensive income and its components in the financial statements. ADC will adopt this standard in fiscal 1999. The adoption of SFAS No. 130 will not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information was issued during June 1997 and establishes standards for the manner in which public business enterprises report information about operating and geographic segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. This pronouncement is effective for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. Because this pronouncement relates only to financial statement disclosure, the adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities was issued during June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. This pronouncement is effective for all fiscal quarters of fiscal years ending after June 15, 1999. The adoption of SFAS No. 133 will not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

(2)  CONSOLIDATED INCOME STATEMENT INFORMATION

International Sales

International sales were $278.2 million, $247.4 million and $172.2 million during 1998, 1997 and 1996, respectively.

Other Income, Net:
(In Thousands)             1998              1997             1996
                        -----------       -----------        ---------
Interest income         $     5,290       $     7,369        $  10,906
Interest expense               (610)             (393)            (402)
Other expense, net           (4,512)           (2,583)          (7,025)
                        -----------       -----------        ---------
                        $       168       $     4,393        $   3,479
                        ===========       ===========        =========

NON-RECURRING CHARGES: During the first quarter of 1997, the Company recorded a non-recurring charge of $22.7 million. This charge primarily represented the write-off of purchased research and development from the acquisition of the Wireless Infrastructure Group of Pacific Communications Sciences, Inc. ("PCSI"), as well as expenses related to the consolidation of the Company's West Coast operations.

(3)  CONSOLIDATED BALANCE SHEET INFORMATION


(In Thousands)                                      1998               1997
                                                 -----------        -----------
Inventories:
Purchased materials and manufactured products    $   156,006        $   154,403
Work-in-process                                       19,757             13,976
                                                 -----------        -----------
                                                 $   175,763        $   168,379
                                                 ===========        ===========
Property and equipment:
Land and buildings                               $   104,759        $    66,441
Machinery and equipment                              336,529            304,797
Furniture and fixtures                                37,242             30,687
                                                 -----------        -----------
                                                     478,530            401,925

Less accumulated depreciation and amortization      (221,569)          (186,248)
                                                 -----------        -----------
                                                 $   256,961        $   215,677
                                                 ===========        ===========
Goodwill:
Goodwill                                         $   176,831        $   151,104
Less accumulated amortization                        (41,825)           (30,169)
                                                 -----------        -----------
                                                 $   135,006        $   120,935
                                                 ===========        ===========
Accrued liabilities:
Accrued compensation and benefits                $    55,328        $    54,881
Accrued income taxes                                  24,817             27,684
Other accrued liabilities                             35,414             36,305
                                                 -----------        -----------
                                                 $   115,559        $   118,870
                                                 ===========        ===========

(4)  NOTE PAYABLE

     At October 31, 1998, the Company had a $306 million interim credit facility for general corporate purposes. On October 27, 1998, in connection with its pending acquisition of Teledata Communications, Ltd. (Teledata), the Company began drawing funds under the facility. The outstanding balance at October
31, 1998 of $200 million carries an interest rate equal to the commercial paper interest rate plus 25 basis points (5.27% at October 31, 1998). The facility was subsequently replaced with an unsecured five year $340 million revolving credit facility. Under the five year credit facility, borrowings carry an initial interest rate equal to the commercial paper interest rate plus 25 basis points. The facility also requires the Company to maintain certain financial ratios.

(5)  ACQUISITIONS

     On November 2, 1998 the Company completed the acquisition of Hadax Electronics, Inc. (Hadax), for approximately $25 million in cash. Hadax is a provider of remote test and access equipment. The acquisition will be treated as a purchase and is expected to result in a non-recurring charge of $7.4 million for purchased research and development expense. The inclusion of Hadax financial data prior to the acquisition date would not have materially affected reported results.

     On November 5, 1998 the Company completed the acquisition of Teledata through the purchase of all outstanding common shares of Teledata for approximately $200 million in cash plus stock options valued at $7.9 million. Teledata designs, develops, manufactures, markets and supports advanced wireline and wireless customer access network equipment for telephone operating companies worldwide. The acquisition will be accounted for as a purchase, and will result in the recognition of goodwill and other intangible assets of approximately $65 million. The acquisition is also expected to result in a non-recurring charge for purchased research and development expense of approximately $37 million.

     The results of operations of Teledata and Hadax will be included with those of ADC for periods subsequent to October 31, 1998. Teledata had consolidated revenues of $63.6 million and a net loss of $1.6 million for the twelve month period ended September 30, 1998. The unaudited pro forma combined condensed balance sheet of ADC and Teledata as of October 31, 1998 after giving effect to certain pro forma adjustments is as follows (in thousands):

                      ASSETS
                                            (Unaudited)
                                          ---------------
Current assets                            $       755,006
Property and equipment, net                       267,607
Other assets                                      276,642
                                          ---------------
                                          $     1,299,255
                                          ===============

                  LIABILITIES AND
                SHAREOWNERS' EQUITY

Current liabilities                       $       411,329
Long-term debt                                      2,769
Shareowners' equity                               885,157
                                          ---------------
                                          $     1,299,255
                                          ===============

     The unaudited pro forma combined results of operations of ADC and Teledata for the year ended October 31, 1998 after giving effect to certain pro forma adjustments are as follows (in thousands, except earnings per share):

                                            (unaudited)
                                          ---------------
Revenue                                   $     1,443,264
Net Income                                $       133,029
Net income per common share - diluted
basis                                     $          0.98

     The foregoing unaudited pro forma results of operations reflect the amortization of intangible assets related to the acquisition of Teledata. Estimated lives ranging from 5 to 15 years were used for amortization of intangible assets.

     During fiscal 1996 to 1998 the Company made several acquisitions of telecommunications equipment, software and service companies. These acquisitions are summarized as follows (dollars in thousands):

              Company                   Date             Transaction Value
-----------------------------   --------------------   ----------------------

W.E. Tech, Inc.                         January 1998          $16,000
NewNet, Inc.                            October 1997          $52,500
Apex Group, Inc.                          March 1997          $26,000
Wireless Infrastructure
   Group of PCSI                       December 1996          $23,000
Solitra Oy                                 July 1996          $44,000
Metrica Systems Limited                     May 1996          $36,000
Skyline Technology, Inc.                  April 1996          $12,000
Da Tel Fibernet, Inc.                     March 1996          $14,000
Information Transmission
   Systems Corp.                          March 1996          $34,000

     The inclusion of the above acquisitions for periods prior to the date of acquisition would not have materially affected results of operations. Goodwill associated with these acquisitions is being amortized using the straight line method over periods ranging from ten to fifteen years.

(6)  EMPLOYEE BENEFIT PLANS

PENSION PLAN: Until January 5, 1998, the Company maintained a defined benefit plan covering a majority of its employees. The plan was funded in accordance with the requirements of Federal laws and regulations. Plan assets consisted of fixed income securities and a managed portfolio of equity securities.

     During 1997, the Board approved the termination of the defined benefit plan. The termination of the defined benefit plan was effective January 5, 1998, with the actual settlement of the plan on September 30, 1998 at which time all eligible employee obligations were settled through the purchase of non-participating annuity contracts to cover vested benefits or by making lump-sum cash payments to plan participants.

RETIREMENT SAVINGS PLAN: Substantially all employees are eligible to participate in the Company's Retirement Savings Plan. The Company matches employee contributions to the Plan up to 6% of wages and depending on Company performance, may voluntarily make an additional contribution up to 70% on 6% of wages. Employees are fully vested in all contributions. The Company's contributions to the plan were $12.4 million, $8.2 million and $7.4 million during 1998, 1997, and 1996, respectively. A portion of the Company's cash contributions is invested in the Company's common stock by the Plan's trustee.

STOCK AWARD PLANS: The Company maintains a Stock Incentive Plan to grant certain stock awards, including stock options at fair market value and restricted shares, to key employees of the Company. A maximum of 22,419,008 stock awards can be granted under this plan; 7,020,621 shares were available for stock awards as of October 31, 1998. The Company also maintains a Nonemployee Director Stock Option Plan in order to enhance the ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 840,000 non-qualified stock options at fair market value. As of October 31, 1998, 313,400 shares were available for option grants under this plan. In addition, a total of 427,422 shares have been reserved under plans adopted in conjunction with certain acquisitions.

     The following schedule summarizes activity in the plans:

                                                   Stock Options
                                            ----------------------------
                                                               Weighted
                                                               Average       Restricted
                                                               Exercise         Stock
                                               Shares           Price         (Shares)
                                            ------------      ----------     -----------
Outstanding at October 31, 1996                5,208,076      $    11.75         108,586
    Granted                                    6,803,318      $    36.47           2,466
    Exercised                                   (821,761)     $     9.18              --
    Restrictions Lapsed                               --                         (15,891)
    Canceled                                    (525,146)     $    33.57          (2,600)
                                            ------------                     -----------
Outstanding at October 31, 1997               10,664,487      $    26.67          92,561
    Granted                                    3,623,124      $    31.75          60,000
    Exercised                                 (1,068,032)     $     8.36              --
    Restrictions Lapsed                               --              --         (63,395)
    Canceled                                  (1,261,184)     $    35.78          (4,383)
                                            ------------      ----------     -----------
Outstanding at October 31, 1998               11,958,395      $    28.73          84,783
                                            ============      ==========     ===========
Exercisable at October 31, 1998                4,933,753      $    20.56
                                            ============      ==========

     During 1996, options for 963,514 shares were exercised at a weighted average exercise price of $6.60 per share.

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

     If compensation expense for the Company's stock-based compensation plans had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have decreased to the pro forma amounts indicated below:

(In Thousands, Except Per Share Amounts)    1998            1997          1996
                                        -----------     ----------    ----------
Net income
    As reported                         $   146,727     $  108,837    $   87,463
    Pro forma                           $   117,221     $   89,681    $   85,793

Basic Earnings Per Share
    As reported                         $      1.09     $     0.83    $     0.68
    Pro forma                           $      0.87     $     0.68    $     0.67

Diluted Earnings Per Share
    As reported                         $      1.08     $     0.81    $     0.67
    Pro forma                           $      0.86     $     0.67    $     0.66

     The weighted-average fair value per option at the date of grant for options granted in 1998, 1997 and 1996 was $15.46, $17.34 and $11.24,
respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                          1998            1997          1996
                                       ---------        ---------     ---------
Risk-free interest rate                    5.19%            6.41%          6.27%
Expected dividend yield                      --              --              --
Expected volatility factor                 68.6%            44.7%          38.7%
Expected option term                   4.6 years        7.0 years      7.0 years

(7)  CAPITAL STOCK

AUTHORIZED STOCK: The Company is authorized to issue 300,000,000 shares of $0.20 par value common stock and 10,000,000 shares of no par value preferred stock. There are no shares of preferred stock issued.

STOCK SPLIT: On September 24, 1996, the Company declared a two-for-one stock split effected in the form of a 100% stock dividend paid November 1, 1996. All references in the accompanying financial statements and notes to earnings per share, average common shares outstanding, stock award plan data and related share prices have been adjusted to reflect the split.

EARNINGS PER SHARE: Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares related to stock options had been issued. The following table reconciles the number of shares utilized in the earnings per share calculations:


(In Thousands Except Earnings Per Share)                           1998         1997         1996
                                                                ----------   ----------   ----------
Net income                                                      $  146,727   $  108,837   $   87,463
Earnings per share - basic                                      $     1.09   $     0.83   $     0.68
Earnings per share - diluted                                    $     1.08   $     0.81   $     0.67
Weighted average common shares outstanding (basic)                 134,327      131,673      128,314
Effect of dilutive securities - stock options                        1,980        2,683        2,589
Weighted average common shares outstanding (diluted)               136,307      134,356      130,903

     During fiscal 1998, outstanding options to purchase 7.6 million shares of common stock but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares.

SHAREOWNER RIGHTS PLAN: The Company has adopted a Shareholder Rights Plan which provides that if any person or group acquires 15% or more of the Company's common stock, each right not owned by such person or group will entitle its holder to purchase, at the Right's then current purchase price ($62.50 for each one-half share of the Company's common stock at October 31, 1998), common stock of the Company having a value of twice the Right's purchase price. The Rights would not be triggered, however, if the acquisition of 15% or more of the Company's common stock is pursuant to a tender offer or exchange for all outstanding shares of the Company's common stock which is determined by the board of directors to be fair and in the best interests of the Company and its stockholders. The Rights are redeemable at $0.01 per share any time prior to the time they become exercisable. The Rights will expire on November 28, 2005, if not previously redeemed or exercised.

STOCK REPURCHASE PROGRAM: In April 1998, the Company announced a stock repurchase program under which the Company may purchase up to 6.7 million shares of common stock in open market transactions as market and business conditions warrant. The Company may also utilize forward repurchase agreements, "equity collar" arrangements using call and put options, or other arrangements as part of this stock repurchase program.

     In connection with the stock repurchase program, the Company sold put options to independent third parties that entitle holders of the options to sell shares of Company common stock to the Company. Additionally, the Company purchased call options (which are subject to caps) from the same parties that entitle the Company to buy shares of its common stock. These put and call options at October 31, 1998 are summarized as follows:

    Shares         Call Price          Put Price              Cap              Expiration Date
---------------   -------------   -----------------   -------------------   -------------------------
      2,000,000     $31.8000            $29.3000*          $44.5000            September 15, 1999
        500,000     $21.9400            $20.4100           $40.8200               October 4, 1999
         95,000     $17.9500            $16.7000           $33.4000              October 20, 1999
      1,000,000     $18.2949            $17.5631           $45.7372               October 4, 2000
      1,000,000     $17.7028            $16.9947           $44.2571              October 12, 2000
      1,000,000     $18.3773            $17.6422           $45.9433              October 24, 2000

-------------
*Subject to a floor of $8.00.

     The premiums received for the put options equaled the premiums paid for the call options. The options will be settled with shares of common stock having a value equal to the difference between the exercise price and market value at the time of exercise. The dilutive effect of such options on earnings per share for the periods through October 31, 1998 was not material.

(8)  INCOME TAXES

The components of the provision for income taxes are as follows:

(In Thousands)                    1998              1997              1996
                               -----------       -----------     --------------
Current taxes payable:
   Federal                     $    70,339       $    53,890     $       44,483
   Foreign                           4,341             7,523              2,078
   State                             6,500             6,596              6,087
                               -----------       -----------     --------------
                                    81,180            68,009             52,648
Deferred                            (2,173)           (6,789)            (3,448)
                               -----------       -----------     --------------
   Total provision             $    79,007       $    61,220     $       49,200
                               ===========       ===========     ==============

     The provision for foreign income taxes is based upon foreign pretax earnings of approximately $7.4 million, $19.0 million and $8.3 million during 1998, 1997 and 1996, respectively.

The effective income tax rate differs from the Federal statutory rate as follows:

                                       1998             1997            1996
                                   -----------      -----------     ------------
Federal statutory rate                      35%              35%             35%
Research and development
    tax credits                             (2)              (2)             (1)
Goodwill amortization                        1                1               1
State income taxes, net                      2                2               3
FSC exempt income                           (1)              (1)             --
Other, net                                  --                1              (2)
                                   -----------      -----------     -----------
    Effective income tax rate               35%              36%             36%
                                   ===========      ===========     ===========

Deferred tax assets (liabilities) of the Company as of October 31 are comprised of the following:

(In Thousands)                                        1998              1997
                                                  -----------        ---------
Current deferred tax assets:
   Asset valuation reserves                       $     8,276        $   5,320
   Accrued liabilities                                 13,000           11,895
   Other                                                  664              179
                                                  -----------        ---------
       Total                                      $    21,940        $  17,394
                                                  ===========        =========

Non-current deferred tax assets (liabilities):
   Intangibles                                    $    20,841        $  21,394
   Depreciation                                        (3,987)          (1,731)
   Other                                                  165             (271)
                                                  -----------        ---------
       Total                                      $    17,019        $  19,392
                                                  ===========        =========

(9)  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES: A portion of the Company's operations are conducted using leased equipment and facilities. These leases are noncancelable and renewable with expiration dates ranging through the year 2006. The rental expense included in the accompanying consolidated statements of income was $14.4 million, $11.7 million, and $7.3 million for 1998, 1997, and 1996, respectively.

     The following is a schedule of future minimum rental payments required under all noncancelable operating leases as of October 31, 1998:

(In Thousands)
1999                                                         $13,247
2000                                                          12,654
2001                                                          10,155
2002                                                           6,892
2003 and thereafter                                           15,891
                                                             -------
                                                             $58,839
                                                             =======

CONTINGENCIES: There are no legal proceedings pending against or involving the Company which, in the opinion of management, will have a material adverse effect on the Company's financial position or results of operations.

CHANGE OF CONTROL: The board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of the Company. The board has retained the flexibility to cancel such provisions under certain circumstances.

FOREIGN CURRENCY HEDGING: Foreign currency forward contracts are used to manage economic exposure to fluctuations in currency exchange rates, principally Canadian Dollars and Great Britain Pounds. Such contracts had a total notional amount of $19.8 million at October 31, 1998. Gains and losses on foreign currency forward contracts are recognized in other income.

(10)  QUARTERLY FINANCIAL DATA


1998                               First          Second          Third         Fourth
(Unaudited, in Thousands,         Quarter        Quarter         Quarter        Quarter         Total
Except Earnings Per Share)      ------------   ------------    -----------    ------------   ------------
Net Sales                       $    286,396   $    334,635    $   362,496    $    396,151   $  1,379,678
                                ------------   ------------    -----------    ------------   ------------
Gross Profit                         133,550        156,967        168,855         183,769        643,141
                                ------------   ------------    -----------    ------------   ------------
Income Before Income Taxes            39,091         52,828         62,474          71,341        225,734
Provision for Income Taxes            13,682         18,489         21,867          24,969         79,007
                                ------------   ------------    -----------    ------------   ------------
Net Income                      $     25,409   $     34,339    $    40,607    $     46,372   $    146,727
                                ============   ============    ===========    ============   ============
Average Common Shares
Outstanding - Basic                  133,719        134,275        134,525         134,784        134,327
                                ============   ============    ===========    ============   ============
Earnings Per Share - Basic      $       0.19   $       0.26    $      0.30    $       0.34   $       1.09
Average Common Shares
Outstanding - Diluted                136,914        136,283        136,826         136,649        136,307
                                ============   ============    ===========    ============   ============
Earnings Per Share - Diluted    $       0.19   $       0.25    $      0.30    $       0.34   $       1.08
                                ============   ============    ===========    ============   ============

1997                               First          Second          Third         Fourth
                                  Quarter        Quarter         Quarter        Quarter         Total
                                ------------   ------------    -----------    ------------   ------------

Net Sales                       $    256,777   $    279,199   $    293,312   $    335,162  $    1,164,450
                                ------------   ------------   ------------   ------------   -------------
Gross Profit                         117,669        129,323        137,046        158,601         542,639
                                ------------   ------------   ------------   ------------   -------------
Income Before Income Taxes            16,243         45,096         51,182         57,536         170,057
Provision for Income Taxes             5,848         16,235         18,425         20,712          61,220
                                ------------   ------------   ------------   ------------   -------------
Net Income                      $     10,395   $     28,861   $     32,757   $     36,824   $     108,837
                                ============   ============   ============   ============   =============
Average Common Shares
Outstanding - Basic                  130,445        131,009        131,820        133,405         131,673
                                ------------   ------------   ------------   ------------   -------------
                                ------------   ------------   ------------   ------------   -------------
Earnings Per Share - Basic      $       0.08   $       0.22   $       0.25   $       0.28   $        0.83
Average Common Shares
Outstanding - Diluted                133,730        133,827        134,862        136,358         134,356
                                ============   ============   ============   ============   =============
Earnings Per Share - Diluted    $       0.08   $       0.22   $       0.24   $       0.27   $        0.81
                                ============   ============   ============   ============   =============

ELEVEN-YEAR FINANCIAL SUMMARY

Years Ended October 31
(Dollars In thousands, Except Per Share Data)

                                            1998         1997          1996          1995          1994
                                         ---------    ---------     ---------     ---------     ---------
OPERATING RESULTS
NET SALES                               $1,379,678    1,164,450       828,009       586,222       448,735
International Sales                     $  278,154      247,409       172,212       106,416        67,113

Gross Profit                            $  643,141      542,639       389,162       284,128       227,287
Research and Development Expense        $  137,912      122,638        90,038        66,460        48,974
Selling and Administrative Expense      $  268,007      221,624       160,705       130,297       110,799
Goodwill amortization                   $   11,656       10,013         5,235         3,133         3,135

OPERATING INCOME                        $  225,566      165,664       133,184        80,324        64,379
Income before income taxes and ex. item $  225,734      170,057       136,663        86,229        64,321
Income Taxes                            $   79,007       61,220        49,200        31,043        23,800
NET INCOME                              $  146,727      108,837        87,463        55,186        39,071
EARNINGS PER SHARE - DILUTED            $     1.08         0.81          0.67          0.46          0.34

FINANCIAL RATIOS
Gross Margin                                  46.6%        46.6%         47.0%         48.5%         50.7%
Operating Margin                              16.3%        14.2%         16.1%         13.7%         14.3%
Pre-tax Income Margin                         16.4%        14.6%         16.5%         14.7%         14.3%
Effective Tax Rate                            35.0%        36.0%         36.0%         36.0%         37.0%
Net Margin                                    10.6%         9.3%         10.6%          9.4%          8.7%
Return on Average Shareowners' Equity         17.6%        15.9%         15.5%         14.2%         16.1%
Current Ratio                                 2.25         3.01          3.52          5.03          2.96

CASH FLOW DATA
Total Cash from Operating Activities    $   82,078       79,713        63,457        44,259        58,201
Depreciation and Amortization           $   65,109       49,843        33,794        26,341        23,366
Capital Expenditures                    $   94,549      119,030        69,057        32,456        21,788

YEAR-END DATA
Cash and Cash Equivalents               $  287,700      109,794       183,221       238,491        49,512
Current Assets                          $  862,870      549,467       499,501       447,747       199,368
Current Liabilities                     $  383,444      182,399       142,079        88,961        67,353
Working Capital                         $  479,426      367,068       357,422       358,786       132,015
Property and Equipment, Net             $  256,961      215,677       131,080        78,686        66,132
Total Assets                            $1,300,587      936,303       768,765       601,083       334,684
Long-term Debt                          $    2,769        3,109         6,913            --           410
Shareowners' Equity                     $  914,374      750,795       617,470       510,866       264,758
Number of Employees                          8,032        5,924         4,620         2,984         2,644

INVESTOR INFORMATION
Stock Price - Close                     $    23.00        33.13         34.19         20.00         11.78
            - High                      $    43.63        45.00         35.13         24.69         11.94
            - Low                       $    15.75        21.25         14.25          9.88          7.75
Price Earnings Ratio at Year-end              21.3         40.9          51.2          43.3          34.2
Book Value Per Share                    $     6.78         5.62          4.74          4.07          2.37
Registered Shareowners at
  year end                              $    5,364        4,442         2,973         2,664         2,172
Shares Outstanding at Year-end (000's)  $  134,897      133,508       130,354       125,474       111,552
Average Shares Outstanding
            - Diluted (000's)           $  136,307      134,356       130,903       119,580       113,308

                                           1993         1992          1991          1990          1989
                                         --------     --------      --------      --------      --------
OPERATING RESULTS
NET SALES                                $366,118      316,496       293,839       259,802       196,388
International Sales                      $ 58,919       49,347        37,960        41,623        31,277

Gross Profit                             $187,546      161,422       145,225       126,000        88,624
Research and Development Expense         $ 40,988       36,063        32,315        25,462        17,360
Selling and Administrative Expense       $ 93,311       82,966        74,369        62,793        48,580
Goodwill amortization                    $  2,798        2,720         1,953           920           267

OPERATING INCOME                         $ 50,449       35,873        36,588        36,825        22,417
Income before income taxes and ex. item  $ 49,737       34,726        36,405        38,172        26,245
Income Taxes                             $ 18,101       13,700        14,380        15,269         9,842
NET INCOME                               $ 31,636       21,026        22,025        22,903        16,403
EARNINGS PER SHARE - DILUTED             $   0.28         0.19          0.20          0.21          0.16

FINANCIAL RATIOS
Gross Margin                                 51.2%        51.0%         49.4%         48.5%         45.1%
Operating Margin                             13.8%        11.3%         12.5%         14.2%         11.4%
Pre-tax Income Margin                        13.6%        11.0%         12.4%         14.7%         13.4%
Effective Tax Rate                           36.4%        39.5%         39.5%         40.0%         37.5%
Net Margin                                    8.6%         6.6%          7.5%          8.8%          8.4%
Return on Average Shareowners' Equity        15.7%        12.3%         15.1%         18.7%         16.1%
Current Ratio                                2.60         2.88          2.95          2.75          3.18

CASH FLOW DATA
Total Cash from Operating Activities     $ 29,448       34,755        37,167        35,026        17,900
Depreciation and Amortization            $ 20,587       19,878        17,954        14,306        10,691
Capital Expenditures                     $ 21,243       15,780        24,567        13,734         9,595

YEAR-END DATA
Cash and Cash Equivalents                $ 16,324       20,484        30,109        25,978        17,576
Current Assets                           $142,531      115,355       119,530       102,525        75,914
Current Liabilities                      $ 54,901       40,071        40,525        37,335        23,864
Working Capital                          $ 87,630       75,284        79,005        65,190        52,050
Property and Equipment, Net              $ 62,876       57,945        57,808        45,384        42,545
Total Assets                             $280,054      240,762       247,169       181,665       143,831
Long-term Debt                           $    810       14,110        43,634         4,841         4,691
Shareowners' Equity                      $220,394      182,188       158,374       134,013       110,470
Number of Employees                         2,462        2,303         2,428         2,111         1,896

INVESTOR INFORMATION
Stock Price - Close                      $   9.13         4.53          3.05          2.05          1.92
            - High                       $  11.00         4.75          5.41          3.25          2.23
            - Low                        $   4.53         2.56          2.03          1.91          1.38
Price Earnings Ratio at Year-end             32.4         23.7          15.1           9.6          12.4
Book Value Per Share                     $   1.99         1.67          1.47          1.26          1.04
Registered Shareowners at year end          1,633        1,608         1,621         1,758         1,831
Shares Outstanding at Year-end (000's)    110,788      108,880       107,432       106,312       105,744
Average Shares Outstanding - Diluted
 (000's)                                  112,296      109,985       108,794       107,390       105,735

                                                                   10 Year          5 Year
                                                                 -----------     -----------
                                                                  Compound        Compound
                                                                 Growth Rate     Growth Rate
                                                   1988           1988-1998       1993-1998
                                                ----------       -----------     ------------
OPERATING RESULTS
NET SALES                                        $179,852             22.6%           30.4%
International Sales                              $ 26,116             26.7%           36.4%

Gross Profit                                     $ 82,425             22.8%           27.9%
Research and Development Expense                 $ 17,401             23.0%           27.5%
Selling and Administrative Expense               $ 40,921             20.7%           23.5%
Goodwill amortization                                  --                --              --

OPERATING INCOME                                 $ 24,103             25.1%           34.9%
Income before income taxes and ex. item          $ 24,931             24.6%           35.3%
Income Taxes                                     $  7,978             25.8%           34.3%
NET INCOME                                       $ 16,953             24.1%           35.9%
EARNINGS PER SHARE - DILUTED                     $   0.16             21.0%           31.0%

FINANCIAL RATIOS
Gross Margin                                         45.8%
Operating Margin                                     13.4%
Pre-tax Income Margin                                13.9%
Effective Tax Rate                                   32.0%
Net Margin                                            9.4%
Return on Average Shareowners' Equity                20.0%
Current Ratio                                        4.39

CASH FLOW DATA
Total Cash from Operating Activities             $ 26,596             11.9%           22.8%
Depreciation and Amortization                    $  9,112             21.7%           25.9%
Capital Expenditures                             $ 13,486             21.5%           34.8%

YEAR-END DATA
Cash and Cash Equivalents                        $ 39,875               --              --
Current Assets                                   $ 82,150             26.5%           43.4%
Current Liabilities                              $ 18,733             35.2%           47.5%
Working Capital                                  $ 63,417             22.4%           40.5%
Property and Equipment, Net                      $ 36,927             21.4%           32.5%
Total Assets                                     $119,694             26.9%           36.0%
Long-term Debt                                   $  2,925               --              --
Shareowners' Equity                              $ 93,645             25.6%           32.9%
Number of Employees                                 1,680             16.9%           26.7%

INVESTOR INFORMATION
Stock Price - Close                              $   1.45             32.5%           20.3%
            - High                               $   3.00
            - Low                                $   1.34
Price Earnings Ratio at Year-end                      8.5
Book Value Per Share                             $   0.89
Registered Shareowners at year end (000's)           n/a
Shares Outstanding at Year-end                    104,832
Average Shares Outstanding - Diluted (000's)      105,070