Form 10-K, Exhibit 13
period 1999-10-31
ADC TELECOMMUNICATIONS INC
filed 1999-12-30
CIK 61478

QuickLinks

Management's Responsibility for Financial Reporting

    The management of ADC Telecommunications, Inc. is responsible for the preparation, integrity and objectivity of all financial statements and other information contained in this Annual Report. To ensure reliability of financial data, ADC has established and maintains an internal control system, which provides reasonable assurance that financial reports do not contain any material misstatement.

    The Audit Committee of the board of directors is responsible for reviewing and evaluating the overall performance of the ADC's financial reporting and accounting practices. The Committee meets periodically and independently with management, internal auditors and the independent public accountants to discuss ADC's internal accounting controls, auditing and financial matters. The internal auditors and independent public accountants have unrestricted access to the Audit Committee.

    We believe that the financial statements and related notes in this report are presented fairly in all material respects, and that they were prepared according to generally accepted accounting principles.

William J. Cadogan	Robert E. Switz
Chairman, President and	Senior Vice President,
Chief Executive Officer	Chief Financial Officer

November 24, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ADC Telecommunications, Inc.:

    We have audited the accompanying consolidated balance sheets of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of income, shareowners' investment and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of ADC's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Saville Systems PLC, a company acquired during 1999 in a transaction accounted for as a pooling of interests, as of October 31, 1998, or for each of the two years in the period ended October 31, 1998 (see Note 5). Such statements are included in the consolidated financial statements of ADC Telecommunications, Inc. and Subsidiaries and reflect total assets and total revenues of 9.6 percent and 10.8 percent in 1998, and 7.2 percent and 8.4 percent in 1997, respectively, of the related consolidated totals. These statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for Saville Systems PLC, is based solely upon the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 1999 and 1998, and the results of their operations and their cash flows for the three years then ended October 31, 1999 in conformity with generally accepted accounting principles.

Minneapolis, Minnesota	ARTHUR ANDERSEN LLP
November 24, 1999

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED OCTOBER 31

(In Thousands, Except Earnings Per Share)

	1999	1998	1997
Net Sales	$1,926,947	$1,547,383	$1,271,495
Cost of Product Sold	1,009,983	799,394	661,993

Gross Profit	916,964	747,989	609,502

Expenses:
Research and development	192,872	159,301	132,784
Selling and administration	390,194	307,982	248,334
Goodwill amortization	22,249	12,543	10,013
Non-recurring charges	148,977	9,168	22,700

Total expenses	754,292	488,994	413,831

Operating Income	162,672	258,995	195,671
Other Income (Expense), Net	(2,289)	3,532	6,312

Income before Income Taxes	160,383	262,527	201,983
Provision for Income Taxes	72,748	88,748	69,209

Net Income	$87,635	$173,779	$132,774

Earnings per Share—Basic	$0.59	$1.17	$0.92

Earnings per Share—Diluted	$0.57	$1.15	$0.90

Average Common Shares Outstanding—Basic	149,501	148,100	144,828

Average Common Shares Outstanding—Diluted	153,069	150,822	147,511

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 31

(In Thousands)

ASSETS

	1999	1998
Current Assets:
Cash and cash equivalents	$143,523	$328,030
Short-term investments	150,493	47,492
Accounts receivable, net of reserves of $8,814 and $7,687	436,751	409,718
Inventories, net of reserves of $37,385 and $22,516	243,882	175,763
Prepaid and other current assets	54,789	37,889

Total current assets	1,029,438	998,892
Property and Equipment, Net	312,066	269,238
Other Assets, Principally Goodwill	331,025	194,102

	$1,672,529	$1,462,232

LIABILITIES AND SHAREOWNERS' INVESTMENT

Current Liabilities:
Accounts payable	$119,212	$72,527
Accrued liabilities	216,671	103,823
Accrued and deferred income taxes	41,919	33,620
Note payable and current maturities of long-term debt	35,152	201,851

Total current liabilities	412,954	411,821
Long-Term Debt, Less Current Maturities	11,024	3,947

Total liabilities	423,978	415,768

Shareowners' Investment:
Common stock, $0.20 par value; authorized 300,000 shares; issued and outstanding 150,173 and 148,837 shares	30,035	29,766
Paid-in capital	392,114	325,882
Retained earnings	783,456	702,212
Accumulated other comprehensive income (loss)	44,033	(10,046)
Deferred compensation	(1,087)	(1,350)

Total shareowners' investment	1,248,551	1,046,464

	$1,672,529	$1,462,232

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREOWNERS' INVESTMENT

(In Thousands)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Paid-in Capital	Retained Earnings	Deferred Compensation		Comprehensive Income (Loss)
	Shares	Amount
Balance, October 31, 1996	78,134	$15,626	$257,546	$392,353	$(1,603)	$159
Net income	—	—	—	132,774	—	—	$132,774
Stock split effected in the form of a stock dividend	65,177	13,035	(13,035)	—	—	—	—
Stock issued for business acquisitions	2,239	448	15,066	3,306	—	—	—
Stock issued for employee benefit plans	1,384	278	19,082	—	(1,025)	—	—
Reduction of deferred compensation	11	2	—	—	1,991	—	—
Reduction in minority interest	—	—	189	—	—	—	—
Translation adjustments	—	—	—	—	—	(5,095)	(5,095)

Balance, October 31, 1997	146,945	29,389	278,848	528,433	(637)	(4,936)	$127,679

Net income	—	—	—	173,779	—	—	$173,779
Stock issued for business acquisitions	162	32	15,554	—	(1,691)	—	—
Stock issued for employee benefit plans	1,730	345	31,475	—	—	—	—
Reduction of deferred compensation	—	—	—	—	978	—	—
Reduction in minority interest	—	—	5	—	—	—	—
Translation adjustments	—	—	—	—	—	(5,110)	(5,110)

Balance, October 31, 1998	148,837	29,766	325,882	702,212	(1,350)	(10,046)	$168,669

Net income	—	—	—	87,635	—	—	$87,635
Adjustment to conform year-end of acquired company	—	—	1,218	(6,391)	172	(171)	—
Stock issued for business acquisitions	348	70	9,505	—	(811)	—	—
Stock issued for employee benefit plans	2,028	407	55,301	—	—	—	—
Reduction of deferred compensation	—	—	—	—	902	—	—
Translation adjustments and other	—	—	—	—	—	(550)	(550)
Shares acquired through share repurchase plan	(1,040)	(208)	208	—	—	—	—
Unrealized gain on securities, net of deferred taxes of $32,200	—	—	—	—	—	54,800	54,800

Balance, October 31, 1999	150,173	$30,035	$392,114	$783,456	$(1,087)	$44,033	$141,885

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED OCTOBER 31

(In Thousands)

	1999	1998	1997
Operating Activities:
Net income	$87,635	$173,779	$132,774
Adjustments to reconcile net income to net cash from operating activities:
Non-recurring charges	148,977	9,168	22,700
Depreciation and amortization	102,090	70,276	51,330
Deferred income taxes provision (benefit)	(30,912)	(3,287)	(6,789)
Other	(810)	5,383	1,341
Changes in assets and liabilities:
Accounts receivable	(28,610)	(139,342)	(79,755)
Inventories	(46,156)	(6,869)	(34,441)
Prepaids and other assets	(8,869)	(9,490)	(9,938)
Accounts payable	41,644	3,991	9,270
Accrued liabilities	78,327	(685)	24,009

Total cash from operating activities	343,316	102,924	110,501

Investing Activities:
Property and equipment additions, net	(105,403)	(101,139)	(126,431)
Acquisition payments	(258,752)	(47,082)	(33,917)
Marketable securities and short-term investments, net	(8,336)	(34,477)	(12,015)
Long-term investments and other non-current assets	(17,034)	(1,433)	(3,523)

Total cash used for investing activities	(389,525)	(184,131)	(175,886)

Financing Activities:
Increase (decrease) in debt	(170,896)	199,607	(4,852)
Common stock sold	45,206	45,715	19,203

Total cash from (used for) financing activities	(125,690)	245,322	14,351
Effect of Exchange Rate Changes on Cash	(1,573)	(1,664)	(1,003)

Effect of Conforming Year End of Acquired Company	(11,035)	—	—

Increase (Decrease) in Cash and Cash Equivalents	(184,507)	162,451	(52,037)
Cash and Cash Equivalents, Beginning of Period	328,030	165,579	217,616

Cash and Cash Equivalents, End of Period	$143,523	$328,030	$165,579

Supplemental Disclosures:
Income taxes paid	$83,382	$83,271	$58,098
Interest paid	$7,563	$780	$400

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

    Principles of Consolidation:  The consolidated financial statements include the accounts of ADC Telecommunications, Inc. (a Minnesota corporation) and all significant subsidiaries in which ADC has more than a 50% equity ownership (collectively, "ADC"). All significant intercompany transactions and balances have been eliminated in consolidation.

    Cash Equivalents:  Cash equivalents represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

    Short-term Investments:  Short-term investments held by ADC and its subsidiaries are classified as available-for-sale securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as available-for-sale are carried at market value with any unrealized holding gains and losses presented as a component of accumulated other comprehensive income within shareowners' investment.

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

    Research and Development Costs:  ADC's policy is to expense all research and development costs in the period incurred.

    Income Taxes:  ADC utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

    Revenue Recognition:  Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract.

    Revenue from services consists of fees for systems requirements definition, system design and analysis, customization and installation services, ongoing system management, system enhancements, service bureau processing, facilities management and maintenance fees. Services revenue is recognized as the services are performed, primarily on a time and materials basis and to a lesser extent on a fixed fee basis over the term of the services provided. Revenue from maintenance contracts is recognized ratably over the term of the agreement, generally one year.

    Revenue from the licensing of software rights is recognized at the time of delivery of the product to the customer, provided that ADC has no remaining service obligations, collectibility is considered probable and the fees are fixed and determinable. Where there are service obligations that are essential to the functionality of the software installed, license fees are recorded over the term of the initial customization period.

    Foreign Currency Translation:  ADC converts assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet date and records translation adjustments in shareowners' investment in the balance sheet. Income statements of foreign operations are translated from the operations' functional currency to U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign exchange transaction gains and losses are reported in other income (expense), net.

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

(2) Consolidated Income Statement Information

Other Income (Expense), Net:

(In thousands)	1999	1998	1997
Interest income	$12,394	$9,265	$9,910
Interest expense	(7,619)	(838)	(454)
Other expense, net	(7,064)	(4,895)	(3,144)

Total, net	$(2,289)	$3,532	$6,312

    Comprehensive Income:  On November 1, 1998, ADC adopted SFAS No. 130, "Reporting of Comprehensive Income." The standard requires the display and reporting of comprehensive income, which includes all changes in shareowners' investment with the exception of additional investments by shareowners or distributions to shareowners. During the year ended October 31, 1999, a company in which ADC has an investment completed an initial public offering. Comprehensive income includes the unrealized gain from reporting this investment at fair value. Comprehensive income is reported on the statement of shareowners' investment.

(3) Consolidated Balance Sheet Information

(In thousands)	1999	1998
Inventories:
Purchased materials and manufactured products	$217,021	$156,006
Work-in-process	26,861	19,757

Total	$243,882	$175,763

Property and equipment:
Land and buildings	$114,335	$110,656
Machinery and equipment	435,364	341,790
Furniture and fixtures	51,253	43,667

Total	600,952	496,113
Less accumulated depreciation and amortization	(288,886)	(226,875)

Total, net	$312,066	$269,238

Intangible assets:
Goodwill	$263,141	$185,580
Acquired technology	37,973	5,984
Less accumulated amortization	(64,121)	(44,039)

Total, net	$236,993	$147,525

Accrued liabilities:
Accrued compensation and benefits	$106,540	$62,456
Other accrued liabilities	110,131	41,367

Total	$216,671	$103,823

(4) Note Payable

    At October 31, 1999, ADC had a $340 million unsecured revolving credit facility for general corporate purposes. Under this five-year credit facility, borrowings carry an initial interest rate equal to the commercial paper interest rate plus 25 basis points. At October 31, 1999, the balance outstanding under this arrangement was $25 million. The revolving credit facility expires on November 24, 2003. This facility requires ADC to maintain certain financial ratios. At October 31, 1999, ADC was in compliance with such requirements.

(5) Acquisitions

    Pooling of Interests Method:  On October 8, 1999, ADC issued 14,096,000 shares of its common stock for all of the outstanding stock of Saville Systems PLC ("Saville"). Saville is a developer and integrator of communications billing and customer care software.

    ADC's consolidated financial statements for prior years have been restated to include the results of Saville within the Integrated Solutions business segment. Net sales and income for the individual entities for fiscal 1999, 1998 and 1997 were as follows (in thousands):

Year ended October 31, 1999	Net Sales	Net Income (Loss)
ADC	$1,771,423	$91,115
Saville	155,524	(3,480)

Combined	$1,926,947	$87,635

Year ended October 31, 1998
ADC (as previously reported)	$1,379,678	$146,727
Saville	167,705	27,052

Combined	$1,547,383	$173,779

Year ended October 31, 1997
ADC (as previously reported)	$1,164,450	$108,837
Saville	107,045	23,937

Combined	$1,271,495	$132,774

    The historical financial statements of ADC have been restated to include the results of operations and financial condition of Saville. ADC's restated financial statements for the years ended October 31, 1998 and 1997 include the operations of Saville for the twelve months ended December 31, 1998 and 1997 and the balance sheet as of December 31, 1998. As a result of changing Saville's year-end from December 31 to October 31, an adjustment to retained earnings of $6.4 million was made to conform year-ends. Expenses of $21.4 million incurred in consummating the Saville acquisition were recorded as a non-recurring charge in the fourth quarter of 1999.

    Purchase Method:  On November 5, 1998, ADC acquired all outstanding common shares of Teledata Communications Ltd. ("Teledata") for $200 million in cash plus stock options valued at $7.9 million. Teledata designs, develops, manufactures, markets and supports advanced wireline and wireless customer access network equipment for telephone companies worldwide. Purchased research and development expenses of $23.6 million were recorded as a non-recurring charge upon completion of the acquisition. Goodwill and other identifiable intangible assets resulting from the acquisition are being amortized over periods ranging from five to fifteen years. Teledata's results have been included in ADC's results since acquisition. Unaudited pro forma results of operations of ADC and Teledata for the year ended October 31, 1998, after giving effect to certain pro forma adjustments, are as follows (dollars in thousands):

Year ended October 31, 1998
Net Sales	$1,610,969
Net Income	$160,081
Earnings Per Share, Diluted	$1.07

    In addition to the transactions identified above, ADC made several smaller acquisitions during fiscal 1999, 1998 and 1997. A summary of recent significant acquisitions, accounted for by the pooling-of-interests and purchase methods, is as follows:

Company	Date	Transaction value (in thousands)
Saville Systems PLC(1)	October 1999	$635,000
Pathway, Inc.	July 1999	9,000
Spectracom, Inc.(2)	May 1999	60,000
Phasor Electronics	January 1999	8,200
Hadax Electronics	November 1998	25,000
Teledata Communications Ltd.	November 1998	210,000
BHA Pty Ltd.	April 1998	20,000
W.E. Tech, Inc.	January 1998	16,000
NewNet, Inc.(1)	October 1997	52,500
Apex Group, Inc.(1)	March 1997	26,000
Wireless Infrastructure Group of PCSI	December 1996	23,000

(1)
Accounted for as a pooling-of-interests.

(2)
Spectracom acquisition agreement provides for contingent consideration of up to $45 million.

    The inclusion of the above acquisitions for periods prior to the date of acquisition would not have materially affected results of operations, except for Teledata as discussed above. Goodwill associated with these purchase acquisitions is being amortized using the straight-line method over periods ranging from seven to fifteen years.

    ADC identifies projects that do not have technological feasibility or other uses at the time of acquisition and records expense at the time of acquisition for these in-process research and development projects. Acquired in-process research and development expenses aggregating $88.6 million in 1999 were associated with the purchase acquisitions. Appraisals for each acquired in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project will ultimately succeed. The most significant components of acquired in-process research and development were $47.5 million associated with optical components, which are used in fiber amplifiers, under development at Spectracom, and $23.6 million associated with products which enhance speed and capacity of digital loop networks, under development at Teledata. Upon acquisition, the acquired Spectracom optical components were estimated to be 69% complete, and the acquired Teledata products under development were estimated to be 65% complete.

    Purchased in-process research and development of $88.6 million in 1999 was associated with the acquisitions of Pathway, Teledata, Phasor Electronics, Hadax Electronics and Spectracom. Non-recurring charges of $9.2 million in 1998 were associated with the acquisitions of BHA Pty Ltd. and interconnect billing software technology. In 1997, $22.7 million of in-process research and development charges was associated with the acquisition of the Wireless Infrastructure Group of Pacific Communications Sciences, Inc.

(6) Employee Benefit Plans

    Retirement Savings Plan:  Substantially all employees are eligible to participate in ADC's Retirement Savings Plan (the "Plan"). ADC matches employee contributions to the Plan up to 6% of wages and, depending on ADC performance, may voluntarily make an additional contribution of up to 70% on 6% of wages. Employees are fully vested in all contributions. ADC's contributions to the Plan were $13.6 million, $12.5 million and $8.2 million during 1999, 1998 and 1997, respectively. The Plan's trustee invests a portion of ADC's cash contributions in ADC's common stock.

    Stock Award Plans:  ADC maintains a Stock Incentive Plan to grant certain stock awards, including stock options at fair market value and restricted shares, to key employees of ADC. A maximum of 29,019,008 stock awards can be granted under this plan; 7,732,824 shares were available for stock awards at October 31, 1999. ADC also maintains a Non-employee Director Stock Option Plan in order to enhance the ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 840,000 non-qualified stock options at fair market value. As of October 31, 1999, 240,500 shares were available for option grants under this plan. In addition, options to acquire a total of 2,923,704 shares have been granted under plans assumed in conjunction with certain acquisitions.

    The following schedule summarizes activity in all plans:

	Stock Options
	Shares	Weighted Average Exercise Price	Restricted Stock (Shares)
Outstanding at October 31, 1996	6,255,882	$11.65	108,586
Granted	7,790,145	$39.19	13,206
Exercised	(1,274,048)	$12.64	—
Restrictions Lapsed	—	—	(15,891)
Canceled	(607,109)	$34.76	(2,600)

Outstanding at October 31, 1997	12,164,870	$28.05	103,301
Granted	4,564,308	$46.09	60,000
Exercised	(1,433,443)	$12.71	—
Restrictions Lapsed	—	—	(65,543)
Canceled	(1,347,308)	$39.97	(4,383)

Outstanding at October 31, 1998	13,948,427	$34.25	93,375
Adjustment to conform year-ends	68,124	—	—
Granted	8,711,766	$45.26	22,236
Exercised	(2,182,268)	$18.07	—
Restrictions Lapsed	—	—	(20,248)
Canceled	(1,698,142)	$32.55	(5,000)

Outstanding at October 31, 1999	18,847,907	$37.90	90,363

Exercisable at October 31, 1999	7,720,041	$36.88	—

    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. As permitted under the standard, ADC has continued to account for employee stock options using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, ADC has recognized no compensation expense for its Stock Incentive Plan or its Non-employee Director Stock Option Plan.

    If compensation expense for ADC's stock-based compensation plans had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, ADC's net income and earnings per share would have decreased to the pro forma amounts indicated below:

(In thousands, except per share amounts)	1999	1998	1997
Net income
As reported	$87,635	$173,779	$132,774
Pro forma	$44,917	$135,562	$102,776
Earnings per share—basic
As reported	$0.59	$1.17	$0.92
Pro forma	$0.30	$0.92	$0.71
Earnings per share—diluted
As reported	$0.57	$1.15	$0.90
Pro forma	$0.29	$0.90	$0.70

    The weighted-average fair value per option at the date of grant for options granted in 1999, 1998 and 1997 was $36.47, $34.25 and $28.05, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	1999	1998	1997
Risk-free interest rate	5.27%	5.19%	6.41%
Expected dividend yield	—	—	—
Expected volatility factor	67.6%	68.6%	44.7%
Expected option term	3.2 years	4.6 years	7.0 years

(7) Capital Stock

    Authorized Stock:  ADC is authorized to issue 300,000,000 shares of $0.20 par value common stock and 10,000,000 shares of no par value preferred stock. There are no shares of preferred stock issued.

    Earnings Per Share:  Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. The following table reconciles the number of shares utilized in the earnings per share calculations:

(In thousands, except earnings per share)	1999	1998	1997
Net income	$87,635	$173,779	$132,774
Earnings per share—basic	$0.59	$1.17	$0.92
Earnings per share—diluted	$0.57	$1.15	$0.90
Weighted average common shares outstanding—basic	149,501	148,100	144,828
Effect of dilutive securities—stock options	3,568	2,722	2,683
Weighted average common shares outstanding—diluted	153,069	150,822	147,511

    Shareowner Rights Plan:  ADC has adopted a Shareowner Rights Plan which provides that if any person or group acquires 15% or more of ADC's common stock, each right (a "Right") not owned by such person or group will entitle its holder to purchase, at the Right's then current purchase price ($62.50 for each one-half share of ADC's common stock at October 31, 1999), common stock of ADC having a value of twice the Right's purchase price. The Rights would not be triggered, however, if the acquisition of 15% or more of ADC's common stock is pursuant to a tender offer or exchange for all outstanding shares of ADC's common stock which is determined by the board of directors to be fair and in the best interests of ADC and its shareowners. The Rights are redeemable at $0.01 per share any time prior to the time they become exercisable. The Rights will expire on November 28, 2005, if not previously redeemed or exercised.

    Stock Repurchase Program:  In April 1998, ADC announced a stock repurchase program under which ADC was permitted to purchase up to 6.7 million shares of common stock in open market transactions as market and business conditions warranted. As part of this program, ADC allowed for the use of forward repurchase agreements, "equity collar" arrangements using call and put options, or other arrangements to purchase ADC shares. The share repurchase program was terminated in 1999.

    During 1998, ADC sold put options to independent third parties that entitled holders of the options to sell shares of ADC common stock to ADC and purchased call options from the same parties that entitled ADC to buy shares of its common stock. In January and February 1999, ADC received 1,037,622 shares of its common stock in partial settlement of outstanding options. Shares received in settlement of this transaction have been re-issued through unrelated transactions.

(8) Income Taxes

    The components of the provision for income taxes are as follows:

(In thousands)	1999	1998	1997
Current taxes payable:
Federal	$89,274	$70,339	$53,890
Foreign	6,550	14,855	15,512
State	7,836	6,500	6,596

	103,660	91,694	75,998
Deferred	(30,912)	(2,946)	(6,789)

Total provision	$72,748	$88,748	$69,209

    The effective income tax rate differs from the federal statutory rate as follows:

	1999	1998	1997
Federal statutory rate	35%	35%	35%
Research and development tax credits	(3)	(2)	(2)
Goodwill amortization	3	1	1
State income taxes, net	2	2	2
FSC exempt income	(1)	(1)	(1)
Foreign income taxes	(2)	(2)	(2)
Acquired in-process research & development	7	1	—
Acquisition and integration fees	4	—	—
Other, net	—	—	1

Effective income tax rate	45%	34%	34%

    Deferred tax assets (liabilities) of ADC as of October 31, 1999 and 1998 are composed of the following:

(In thousands)	1999	1998
Current deferred tax assets:
Asset valuation reserves	$7,376	$8,276
Accrued liabilities	(5,718)	13,000
Other	2,146	664

Total	$3,804	$21,940

Non-current deferred tax assets (liabilities):
Intangible assets	$39,272	$21,614
Depreciation	(8,763)	(3,987)
Other	4,765	465

Total	$35,274	$18,092

    In connection with its 1999 acquisitions, ADC recorded non-recurring, non-tax-deductible charges for acquisition fees and acquired in-process research and development. The exclusion of these charges would result in an effective tax rate of 34% in 1999.

    The provision for foreign income taxes is based upon foreign pretax earnings of approximately $7.3 million, $19.5 million and $27.7 million during 1999, 1998 and 1997, respectively.

(9) Business Restructuring and Other Non-Recurring Charges

    A summary of 1999 business restructuring and other non-recurring charges is as follows (in thousands):

Restructuring the former Wireless Systems Group	$29,977
Restructuring plan for the Broadband Access & Transport Group	9,000
Purchased in-process research and development expenses	88,600
Saville acquisition and integration fees	21,400

Total	$148,977

    Non-recurring charges in 1998 and 1997 represent purchased in-process research and development charges from acquisitions. See Note 5.

    During the first quarter of 1999, ADC's management approved a restructuring plan, which included initiatives to integrate the software operations of the former Wireless Systems Group with the newly formed Integrated Solutions Group, consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit ADC's current focus and growth strategy. This business restructuring plan was completed during the fourth quarter of 1999. Actual costs incurred were $30 million, an amount equal to the initial estimate recorded during the first quarter of 1999. The charges included $4.4 million for employee termination costs, $8.8 million on the sale of a subsidiary, $11.1 million associated with the write-off of goodwill and discontinuance of the City RFX product line, as well as $5.7 million in facilities closing and other costs that were directly related to ADC's exit plan.

    During the fourth quarter of 1999, ADC's management approved a restructuring plan to consolidate the Portland, Oregon manufacturing operations of the Broadband Access and Transport Group into Minneapolis, Minnesota. The estimated restructuring charges were $9 million. The estimate was composed of $4.8 million for employee termination costs, $1.5 million for facilities closing costs, and $2.7 million for asset disposals and other directly associated costs. As of October 31, 1999, there have been no costs incurred as part of this restructuring because the plan was still in its initial stages. Completion of the consolidation is expected by the end of the third quarter of 2000.

(10) Derivative Instruments and Hedging Activities

    Accounting for Derivatives and Hedging Activities:  ADC adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on November 1, 1998. In doing so, ADC did not incur any transition adjustments to earnings.

    All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, ADC designates the derivative as (1) a fair value hedge, (2) a cash flow hedge, (3) a foreign-currency hedge, (4) a net investment in a foreign operation or (5) a trading instrument. ADC engages primarily in derivatives classified as trading instruments, and changes in the fair value of the derivatives are reported in current-period earnings. ADC also hedges some selected foreign-currency denominated forecasted transactions (cash flow hedges), in which changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income (loss).

    ADC formally documents all relations between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. ADC formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

    Cash Flow Hedges:  ADC uses foreign-currency forward-exchange contracts with durations of less than twelve months to hedge against the effect of exchange-rate fluctuations on forecasted intercompany transactions. Such contracts had a total notional amount of $8.5 million at October 31, 1999. For the year ended October 31,1999, ADC recognized a gain of $352,415 reported in other income (expense) in the statements of income for the hedges that have settled.

    As of October 31,1999, $580,997 of deferred net gains on derivative instruments included in accumulated other comprehensive income are expected to be reclassified to earnings during the next twelve months.

    Trading Derivatives:  ADC purchases foreign-currency forward exchange contracts with contract terms normally lasting less than six months to protect against the adverse effect that exchange-rate fluctuations may have on foreign-currency-denominated assets, principally Canadian Dollars, Mexican Pesos and the Euro. These derivatives do not qualify for hedge accounting, in accordance with SFAS No.133, because they relate to existing assets denominated in a foreign currency. The gains and losses on both the derivatives and the foreign-currency-denominated assets are recorded as transaction adjustments in current earnings. At October 31, 1999, there were no open trading derivatives.

(11) Commitments and Contingencies

    Operating Leases:  A portion of ADC's operations are conducted using leased equipment and facilities. These leases are non-cancelable and renewable, with expiration dates ranging through the year 2014. The rental expense included in the accompanying consolidated statements of income was $24.2 million, $24.9 million and $17.7 million for 1999, 1998 and 1997, respectively.

    ADC has entered into a five-year operating lease agreement for new domestic administrative facilities. The total cost of the facilities covered by the agreement is expected to be approximately $100 million. Construction of the facilities began late in fiscal 1999 and is expected to be completed in 2001. The lease provides for a substantial residual value guarantee (less than 90% of the total cost), which is due upon termination of the lease and includes purchase and renewal options. ADC may exercise its purchase option or the facilities may be sold to a third party. Upon termination of the lease, ADC expects the fair market value of the leased facilities to substantially reduce or eliminate the payment under the residual value guarantees. The table of future minimum operating lease payments below excludes any payments related to these guarantees.

    The following is a schedule of future minimum rental payments required under non-cancelable operating leases as of October 31, 1999:

(In thousands)
2000	$29,308
2001	25,683
2002	22,199
2003	17,557
2004 and thereafter	37,156

Total	$131,903

    Contingencies:  ADC has been named as a defendant in lawsuits in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on ADC's financial condition or results of operations.

    Change of Control:  The board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of ADC. The board has retained the flexibility to cancel such provisions under certain circumstances.

(12) Segment Information

    ADC has three reportable segments: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions. Broadband Connectivity products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The segment also includes fiber-optic and wireless components. Broadband Access and Transport products include access and transport systems that deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. Integrated Solutions products and services consist of systems integration services, operation support systems (OSS) software and enhanced services/intelligent network software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks.

    The "management approach" called for by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," has been used to present the segment information which follows. That approach is based upon the way management organizes segments within an enterprise for making operating decisions and assessing performance. Accounting policies used by the segments are the same as those described in Note 1.

    Intersegment sales were not significant. The following costs are not allocated to segment results:

•	Non-recurring charges;
•	Goodwill amortization resulting from acquisitions;
•	Interest income or expense; and
•	Other non-operating income and expense, resulting primarily from disposition of fixed assets and foreign exchange gains and losses.

    Corporate assets consist primarily of cash, which is managed centrally, and goodwill. Capital expenditures do not include amounts arising from the purchase of businesses.

    International sales to external customers are on a "shipped-to" basis. No single country has property and equipment which is material enough to warrant disclosure. No single customer accounts for more than ten percent of ADC's consolidated sales.

	Segment Information (In thousands)
	Broadband Connectivity	Broadband Access & Transport	Integrated Solutions	Unallocated Corporate Items	Consolidated
1999
External sales	$912,445	$631,936	$382,566	$—	$1,926,947
Depreciation and amortization	26,418	26,746	10,353	38,573	102,090
Non-recurring charges	—	—	—	148,977	148,977
Operating income	336,388	(20,888)	24,691	(177,519)	162,672
Capital expenditures	50,484	18,491	19,069	17,359	105,403
Assets	397,430	418,887	280,774	575,438	1,672,529
1998
External sales	$649,734	$544,644	$353,005	$—	$1,547,383
Depreciation and amortization	24,797	20,375	4,668	20,436	70,276
Non-recurring charges	—	—	—	9,168	9,168
Operating income	192,585	13,075	51,381	1,954	258,995
Capital expenditures	44,906	30,508	9,992	15,733	101,139
Assets	303,489	298,749	194,828	665,166	1,462,232
1997
External sales	$542,346	$503,752	$225,397	$—	$1,271,495
Depreciation and amortization	16,292	17,832	1,965	15,241	51,330
Non-recurring charges	—	—	—	22,700	22,700
Operating income	169,227	11,491	45,754	(30,801)	195,671
Capital expenditures	61,819	26,666	12,802	25,144	126,431
Assets	259,630	249,703	112,502	419,843	1,041,678

Geographic Information (In thousands)
	1999	1998	1997
Sales:
Outside the United States	$443,031	$334,994	$271,014
Inside the United States	1,483,916	1,212,389	1,000,481

Total	$1,926,947	$1,547,383	$1,271,495

Property and Equipment, Net:
Outside the United States	$60,745	$54,317	$41,116
Inside the United States	251,321	214,921	185,182

Total	$312,066	$269,238	$226,298

(13) Quarterly Financial Data

(Unaudited in thousands, except earnings per share)	FIRST QUARTER		SECOND QUARTER	THIRD QUARTER		FOURTH QUARTER		TOTAL
	1999
Net Sales	$404,294		$456,591	$483,597		$582,465		$1,926,947

Gross Profit	191,983		216,126	229,354		279,501		916,964

Income (Loss) Before Income Taxes	(4,252)		68,537	20,741		75,357		160,383
Provision for Income Taxes	5,433		23,244	9,857		34,214		72,748

Net Income (Loss)	$(9,685	)(1)	$45,293	$10,884	(2)	$41,143	(3)	$87,635	(4)

Average Common Shares Outstanding—Basic	149,106		149,145	149,658		150,483		149,501

Earnings (Loss) Per Share—Basic	$(0.06)		$0.30	$0.08		$0.27		$0.59

Average Common Shares Outstanding—Diluted	149,452		153,349	153,794		153,706		153,069

Earnings (Loss) Per Share—Diluted	$(0.06	)(1)	$0.29	$0.07	(2)	$0.27	(3)	$0.57	(4)

	1998
Net Sales	$324,418	$377,546		$405,074	$440,345	$1,547,383

Gross Profit	157,244	183,546		195,557	211,642	747,989

Income Before Income Taxes	51,112	54,607		73,081	83,727	262,527
Provision for Income Taxes	16,507	20,232		24,307	27,702	88,748

Net Income	$34,605	$34,375	(5)	$48,774	$56,025	$173,779	(5)

Average Common Shares Outstanding—Basic	147,259	148,077		148,372	148,684	148,100

Earnings Per Share—Basic	$0.23	$0.23		$0.33	$0.38	$1.17

Average Common Shares Outstanding—Diluted	151,537	151,057		151,243	150,895	150,822

Earnings Per Share—Diluted	$0.23	$0.23	(5)	$0.32	$0.37	$1.15	(5)

(1)
First quarter 1999 includes $47 million net-of-tax charges ($0.31 per diluted share) for non-recurring purchased in-process research and development expenses associated with acquisitions of Teledata Communications, Hadax Electronics, and Phasor Electronics and the restructuring of the former Wireless Systems Group.

(2)
Third quarter 1999 includes $41 million net-of-tax non-recurring charges ($0.27 per diluted share) for purchased in-process research and development expenses associated with acquisitions of Spectracom and Pathway.

(3)
Fourth quarter 1999 includes $30 million net-of-tax non-recurring charges ($0.19 per diluted share) related to the acquisition of Saville Systems and the restructuring plan to consolidate operations of the Broadband Access and Transport Group.

(4)
Full-year 1999 includes $118 million net-of-tax charges ($0.77 per diluted share) as explained for the first, third and fourth quarters of 1999.

(5)
Second quarter 1998 includes $8 million net-of-tax non-recurring charges ($0.06 per diluted share) related to purchased in-process research and development expenses associated with the acquisitions of BHA Pty Ltd. and interconnect billing software technology.

Exhibit 13-a

PORTIONS OF 1999 ANNUAL REPORT TO SHAREOWNERS

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

    ADC Telecommunications, Inc. ("ADC") offers a broad range of network equipment, software and integration services for broadband, multiservice networks that deliver Internet/data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. ADC's broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media.

    Telephone companies, cable television operators, Internet/data service providers, wireless service providers and other communications service providers are building the broadband infrastructure required to offer high-speed Internet access and data, video, telephony and other interactive multimedia services to residential and business customers. Broader network bandwidths are continually required for these services, and ADC's product offerings and development efforts are focused on increasing the speed and efficiency of communications networks from the service providers' offices through the network equipment that connects to end users' residences and businesses.

    ADC offers network equipment, software and integration services within the following three product groups: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions.

    BROADBAND CONNECTIVITY  products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The group also supplies fiber-optic and wireless components. These products are used globally in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks. Broadband Connectivity products provide the physical contact points for connecting different communications system components and gaining access to communications system circuits for the purpose of installing, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing such circuits within the central office and the "last mile/kilometer" portion of communications networks. Fiber-optic components include connectors, isolators, circulators, collimators, couplers, splitters, dense wavelength division multiplexing (DWDM) devices and pump lasers. Wireless components include coverage enhancement products, tower top amplifiers and RF filters. Broadband Connectivity products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments, system integrators and communications equipment manufacturers and distributors.

    BROADBAND ACCESS AND TRANSPORT  products include access and transport systems that deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. These products are used globally to deliver Internet/data, video and voice services to residential and business customers. Generally, these products are aimed at upgrading service providers' networks to broadband capabilities, while also introducing new service delivery functionality and cost effectiveness into the networks. Broadband Access and Transport products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments and communications equipment distributors.

    The group's transport systems operate between central offices and in the "last mile/kilometer" portion of communications networks and include Soneplex®, Cellworx®, CellSpan™, Homeworx™, Optiworx™, DV6000™ and BroadAccess™ systems. The Soneplex system delivers T1-based services over copper or fiber facilities. As the industry's first global ATM Virtual Path transport element, the Cellworx system offers bandwidth-efficient, multiservice delivery of Internet/data, video and voice services, allocates only the bandwidth needed per service type and extends communications services over fiber-optic and copper (using xDSL technologies) facilities to businesses and residences. The CellSpan broadband wireless system delivers high-speed Internet/data, video and voice services. The Homeworx system enables cable television operators to transport high-speed digital signals for two-way Internet/data, video and voice services. ADC also provides the Optiworx family of fiber-optic transmitter and node products, along with coaxial amplifiers that cable television operators use to upgrade their networks to broader bandwidths for digital Internet/data, video, and voice services. The DV6000 system transmits a variety of signal types using a high-speed, uncompressed digital format over fiber facilities, and is used in the long haul portions of cable television, broadcast and interactive video networks, including distance learning, government and campus networks. The BroadAccess digital loop carrier system is used to deliver Internet/data and voice services.

    The group's access systems include both customer located devices (which are part of the service provider's network) and customer premise devices (which are owned by the service provider's business customer) that can work alone or in conjunction with one of ADC's transport systems or with other vendors' transport systems. These devices include data service units (DSUs), channel service units (CSUs), T1/E1 multiplexers, T3/E3 multiplexers, integrated access devices (offering a wide variety of Internet/data, video and voice interfaces), MPEG video products and ATM access concentrators.

    INTEGRATED SOLUTIONS  products and services consist of systems integration services, operations support systems (OSS) software and enhanced services/intelligent network software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet/data, video and voice services to residences and businesses. OSS software includes the Saville Systems® line of communications billing and customer care software and the Metrica® line of network performance and service level assurance software. Enhanced services/ intelligent network software includes the NewNet® line of Signaling System 7 (SS7), intelligent network, wireless messaging and provisioning, Communications Assistance to Law Enforcement Act (CALEA) and Internet applications software. Integrated Solutions products and services are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers and communications equipment manufacturers.

    Historically, ADC's principal product offerings generally consisted of copper-based and fiber-optic-based products designed to address the needs of its customers for transmission and connectivity on traditional communications networks. With the growth of multimedia applications and the related development of enhanced Internet/data, video and voice services, ADC's more recent product offerings and research and development efforts have increasingly focused on emerging technologies and network equipment, software and integration service offerings for broadband communications applications. The market for broadband communications network equipment, software and integration services is evolving and rapidly changing. ADC's growth is dependent in part on its ability to successfully develop and commercially introduce new products in each of its product groups and is also dependent on the growth of the market. The growth in the market for such broadband communications products and services is dependent on a number of factors, including the amount of capital expenditures by communications service providers, regulatory and legal developments, changes to capital expenditure rates by communications service providers (which could result from the ongoing consolidation of customers in the market as well as the addition of new customer entrants to the market) and end-user demands for integrated Internet/data, video, voice and other communications services. There can be no assurance that ADC's new or enhanced products and services will meet with market acceptance or be profitable.

    ADC's operating results may fluctuate significantly from quarter to quarter due to several factors. ADC is growing through acquisition and expansion, and results of operations described in this report may not be indicative of results to be achieved in future periods. ADC's expense levels are based in part on management's expectations of future revenues. Although management has and will continue to take measures to adjust expense levels, if revenue levels in a particular period fluctuate, operating results may be adversely affected. In addition, ADC's results of operations are subject to seasonal factors. ADC historically has experienced a stronger demand for its products in the fourth fiscal quarter, primarily as a result of customer budget cycles and ADC's fiscal year-end incentives, and has experienced a weaker demand for its products in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future.

    As used in this report, the years 1997, 1998 and 1999 refer to ADC's fiscal years ended October 31, 1997, 1998 and 1999, respectively, and 2000 refers to ADC's fiscal year ending October 31, 2000.

RESULTS OF OPERATIONS

    On October 8, 1999, ADC completed the acquisition of Saville Systems PLC. The acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of Saville Systems as part of ADC and the Integrated Solutions Group.

    The percentage relationships to net sales of certain income and expense items for 1999, 1998 and 1997, and the percentage changes in these income and expense items between years, are contained in the following table:

				Percentage Increase (Decrease) Between Periods
	Percentage of Net Sales
				1999 vs. 1998	1998 vs. 1997
	1999	1998	1997
Net Sales	100.0%	100.0%	100.0%	24.5%	21.7%
Cost of Product Sold	(52.4)	(51.7)	(52.1)	26.3	20.8

Gross Profit	47.6	48.3	47.9	22.6	22.7
Expenses:
Research and development	(10.0)	(10.3)	(10.4)	21.1	20.0
Selling and administration	(20.3)	(19.9)	(19.5)	26.7	24.0
Goodwill amortization	(1.2)	(0.8)	(0.8)	77.4	25.3
Non-recurring charges	(7.7)	(0.6)	(1.8)	1,525.0	(59.6)

Operating Income	8.4	16.7	15.4	(37.2)	32.4
Other Income (Expense), Net:
Interest	0.2	0.6	0.7	(43.3)	(10.9)
Other	(0.3)	(0.3)	(0.2)	(44.3)	(55.7)

Income Before Income Taxes	8.3	17.0	15.9	(38.9)	30.0
Provision for Income Taxes	(3.8)	(5.8)	(5.5)	(18.0)	28.2

Net Income	4.5%	11.2%	10.4%	(49.6)%	30.9%

    Net Sales:  Net sales were $1.93 billion, $1.55 billion and $1.27 billion for 1999, 1998 and 1997, respectively, reflecting 24.5%, 21.7% and 44.2% increases, respectively, over the prior years. International sales comprised 23.0%, 21.6% and 21.3% of ADC's sales for 1999, 1998 and 1997, respectively.

    The following table sets forth ADC's net sales for 1999, 1998 and 1997 for each of ADC's functional product groups described above (dollars in millions):

	1999		1998		1997
Product Group	Net Sales	%	Net Sales	%	Net Sales	%
Broadband Connectivity	$912.4	47.3%	$649.8	42.0%	$542.3	42.7%
Broadband Access and Transport	631.9	32.8	544.6	35.2	503.8	39.6
Integrated Solutions	382.6	19.9	353.0	22.8	225.4	17.7

Total	$1,926.9	100.0%	$1,547.4	100.0%	$1,271.5	100.0%

    During 1999, 1998 and 1997, net sales of Broadband Connectivity products increased by 40.4%, 19.8% and 36.8%, respectively. This growth reflects continued strong global demand for ADC's copper- and fiber-connectivity systems. In addition, sales of fiber-optic components more than doubled in 1999 compared to 1998. Broadband Connectivity's sales have grown in recent years and now represent approximately half of ADC's net sales. ADC expects that future sales of Broadband Connectivity products will continue to account for a substantial portion of its net sales, although these products may decline as a percentage of total revenues due to the ongoing evolution of technologies in the marketplace.

    During 1999, 1998 and 1997, net sales of Broadband Access and Transport products increased by 16.0%, 8.1% and 30.2%, respectively. This growth is primarily the result of business acquisitions, higher sales of telephone transport systems and ATM access products, and the emerging sales of Homeworx cable telephony systems, but is partially offset by lower sales of other access products.

    During 1999, 1998 and 1997, net sales of Integrated Solutions products increased 8.4%, 56.6% and 127.9%, respectively. The increase was generated primarily by growth in systems integration services and software sales, but was partially offset in 1999 by lower sales of Saville Systems software products and the discontinuance of low-margin consulting services. Sales of systems integration services in 1998 were also favorable as a result of a business acquisition.

    Gross Profit:  During 1999, 1998 and 1997, gross profit percentages were 47.6%, 48.3% and 47.9%, respectively. The decrease in 1999 was primarily the result of a lower gross profit percentage at Saville Systems due to lower sales of older generation software products during the introduction of next-generation software products. ADC anticipates that its future gross profit percentage will continue to be affected by many factors, including product mix, the timing of new product introductions and manufacturing volume.

    Operating Expenses:  Total operating expenses for 1999, 1998 and 1997 were $754.3 million, $489.0 million and $413.8 million, respectively, representing 39.2%, 31.6% and 32.5% of net sales, respectively. Non-recurring charges of $149.0 million, $9.2 million and $22.7 million are included in the results for 1999, 1998 and 1997, respectively. Excluding non-recurring charges, operating expenses would have represented 31.4%, 31.0% and 30.8% of net sales, respectively. The non-recurring charge in 1999 related to the write-off of purchased in-process research and development costs resulting from the acquisitions of Teledata Communications, Hadax Electronics, Phasor Electronics, Spectracom and Pathway, together with costs for the strategic restructuring of the former Wireless Systems Group, consolidation of Broadband Access and Transport manufacturing, and costs directly related to the acquisition of Saville Systems. The increase in operating expenses was primarily driven by costs associated with acquired companies, as well as expanded operations necessary to support higher business volumes.

    Research and development expenses were $192.9 million, $159.3 million and $132.8 million for 1999, 1998 and 1997, respectively, representing 10.0%, 10.3% and 10.4% of net sales, respectively. The dollar increases are primarily due to new product initiatives and business acquisitions. ADC believes that, given the competitive environment and rapidly changing technology in the communications equipment industry, continued commitment to product development efforts will be required for ADC to remain competitive. Accordingly, ADC intends to continue to allocate substantial resources to product development for each of its product groups. However, ADC recognizes the need to balance the cost of product development with expense controls, and remains committed to carefully managing the rate of increase of such expenses.

    Selling and administration expenses were $390.2 million, $308.0 million and $248.3 million for 1999, 1998 and 1997, respectively, representing 20.3%, 19.9% and 19.5% of net sales, respectively. These increases primarily reflect the activities of acquired companies, incentives associated with selling activities and additional personnel related to expanded operations.

    Several of ADC's acquisitions have been accounted for as purchase transactions in which the initial purchase price exceeded the fair value of the acquired assets. As a result of ADC's acquisition activity, goodwill amortization increased to $22.2 million in 1999, compared to $12.5 million and $10.0 million for 1998 and 1997, respectively.

    ADC identifies projects that do not have technological feasibility or other uses at the time of acquisition and records expense at the time of acquisition for these in-process research and development projects. Acquired in-process research and development expenses aggregating $88.6 million in 1999 were associated with the purchase acquisitions described in Note 5 to the Consolidated Financial Statements. Appraisals for each acquired in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project will ultimately succeed. The most significant components of acquired in-process research and development were $47.5 million associated with optical components, which are used in fiber amplifiers, under development at Spectracom, and $23.6 million associated with products which enhance speed and capacity of digital loop networks, under development at Teledata Communications. Upon acquisition, the acquired Spectracom optical components were estimated to be 69% complete, and the acquired Teledata Communications products under development were estimated to be 65% complete. ADC estimates that the Spectracom and Teledata Communications projects will require an additional $40 million and $15 million, respectively, of research and development expenses to complete these technologies.

    Other Income (Expense), Net:  For 1999, 1998 and 1997, interest income was $12.4 million, $9.3 million and $9.9 million, respectively. For 1999, 1998 and 1997, interest expense was $7.6 million, $0.8 million and $0.5 million, respectively. The year-over-year changes reflect the use of debt to finance acquisitions.

    The remaining other income (expense) represents the gain or loss on foreign exchange transactions, the sale of fixed assets and activity associated with investments.

    Income Taxes:  The effective income tax rate for 1999, 1998 and 1997 was significantly affected by non-tax deductible acquisition costs and purchased in-process research and development charges. These expenses are associated with the acquisitions made during the current year. In addition, the marginal tax rate of 37% was applied to restructuring expenses. Excluding the impact of the benefits associated with non-recurring charges, the effective income tax rate was 34%, 33% and 34% for 1999, 1998 and 1997, respectively.

    Net Income:  Net income was $87.6 million (or $0.57 per diluted share) for 1999, compared to $173.8 million (or $1.15 per diluted share) for 1998, and $132.8 million (or $0.90 per diluted share) for 1997. Excluding $117.9 million, $8.3 million and $14.5 million net-of-tax, non-recurring charges in 1999, 1998 and 1997, respectively, net income would have been $205.5 million, $182.1 million and $147.3 million, respectively, and diluted earnings per common share would have been $1.34, $1.21 and $1.00, respectively. Non-recurring charges are discussed in Note 9 to the Consolidated Financial Statements.

Segment Disclosure

Broadband Connectivity Segment

    Broadband Connectivity products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The group also supplies fiber-optic and wireless components. These products are used globally in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks.

For the Years Ended October 31,	1999	1998	1997
	(Dollars in Thousands)
External Sales	$912,445	$649,734	$542,346
Depreciation and Amortization	26,418	24,797	16,292
Operating Income	336,388	192,585	169,227
Capital Expenditures	50,484	44,906	61,819

At October 31,	1999	1998	1997
Assets	$397,430	$303,489	$259,630

    Broadband Connectivity sales increased $262.7 million, or 40.4%, in 1999 compared to 1998 due primarily to increased demand for copper- and fiber-connectivity systems. In addition, sales of fiber-optic components more than doubled in 1999 compared to 1998. In 1998, sales increased $107.4 million, or 19.8%. Strong worldwide growth in Broadband Connectivity systems continues as a result of growth in Internet/data traffic and digital services, which are creating demand for broader bandwidth connections, and the growth of new service providers, which are creating demand for connectivity to new and existing communications networks.

    During 1999, operating income for the Broadband Connectivity segment increased $143.8 million, or 74.7%. Expenses were controlled despite the growth in business volume. Efficiencies have been gained through improvements made in cost structures.

    For 1999 and 1998, depreciation increased $1.6 million and $8.5 million, respectively. The increases are due to the construction of manufacturing facilities in Shakopee, Minnesota and Juarez, Mexico.

    Capital expenditures increased $5.6 million, or 12.4%, and decreased $16.9 million, or 27%, in 1999 and 1998, respectively. Capital spending increased in 1999 primarily due to the expansion of manufacturing facilities as a result of increases in product demand. The decrease in capital spending activity in 1998 was caused primarily by the completion of the Shakopee, Minnesota and Juarez, Mexico manufacturing facilities in 1998. The majority of the spending for these facilities occurred in 1997. Subsequent expansions to these facilities were in process or completed during 1999.

Broadband Access and Transport Segment

    Broadband Access and Transport offerings enable service providers to deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. These products are used globally to deliver Internet/data, video and voice services to residential and business customers.

For the Years Ended October 31	1999	1998	1997
	(Dollars in Thousands)
External Sales	$631,936	$544,644	$503,752
Depreciation and Amortization	26,746	20,375	17,832
Operating Income (Loss)	(20,888)	13,075	11,491
Capital Expenditures	18,491	30,508	26,666

At October 31	1999	1998	1997
Assets	$418,887	$298,749	$249,703

    Broadband Access and Transport sales increased $87.3 million, or 16.0%, in 1999 compared to 1998 due primarily to business acquisitions (mainly Teledata Communications) and higher sales of telephone transport systems and ATM access products. This growth was partially offset by lower demand for other access products. In 1998, sales increased $40.9 million, or 8.1%. For 1998, sales growth was due to higher sales of telephone transport systems and the rollout of Homeworx cable telephony systems in the United States, but was partially offset by lower sales of access products. Broadband Access and Transport products are aimed at upgrading service providers' networks to broadband capabilities, while also introducing new service delivery functionality and cost effectiveness into these networks.

    In 1999, the Broadband Access and Transport segment reported an operating loss of $20.9 million, after reporting operating income of $13.1 million in 1998. The segment experienced declining profitability due to increased research and development and selling/marketing expenses for the development and marketing of new products, combined with slower than expected shipments of new products during 1999.

    Depreciation and amortization increased $6.4 million, or 31.3%, compared to 1998, due primarily to the acquisition of Teledata Communications. For 1998, depreciation and amortization increased $2.5 million, or 14.2%.

    This segment's capital additions for 1999 were $18.5 million, a decrease of $12.0 million, or 39.4%, compared to 1998. Expenditures for software upgrades decreased in 1999 because the majority of software upgrades occurred in 1998 and 1997. Attention was focused on streamlining the cost of operations in 1999 and, as a result, less capital was spent on expansions. During the fourth quarter of 1999, ADC announced a consolidation of the segment's manufacturing operations to improve cost efficiency. Asset increases during 1999 are mainly attributable to the acquisition of Teledata Communications.

Integrated Solutions Segment

    Integrated Solutions products and services consist of systems integration services, OSS software and enhanced services/intelligent network software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet/data, video and voice services to residences and businesses. This segment also includes the results of Saville Systems, which was acquired in October 1999 and accounted for using the pooling-of-interests method, resulting in the restatement of financial results for all years.

For the Years Ended October 31	1999	1998	1997
	(Dollars in Thousands)
External Sales	$382,566	$353,005	$225,397
Depreciation and Amortization	10,353	4,668	1,965
Operating Income	24,691	51,381	45,754
Capital Expenditures	19,069	9,992	12,802

At October 31	1999	1998	1997
Assets	$280,774	$194,828	$112,502

    Integrated Solutions sales increased $29.6 million, or 8.4%, in 1999 compared to 1998 due primarily to increases in sales generated by systems integration services, but this increase was partially offset by lower sales of Saville Systems software products and the discontinuance of low-margin consulting services. The 56.6% increase in 1998 sales was attributable to an approximately 56% increase in sales for both systems integration services and software products. Sales of systems integration services in 1998 were also favorable as a result of the acquisition of W.E. Tech, Inc. The growth in systems integration services is a result of a broad range of service providers building and upgrading networks that offer integrated Internet/data, video and voice services. Service providers select ADC's systems integration services for consulting, engineering, installation, software and system support, and activation of broadband, multiservice communications networks for growth, flexibility and rapid deployment. Service providers also are purchasing OSS software and enhanced services/intelligent network software to generate, deliver and manage multiple communications services delivered to residential and business customers.

    During 1999, operating income for the Integrated Solutions segment decreased $26.7 million, or 51.9%. The decrease was primarily due to Saville Systems generating lower sales of older generation software products during the introduction of next-generation software products.

    Depreciation and amortization increased $5.7 million from 1998 to $10.4 million in 1999. Implementation of new software systems in 1998 and 1999 contributed to this overall increase.

    During 1999, capital expenditures increased by $9.1 million, or 90.8%. The increase is due to expansion of operations and implementation of software systems.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents, primarily short-term investments in commercial paper with maturities of less than 90 days, decreased $184.5 million, increased $162.5 million and decreased $52.0 million during 1999, 1998 and 1997, respectively. The major cause of the 1999 decrease was related to acquisitions. To prepare for the acquisition of Teledata Communications, ADC borrowed $200.0 million late in 1998, resulting in a $328.0 million temporary cash balance at year-end. During 1999, $343.3 million of cash generated from operations allowed ADC to reduce its note payable from $200.0 million to $3.9 million. Compared to 1998, ADC generated substantially greater cash from operations in 1999 as a result of improved sales, as discussed in "Results of Operations" above, and improved management of working capital.

    During 1998, ADC purchased an investment in Efficient Networks, Inc. The initial investment was $5.0 million, representing a 5.3% ownership position. During the third quarter of fiscal 1999, Efficient Networks completed an initial public offering of its common stock, which caused a valuation adjustment in ADC's investment. At October 31, 1999, ADC carried the investment at a market value of $93.1 million.

    Subsequent to year end, Siara Systems, in which ADC has a 7.75% ownership interest, agreed to be acquired by Redback Networks, Inc. in a stock for stock transaction valued at approximately $4.3 billion. ADC's initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, ADC's investment will be reflected on the balance sheet at the market value of its shares.

    At October 31, 1999, ADC had a $340 million five-year revolving credit facility, which is available for general corporate purposes. Under this five-year revolving credit facility, borrowings carry an initial interest rate equal to the commercial paper rate plus 25 basis points.

    ADC believes that its current cash and investments, cash generated from operating activities, and available credit facilities will be adequate to fund its working capital requirements and planned capital expenditures for 2000. However, ADC may find it necessary to seek additional sources of financing to support its capital needs, for additional working capital, potential investments or acquisitions or otherwise.

YEAR 2000 MATTERS

    Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect ADC and the United States and world economy generally.

    ADC's project team (consisting of representatives from its information technology, finance, business development, manufacturing, product development, sales, marketing and legal departments) has addressed both internal and external Year 2000 issues. ADC's internal financial, manufacturing and other computer systems have been reviewed to assess and minimize Year 2000 issues. ADC's assessment of internal systems included its information technology ("IT") as well as non-IT systems (systems which may contain embedded technology in manufacturing or process control equipment containing microprocessors or other similar circuitry). ADC's Year 2000 readiness program included the following three phases: identifying systems that needed to be modified or replaced, carrying out the modifications to existing systems or conversion to new systems, and conducting validation testing of various systems and applications to determine their readiness. ADC has completed all three phases of this program for both corporate-level IT and non-IT systems.

    ADC's product development processes contain steps to include Year 2000 readiness verification for all current and future products. Most of ADC's existing products are currently Year 2000 ready, and all of its active products are either Year 2000 ready or have an upgrade path identified on the ADC Year 2000 Internet web page. Several obsolete or ADC discontinued products will not be upgraded and are so listed on ADC's web page.

    The amount of work required to address Year 2000 issues was not extensive. ADC has replaced certain of its financial and operational systems in the last several years, and the new equipment and software has substantially addressed Year 2000 issues. Existing hardware and software was assessed, and any required modifications have been made.

    ADC retained a consulting firm to assess ADC's corporate-level IT system readiness for Year 2000. The firm concluded that more than 75% of these hardware and software systems were Year 2000 ready. ADC has addressed the remaining 25% and the other hardware and software used by ADC and its business units for Year 2000 readiness. ADC completed its Year 2000 readiness program for all of its significant internal systems by October 31, 1999.

    In addition, ADC has requested assurances from its major suppliers that they are addressing Year 2000 issues and that products and services purchased by ADC from such suppliers will function properly in the Year 2000. Also, ADC has requested similar assurances from its major customers that they have adequately addressed Year 2000 issues. These actions have been completed and are intended to help mitigate the possible external impact of Year 2000 issues. However, it is impossible to fully assess the potential consequences in the event that service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

    The total estimated cost for resolving ADC's Year 2000 issues was approximately $4.6 million, of which approximately $4.1 million has been spent through October 31, 1999. The total cost estimate includes the cost of replacing systems in cases where ADC had accelerated plans to replace such systems that were not Year 2000 ready.

    Based upon assessments to date, ADC completed all major activities for Year 2000 readiness by October 31, 1999 and believes it will not experience any material disruption as a result of Year 2000 issues in internal manufacturing processes, information processing, interfacing with major customers, or with processing orders and billing. However, if certain critical third-party providers, such as those providers supplying electricity, water, or telephone service, experience difficulties resulting in disruption of service to ADC, a shutdown of certain of ADC's operations at individual facilities could occur for the duration of the disruption.

    The most reasonably likely worst-case scenario of failure by ADC or its suppliers or customers to resolve Year 2000 issues could potentially be a temporary slowdown or cessation of manufacturing operations at one or more of ADC's facilities, and/or a temporary inability on the part of ADC to timely process orders and to deliver finished products to customers. Delays in meeting customers' orders could potentially affect the timing of billings to and payments received from customers and could result in complaints, charges or claims. Customers' Year 2000 issues could delay the timing of customers' payments to ADC, or result in a change in spending patterns by customers which could affect orders and shipments of ADC's products.

    ADC has a number of contingency plans (in the event of a Year 2000 disruption) for its headquarters and major business unit sites, ranging from primary business systems, to manufacturing processes and facilities, to customer support procedures. Areas addressed in the plans include: establishing an early warning system to gather information from ADC sites around the world, arranging additional customer and technical support staff to maintain customer service levels with 24 hour × 7 day a week coverage during the Year 2000 transition period, and developing contingency planning coordination with key suppliers and customers. Year 2000 readiness and business continuity plans will continue to be reviewed by ADC's Year 2000 program team. Assuming no major disruption in service from utility companies or other critical third-party providers, ADC believes that it will be able to manage its Year 2000 transition without any material adverse effect on its business, results of operations or financial condition.

EURO CONVERSION

    On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the Euro as their new common legal currency. Beginning on such date, the Euro began trading on currency exchanges while the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro hard currency and withdraw all legacy currencies.

    The Euro conversion may affect cross-border competition by creating cross-border price transparency. ADC is assessing its pricing and marketing strategy in order to ensure that ADC remains competitive in a broader European market. ADC is also modifying its information technology systems to permit transactions to take place in both the legacy currencies and the Euro and provide for the eventual elimination of the legacy currencies. In addition, ADC is reviewing whether certain existing contracts will need to be modified. ADC's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. ADC will continue to evaluate issues involving introduction of the Euro. Based on current information and assessments, ADC does not expect that the Euro conversion will have a material adverse effect on its business, results of operations or financial condition.

RISK MANAGEMENT

    ADC is exposed to market risk from changes in foreign currency exchange rates, which could impact ADC's results of operations and financial condition. To a limited extent, ADC manages its exposure to these market risks through the use of short-term foreign currency forward contracts. ADC has historically hedged accounts receivable in foreign currencies, but in 1999 entered into a limited number of contracts to hedge anticipated transactions. See Note 10 to the Consolidated Financial Statements included in this report. ADC uses forward contracts as risk management tools and not for speculative purposes. While ADC manages exposure to foreign currency fluctuations relating to customer transactions, the decline in the value of currencies may adversely affect future product sales because ADC's products may become more expensive for customers to purchase in their local currency.

    ADC owns approximately 2 million shares of Efficient Networks, Inc. (EFNT) common stock. With EFNT's recent public offering in July 1999 and subsequent changes to the fair value of EFNT's stock, ADC has recorded an $87 million unrealized gain, $54.8 million net of income tax effects, in shareowners' investment as of October 31, 1999. Assuming an immediate decrease of 20% of EFNT's stock price, the hypothetical reduction in shareowners' investment related to these holdings is estimated to be $11.6 million (net of income tax effects), or 0.9% of total shareowners' investment, as of October 31, 1999.

QUARTERLY STOCK PRICE

    ADC's Common Stock, $0.20 par value, is traded on The Nasdaq Stock Market under the symbol "ADCT." The following table sets forth the high and low sales prices for each quarter during the years ended October 31, 1999 and 1998, as reported on that market.

	1999		1998
	High	Low	High	Low
First Quarter	$41.13	$23.25	$43.63	$16.75
Second Quarter	52.25	35.63	32.13	19.63
Third Quarter	53.63	39.63	37.69	26.63
Fourth Quarter	48.19	34.38	34.81	15.75

    No cash dividends have been declared or paid during the past five years. ADC currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. As of October 31, 1999, there were approximately 6,918 holders of record of ADC's Common Stock.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

    The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent ADC's expectations or beliefs concerning future events, including the following: any statements regarding future sales, profit percentages and other results of operations, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of ADC's cash balances and cash generated from operating and financing activities for ADC's future liquidity and capital resource needs, any statements regarding the effect of regulatory changes and any statements regarding the future of the communications equipment industry on ADC's business. ADC cautions that any forward-looking statements made by ADC in this report or in other announcements made by ADC are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the factors set forth on Exhibit 99-a to ADC's Form 10-K for the fiscal year ended October 31, 1999.

ELEVEN-YEAR FINANCIAL SUMMARY

Years ended October 31 (dollars in thousands, except per share data)	1999	1998	1997	1996	1995	1994	1993	1992	1991	1990	1989	10-Year Compound Growth Rate 1999-1989	5-Year Compound Growth Rate 1999-1994
Operating Results
Net Sales	$1,926,947	1,547,383	1,271,495	881,929	616,518	468,808	375,427	321,463	297,936	263,049	196,388	25.7%	32.7%
International Sales	$443,031	334,994	271,014	201,534	120,800	79,023	66,852	49,347	37,960	41,623	31,277	30.4%	41.2%
Gross Profit	$916,964	747,989	609,502	420,687	302,138	238,689	191,808	163,400	146,791	127,190	88,624	26.3%	30.9%
Research and Development Expense	$192,872	159,301	132,784	94,209	68,051	49,158	40,988	36,063	32,315	25,462	17,360	27.2%	31.4%
Selling and Administrative Expense	$390,194	307,982	248,334	174,789	138,600	115,161	97,558	85,227	76,435	63,975	48,580	23.2%	27.6%
Goodwill Amortization	$22,249	12,543	10,013	5,235	3,133	3,135	2,798	2,720	1,953	920	267	55.6%	48.0%
Non-Recurring Charges	$148,977	9,168	22,700	—	3,914	—	—	3,800	—	—	—
Operating Income(1)	$311,649	268,163	218,371	146,454	92,354	71,235	50,464	39,390	36,088	36,833	22,417	30.1%	34.3%
Operating Income as Reported	$162,672	258,995	195,671	146,454	88,440	71,235	50,464	35,590	36,088	36,833	22,417	21.9%	18.0%
Income Taxes(1)	$103,826	89,580	77,381	52,252	35,423	25,397	18,133	15,085	14,375	15,300	9,842	26.6%	32.5%
Income Taxes as Reported	$72,748	88,748	69,209	52,252	32,915	25,397	18,133	13,708	14,375	15,300	9,842	22.1%	23.4%
Net Income(1)	$205,534	182,115	147,302	99,032	62,974	44,428	31,649	23,106	21,564	22,930	16,403	28.8%	35.8%
Net Income as Reported	$87,635	173,779	132,774	99,032	61,568	44,428	31,649	20,683	21,564	22,930	16,403	18.2%	14.6%
EPS (Diluted)(1)	$1.34	1.21	1.00	0.69	0.48	0.36	0.28	0.21	0.20	0.21	0.16	23.7%	30.1%
EPS (Diluted) as Reported	$0.57	1.15	0.90	0.69	0.47	0.36	0.28	0.19	0.20	0.21	0.16	13.6%	9.7%

Financial Ratios
Gross Margin	47.6%	48.3%	47.9%	47.7%	49.0%	50.9%	51.1%	50.8%	49.3%	48.4%	45.1%
Operating Margin(1)	16.2%	17.3%	17.2%	16.6%	15.0%	15.2%	13.4%	12.3%	12.1%	14.0%	11.4%
Pre-Tax Income Margin(1)	16.1%	17.6%	17.7%	17.2%	16.0%	14.9%	13.3%	11.9%	12.1%	14.5%	13.4%
Effective Tax Rate(1)	33.6%	33.0%	34.4%	34.5%	36.0%	36.4%	36.4%	39.5%	40.0%	40.0%	37.5%
Net Margin(1)	10.7%	11.8%	11.6%	11.2%	10.2%	9.5%	8.4%	7.2%	7.2%	8.7%	8.4%
Return on Average Shareowners' Investment(1)	16.7%	18.9%	19.4%	16.3%	15.4%	17.9%	15.5%	13.5%	14.7%	18.8%	16.1%
Current Ratio	2.49	2.43	3.11	3.63	5.11	2.94	2.51	2.88	2.95	2.75	3.18
Long-Term Debt to Equity Ratio	0.88%	0.38%	0.41%	1.04%	0.01%	0.41%	0.37%	7.94%	27.49%	3.61%	4.25%

Cash Flow Data
Total Cash from Operating Activities	$343,316	102,924	110,501	73,815	48,306	62,666	29,049	34,597	37,167	35,026	17,900	34.4%	40.5%
Depreciation and Amortization	$102,090	70,276	51,330	34,576	26,701	23,588	20,650	19,992	17,954	14,306	10,691	25.3%	34.0%
Capital Expenditures	$105,403	101,139	126,431	71,780	34,634	22,115	21,315	15,834	24,567	13,734	9,595	27.1%	36.7%

Year-End Data
Current Assets	$1,029,438	998,892	644,221	551,715	480,702	208,658	145,446	115,355	119,530	102,525	75,914	29.8%	37.6%
Current Liabilities	$412,954	411,821	207,136	151,957	94,024	71,069	57,919	40,071	40,525	37,335	23,864	33.0%	42.2%
Working Capital	$616,484	587,071	437,085	399,758	386,678	137,589	87,527	75,284	79,005	65,190	52,050	28.0%	35.0%
Property and Equipment, Net	$312,066	269,238	226,298	135,355	81,021	66,649	63,111	57,945	57,808	45,384	42,545	22.1%	36.2%
Total Assets	$1,672,529	1,462,232	1,041,678	825,254	637,114	344,541	283,261	242,233	248,293	181,665	143,831	27.8%	37.2%
Long-Term Debt	$11,024	3,947	3,445	6,913	44	1,099	810	14,462	43,634	4,841	4,691
Shareowners' Investment	$1,248,551	1,046,464	831,097	664,081	541,790	270,210	220,583	182,101	158,747	134,013	110,470	27.4%	35.8%
Number of Employees	13,457	9,531	7,043	5,261	3,373	2,894	2,562	2,303	2,428	2,111	1,896	21.6%	36.0%

Investor Information
Stock Price—Close	$47.69	23.00	33.13	34.19	20.00	11.78	9.13	4.53	3.05	2.05	1.92	37.9%	32.3%
—High	$53.63	43.63	45.00	35.13	24.69	11.94	11.00	4.75	5.41	3.25	2.23
—Low	$23.25	15.75	21.25	14.25	9.88	7.75	4.53	2.56	2.03	1.91	1.38
Price Earnings Ratio at Year-End(1)	35.52	19.05	33.51	49.88	41.65	33.03	32.38	21.57	15.37	9.59	12.39
Book Value Per Share	$8.31	7.04	5.67	4.64	3.97	2.31	1.99	1.67	1.48	1.26	1.04
Registered Shareowners at Year-End	6,918	5,364	4,442	2,973	2,664	2,172	1,633	1,608	1,621	1,758	1,831
Shares Outstanding at Year-End (000's)	150,173	148,837	146,945	143,048	136,440	117,143	110,790	108,880	107,432	106,312	105,744
Average Shares Outstanding—Diluted (000's)	153,069	150,822	147,511	144,470	131,144	124,564	112,298	109,985	108,794	107,390	105,735

(1)
Before non-recurring charges for acquisitions and restructurings.

QuickLinks

Management's Responsibility for Financial Reporting

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
ASSETS
LIABILITIES AND SHAREOWNERS' INVESTMENT

PORTIONS OF 1999 ANNUAL REPORT TO SHAREOWNERS