Form 10-K, Exhibit 13
period 1999-10-31
ADC TELECOMMUNICATIONS INC
filed 1999-12-30
CIK 61478

[Logo]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
Saville Systems PLC

In our opinion, the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of income, of changes in shareholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Saville Systems PLC and its subsidiaries (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of the Company as of December 31, 1997 and for the year then ended were audited by other independent accountants, whose report dated January 22, 1998 (except for Comprehensive Income and Note 15 as to which date is March 12, 1999), expressed an unqualified opinion on those statements.

/s/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin, Ireland
March 2, 1999