Form 10-K, Exhibit 13
period 1999-10-31
ADC TELECOMMUNICATIONS INC
filed 1999-12-30
CIK 61478

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Saville Systems PLC

We have audited the consolidated statements of income, changes in shareholders' equity and cash flows of Saville Systems PLC and its subsidiaries for the year ended December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Saville Systems PLC and its subsidiaries referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States.

Ernst & Young Chartered Accountants
Galway, Ireland
January 22, 1998
(Except for Comprehensive Income as to which the date is March 12, 1999)