Form 10-K405, Exhibit 13
period 2000-10-31
ADC TELECOMMUNICATIONS INC
filed 2001-01-10
CIK 61478

QuickLinks -- Click here to rapidly navigate through this document

Portions of 2000 Annual Report to Shareowners

Financial Highlights(1) (dollars in millions, except per share data)

	Years ended October 31
	2000	1999	1998	Growth 2000 vs. 1999	Growth 1999 vs. 1998
Results as Reported
Net Sales	$3,287.9	2,151.8	1,830.5	52.8%	17.6%
International Sales	$708.1	499.2	392.1	41.9%	27.3%
Gross Profit	$1,608.9	1,003.4	884.5	60.3%	13.4%
Operating Income	$365.9	135.0	311.1	171.0%	(56.6)%
Net Income	$868.1	77.9	209.9	1,014.4%	(62.9)%
Earnings Per Share (Diluted)	$1.13	0.11	0.31	927.3%	(64.5)%
Return on Average Shareowners' Investment	38.5%	5.3%	17.5%
Research and Development Expense	$338.0	250.7	199.8	34.8%	25.5%
Capital Expenditures	$375.3	125.1	112.6	200.0%	11.1%
Economic Value Added(2)	$260.8	70.9	50.8	267.8%	39.6%
Cash and Short-term Investments	$1,354.2	534.5	613.9	153.4%	(12.9)%
Total Assets	$3,970.5	2,057.8	1,796.0	93.0%	14.6%
Shareowners' Investment	$2,912.7	1,595.3	1,330.4	82.6%	19.9%
Number of Employees	22,452	14,337	10,315	56.6%	39.0%

Results (Pro Forma)(3)
Non-recurring Charges(3)	$158.0	149.0	9.2
Non-cash Stock Compensation(3)	$47.1	1.2	—
Non-recurring, Non-operating Gains(3)	$1,083.0	—	—
Operating Income	$571.0	285.2	320.2	100.2%	(10.9)%
Net Income	$384.4	197.0	218.3	95.1%	(9.8)%
Earnings Per Share (Diluted)	$0.50	0.29	0.33	72.4%	(12.1)%
EBITDA(4) Per Share (Diluted)	$0.92	0.56	0.59	64.3%	(5.1)%
Return on Average Shareowners' Investment	17.9%	12.7%	17.9%

Investment Information
Stock Price—Close	$21.38	11.92	5.75	79.4%	107.3%
Shares Outstanding at Year-end	770.3	678.6	669.2

(1)
For more information, see 11-year financial summary. All per share data have been adjusted for two separate two-for-one stock splits in 2000.

(2)
Economic Valued Added (EVA) is a financial measure of operating profit after subtracting a charge for assets used to generate profit. EVA is a registered trademark of Stern Stewart & Co.

(3)
Results (Pro Forma) exclude non-recurring charges, non-cash stock compensation expenses and non-recurring, non-operating gains.

(4)
Earnings before interest, taxes, depreciation and amortization.

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

    We are a leading global supplier of optical- and copper-connectivity systems, broadband access and network equipment, software and integration services designed to improve the speed and performance of broadband, multiservice communications networks. Telephone companies, cable television operators, Internet and data service providers, wireless service providers and other communications service providers are building and upgrading the broadband network infrastructure required to offer high-speed Internet access as well as data, video, telephony and other interactive multimedia services to consumers and businesses. Our product offerings and development efforts are focused on increasing the speed and efficiency of the last mile/kilometer portion of communications networks—that is, the network equipment that connects the service providers' offices to end users' homes and businesses, as well as wireless communications devices.

    Our customers include local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, governments, system integrators, enterprises, and communications equipment manufacturers and distributors. We offer optical- and copper-connectivity systems/components, broadband access and network equipment, software and integration services to our customers through the following three business groups:

  •
  Broadband Connectivity;

  •
  Broadband Access and Transport; and

  •
  Integrated Solutions.

    BROADBAND CONNECTIVITY products provide the physical contact points needed to connect different communications network elements and gain access to communications system channels for the purposes of installing, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing such channels within service providers' serving offices and the last mile/kilometer portion of communications networks. These products include broadband connection and access devices for copper, coaxial cable, optical, wireless and broadcast communications networks. The group also produces passive and active optical components, as well as wireless components. Broadband Connectivity's products are used throughout the world in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks.

    BROADBAND ACCESS AND TRANSPORT products enable broadband, multiservice delivery capabilities within service provider networks, while also introducing new service delivery functionality and cost effectiveness into these networks. The group's products include access and transport systems that deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable, optical and wireless networks. Broadband Access and Transport's products are used throughout the world to deliver Internet, data, video and voice services to consumers and businesses.

    INTEGRATED SOLUTIONS products and services consist of systems integration services, operations support systems (OSS) software and enhanced services software that aid service providers in their delivery of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications billing, customer care, network performance and service-level assurance software used by service providers to operate communications networks. Enhanced services software includes a range of wireline, wireless and Internet applications used by service providers to help increase revenues.

    We believe that broadband, multiservice communications networks represent a key enabling capability for meeting the information needs of consumers and businesses around the world. The rapid growth of the Internet has driven the need for broadband network infrastructure. Consumers increasingly find dial-up modem speeds unacceptable for current Internet and Web-based applications. Further, we believe that new or future applications such as digital video and audio programs, wireless Internet access, video conferencing from personal computers, video e-mail, video on demand, distance learning, telemedicine and high-speed imagining will drive even more people to use broadband communications services. We believe that the global deregulation of communications markets is transforming traditional communications service providers into integrated communications providers. Traditional communications service providers offer only a limited selection of Internet, data, video or voice services, each on a separate network connection and a separate customer bill. Integrated communications providers operate broadband, multiservice networks that offer faster, cost-effective and integrated Internet, data, video and voice services over a single high-speed network connection and send one bill for all of those services the customer uses. Due to deregulation, service providers now compete for customers by offering bundles of different communications services over cost-effective networks. As a result of competition among communications service providers to win and retain customers with bundled services, there is a large potential global market for fiber optics, broadband access and network equipment, software and integration services to build and upgrade broadband, multiservice networks.

    Our growth is dependent on our ability to successfully develop and commercially introduce new products in each of our product groups and on the growth of the communications equipment and services market. The communications equipment industry is highly competitive and, accordingly, there can be no assurance that our new or enhanced products and services will meet with market acceptance or be profitable. The growth in the market for broadband communications products and services is dependent on a number of factors, including the amount of capital expenditures by communications service providers, regulatory and legal developments, changes in capital expenditures by communications service providers (which could result from the ongoing consolidation of customers in the market as well as the addition of new customer entrants to the market) and end-user demands for integrated Internet, data, video, voice and other communications services.

    Our operating results may fluctuate significantly from quarter to quarter due to several factors. We are growing through acquisition and expansion, and results of operations described in this report may not be indicative of results to be achieved in future periods. Our expense levels are based in part on our management's expectations of future revenues. Although management has and will continue to take measures to adjust expense levels, if revenue levels in a particular period fluctuate, operating results may be affected adversely. In addition, our results of operations are subject to seasonal factors. We historically have experienced a stronger demand for our products in the fourth fiscal quarter ending October 31, primarily as a result of customer budget cycles and our fiscal year-end incentives, and have experienced a weaker demand for our products in the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future. A more detailed description of these risk factors, as well as other risk factors associated with our business can be found in Exhibit 99-a to our Form 10-K for the fiscal year ended October 31, 2000. As used in this report, the years 1998, 1999 and 2000 refer to our fiscal years ended October 31, 1998, 1999 and 2000, respectively.

Results of Operations

    On October 8, 1999, we completed the acquisition of Saville Systems, PLC ("Saville"). This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of Saville as part of the Integrated Solutions Group.

    On June 28, 2000, we completed the acquisition of PairGain Technologies, Inc. ("PairGain"). This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of PairGain as part of the Broadband Access and Transport Group.

    On September 29, 2000, we completed the acquisition of Broadband Access Systems, Inc. ("BAS"). This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of BAS as part of the Broadband Access and Transport Group.

    The percentage relationships to net sales of certain income and expense items for the three years ended October 31, 2000 and the percentage changes in these income and expense items between years are contained in the following table:

				Percentage Increase (Decrease) Between Periods
	Percentage of Net Sales
				2000 vs. 1999	1999 vs. 1998
	2000	1999	1998
Net Sales	100.0%	100.0%	100.0%	52.8%	17.6%
Cost of Products Sold	(51.1)	(53.4)	(51.7)	46.2	21.4

Gross Profit	48.9	46.6	48.3	60.3	13.4
Expenses:
Research and development	(10.3)	(11.6)	(10.9)	34.8	25.4
Selling and administration	(20.2)	(20.7)	(19.2)	49.5	26.5
Goodwill amortization	(1.1)	(1.0)	(0.7)	54.5	77.6
Non-recurring charges	(4.8)	(6.9)	(0.5)	6.0	1,519.6
Non-cash stock compensation	(1.4)	(0.1)	—	3,825.0	N/A

Operating Income	11.1	6.3	17.0	171.0	(56.6)

Other Income (Expense), Net:
Interest	0.6	0.6	1.0	40.3	(20.6)
Gain on conversion of investment	22.0	—	—	N/A	N/A
Gain on sale of a business	10.0	—	—	N/A	N/A
Other	0.7	(0.6)	(0.4)	N/A	122.2

Total other income (expense), net	33.3	—	0.6	N/A	N/A

Income Before Income Taxes	44.4	6.3	17.6	982.6	(58.1)
Provision for Income Taxes	(18.0)	(2.7)	(6.1)	939.1	(49.3)

Net Income	26.4%	3.6%	11.5%	1,014.4%	(62.9)%

    Net Sales:  Net sales were $3.29 billion, $2.15 billion and $1.83 billion for 2000, 1999 and 1998, respectively, reflecting 52.8%, 17.6% and 17.8% increases, respectively, over the prior years. International sales comprised 21.5%, 23.2% and 21.4% of our sales for 2000, 1999 and 1998, respectively.

    The following table sets forth our net sales for the years ended October 31, 2000, 1999 and 1998 for each of our functional product groups described above (dollars in millions):

	2000		1999		1998
Product Group	Net Sales	%	Net Sales	%	Net Sales	%
Broadband Connectivity	$1,781.9	54.2%	$912.4	42.4%	$649.7	35.5%
Broadband Access and Transport	992.1	30.2	856.8	39.8	827.8	45.2
Integrated Solutions	513.9	15.6	382.6	17.8	353.0	19.3

Total	$3,287.9	100.0%	$2,151.8	100.0%	$1,830.5	100.0%

    During 2000, 1999 and 1998, net sales of Broadband Connectivity products increased by 95.3%, 40.4% and 19.8%, respectively. This growth reflects continued strong global demand for our optical- and copper-connectivity systems and components. Broadband Connectivity's sales have grown rapidly in recent years and represented more than half of our net sales in 2000. We expect that future sales of Broadband Connectivity products will continue to account for a substantial portion of our net sales, although these products may decline as a percentage of total revenues due to the ongoing evolution of technologies in the marketplace.

    During 2000, 1999 and 1998, net sales of Broadband Access and Transport products increased by 15.8%, 3.5% and 5.3%, respectively. The increased growth in 2000 is primarily the result of record sales in all four major product groups—telephone transport and access systems, the international digital loop carrier business, cable systems and broadband wireless systems. The lower sales growth in 1999 and 1998 was primarily due to lower sales in 1999 and flat sales growth in 1998 of PairGain telephone transport products, which offset higher sales of other telephone transport systems and 1999 sales from the acquisition of Teledata.

    During 2000, 1999 and 1998, net sales of Integrated Solutions products increased 34.3%, 8.4% and 56.6%, respectively. The increase in 2000 was generated primarily by record sales of both systems integration services and software systems, plus sales from the acquisition of Centigram. Growth in 1999 primarily was due to increased sales of systems integration services, but partially was offset by lower sales of Saville software products. Sales growth in 1998 primarily was driven by increased sales of systems integration services and software systems.

    Gross Profit:  During 2000, 1999 and 1998, gross profit percentages were 48.9%, 46.6% and 48.3%, respectively. The increase in 2000 primarily is due to increased sales in the Broadband Connectivity Group. The decrease in 1999 was primarily the result of lower gross profit percentages of PairGain and Saville products in that year. ADC anticipates that its future gross profit percentages will continue to be affected by many factors, including product mix, the timing of new product introductions and manufacturing volume.

    Operating Expenses:  Total operating expenses for 2000, 1999 and 1998 were $1.24 billion, $868.4 million and $573.4 million, respectively, representing 37.8%, 40.4% and 31.3% of net sales, respectively. Non-recurring charges and non-cash stock compensation expenses of $205.1 million, $150.2 million and $9.2 million are included in the results of operations for 2000, 1999 and 1998, respectively. Excluding non-recurring charges and non-cash stock compensation expenses, operating expenses would have represented 31.6%, 33.4% and 30.8% of net sales, respectively. The non-recurring charges in 2000 were related to acquisition expenses associated with the Altitun, BAS, Centigram and PairGain transactions, restructuring charges within the Broadband Access and Transport Group and the write-off of purchased in-process research and development expenses resulting from the acquisitions of Centigram and IBSEN. The non-recurring charges in 1999 represent the write-off of purchased in-process research and development expenses resulting from the acquisitions of Teledata, Spectracom,

Pathway, Hadax and Phasor, along with costs for restructuring the Broadband Access and Transport Group and the former Wireless Systems Group. The non-recurring charges in 1998 represent purchased in-process research and development expenses related to the acquisitions of BHA Pty Ltd. and certain interconnect billing software technology. The increase in operating expenses primarily was driven by costs associated with acquired companies, as well as expanded operations necessary to support higher business volumes. Non-cash stock compensation expenses of $47.1 million and $1.2 million were recognized in 2000 and 1999, respectively, as a result of stock options and restricted stock converted in connection with the BAS and Centigram acquisitions.

    Research and development expenses were $338.0 million, $250.7 million and $199.8 million for 2000, 1999 and 1998, respectively, representing 10.3%, 11.6% and 10.9% of net sales, respectively. The dollar increases primarily are due to new product initiatives and business acquisitions. We believe that, given the competitive environment and rapidly changing technology in the communications equipment industry, continued commitment to product development efforts will be required for us to remain competitive. Accordingly, we intend to continue to allocate substantial resources to product development for each of our product groups. However, we recognize the need to balance the cost of product development with expense controls, and we remain committed to managing carefully the rate of increase of such expenses.

    Selling and administration expenses were $665.6 million, $445.3 million and $351.9 million for 2000, 1999 and 1998, respectively, representing 20.2%, 20.7% and 19.2% of net sales, respectively. The dollar increases primarily reflect the activities of acquired companies, incentives associated with selling activities and additional personnel related to expanded operations.

    Several of our acquisitions have been accounted for as purchase transactions in which the initial purchase price exceeded the fair value of the acquired assets. As a result of our acquisitions, goodwill amortization increased to $34.3 million in 2000, compared to $22.2 million and $12.5 million for 1999 and 1998, respectively.

    We identify projects that do not have technological feasibility or other uses at the time of acquisition and record expense at the time of acquisition for these in-process research and development projects. Purchased in-process research and development expenses aggregating $22.8 million in 2000 were associated with the purchase acquisitions of IBSEN and Centigram as described in Note 5 to the Consolidated Financial Statements. Appraisals for each purchased in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project ultimately will succeed. Purchased in-process research and development expenses of $88.6 million in 1999 were associated with the acquisitions of Pathway, Teledata, Phasor, Hadax and Spectracom. Non-recurring charges of $9.2 million in 1998 were associated with the acquisitions of BHA Pty Ltd. and interconnect billing software technology.

    Other Income (Expense), Net:  For 2000, 1999 and 1998, interest income was $23.6 million, $21.6 million and $18.3 million, respectively. For 2000, 1999 and 1998, interest expense was $4.1 million, $7.7 million and $0.8 million, respectively. See "Liquidity and Capital Resources" below for a discussion of cash levels.

    The remaining other income (expense) represents the gain or loss on foreign-exchange transactions and cash and non-cash gains from various investing activities in 2000. The investing gains relate to the sale of PairGain's microelectronics business (non-cash $328.6 million), the conversion of our investment in Siara Systems into Redback Networks shares (non-cash $722.6 million), an equity change in ownership percentage stock transaction (non-cash $8.1 million), and other miscellaneous investment sales and other items (cash and non-cash $15.7 million).

    Income Taxes:  The effective income tax rates for 2000, 1999 and 1998 were affected significantly by non-tax deductible acquisition costs and purchased in-process research and development expenses.

These charges are associated with the acquisitions made during the current year. In addition, a marginal rate of 37% was applied to restructuring expenses and the gain on the conversion of the Siara Systems investment, while a marginal rate of 40% was applied to the gain on sale of PairGain's microelectronics business. Excluding the impact of purchased in-process research and development expenses, as well as the higher rates used for restructuring charges, the gain on the conversion of the Siara Systems investment, and the gain on sale of PairGain's microelectronics business, the effective income tax rates were 34%, 31% and 34% for 2000, 1999 and 1998, respectively.

    Net Income:  Net income was $868.1 million (or $1.13 per diluted share) for 2000, compared to $77.9 million (or $0.11 per diluted share) for 1999 and $209.9 million (or $0.31 per diluted share) for 1998. Excluding ($483.7) million, $119.1 million and $8.4 million net-of-tax, non-recurring (credits)/charges in 2000, 1999 and 1998, respectively, net income would have been $384.4 million, $197.0 million and $218.3 million, respectively, and diluted earnings per common share would have been $0.50, $0.29 and $0.33, respectively. Non-recurring charges are discussed in Note 9 to the Consolidated Financial Statements.

Segment Disclosures

Broadband Connectivity Segment

    Broadband Connectivity products provide the physical contact points needed to connect different communications network elements and gain access to communications system channels within service providers' serving offices and the last mile/kilometer portion of communications networks. These products are used in copper, coaxial cable, optical, wireless and broadcast communications networks. The group also produces passive and active optical components, as well as wireless components. Broadband Connectivity's products are used throughout the world in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks (in millions).

	For the years ended October 31,
(Dollars in millions)	2000	1999	1998
External Sales	$1,781.9	$912.4	$649.7
Operating Income(1)	773.5	336.4	192.6
Depreciation and Amortization	49.2	31.3	29.1
Capital Expenditures	284.2	50.5	44.9

	At October 31,
	2000	1999	1998
Assets	$878.6	$397.4	$303.5

(1)
Operating Income excludes certain charges and expenses as described in Note 12 to the Consolidated Financial Statements.

    Broadband Connectivity sales increased $869.5 million, or 95.3%, in 2000 compared to 1999, primarily due to increased demand for optical- and copper-connectivity systems and components. In 1999, sales increased $262.7 million, or 40.4%, compared to 1998. Strong worldwide growth of Broadband Connectivity sales in 2000 and 1999 was primarily a result of the following factors: (1) rapid growth in Internet and data traffic and digital services, which is creating demand for broader bandwidth connections; (2) increased competition among communications service providers, which is creating demand to deploy connections for new broadband services using DSL and cable modem technologies in the last mile/kilometer of the communications network; and (3) increased globalization, which pulls our products into new locations as multinational communications service providers expand into international markets.

    During 2000, operating income for the Broadband Connectivity segment increased $437.1 million, or 130.0%, compared to 1999. Expenses were controlled despite the growth in business volume. Efficiencies have been gained through improvements made in cost structures and operating processes.

    For 2000 and 1999, depreciation and amortization increased $17.9 million and $2.2 million, respectively, over the previous year. These increases are due to the significant expansion of our global production capacities in North America, Latin America, Europe and the Asia/Pacific region as a result of increases in product demand.

    Capital expenditures increased $233.7 million, or 462.8%, and $5.6 million, or 12.5%, in 2000 and 1999, respectively. Capital spending increased in 2000 due to the significant expansion of global production capacities in North America, Latin America, Europe and the Asia/Pacific region as a result of increases in product demand.

Broadband Access and Transport Segment

    Broadband Access and Transport products enable broadband, multiservice delivery capabilities within service provider networks, while also introducing new service delivery functionality and cost effectiveness into these networks. This group's products include access and transport systems that deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable, optical and wireless networks. Broadband Access and Transport's products are used throughout the world to deliver Internet, data, video and voice services to consumers and businesses. This segment also includes the results of PairGain and BAS, which were acquired in June 2000 and September 2000, respectively, and were both accounted for using the pooling-of-interests method, resulting in the restatement of financial results for all years.

	For the years ended October 31,
(Dollars in millions)	2000	1999	1998
External Sales	$992.1	$856.8	$827.8
Operating Income (Loss)(1)	(147.4)	(47.3)	65.1
Depreciation and Amortization	42.3	44.2	33.9
Capital Expenditures	35.8	38.1	42.0

	At October 31,
	2000	1999	1998
Assets	$881.0	$795.8	$632.5

(1)
Operating Income (Loss) excludes certain charges and expenses as described in Note 12 to the Consolidated Financial Statements.

    Broadband Access and Transport sales increased $135.3 million, or 15.8%, in 2000 compared to 1999 due primarily to record sales in all four major product groups—telephone transport and access systems, the international digital loop carrier business, cable systems and broadband wireless systems. In 1999, sales increased $29.0 million, or 3.5%, primarily as a result of lower sales of PairGain telephone transport products, partially offsetting higher sales of other telephone transport systems and 1999 sales from the acquisition of Teledata.

    In 2000, the Broadband Access and Transport segment reported an operating loss of $147.4 million, after reporting an operating loss of $47.3 million in 1999. The segment experienced declining profitability due to increased research and development and selling/marketing expenses for the development and marketing of new products.

    Depreciation and amortization in 2000 decreased $1.9 million, or 4.3%, compared to 1999, primarily due to the consolidation of manufacturing facilities. For 1999, depreciation and amortization increased $10.3 million, or 30.4%, compared to 1998.

    This segment's capital additions for 2000 were $35.8 million, representing a decrease of $2.3 million, or 6.0%, compared to 1999. The decrease in capital expenditures was related to the consolidation of manufacturing operations within this segment.

Integrated Solutions Segment

    Integrated Solutions products and services consist of systems integration services, operations support systems (OSS) software and enhanced services software that aid service providers in their delivery of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications billing, customer care, network performance and service level assurance software used by service providers to operate communications networks. Enhanced services software includes a range of wireline, wireless and Internet applications used by service providers to help increase revenues. Service providers also are purchasing OSS software and enhanced services software to generate, deliver and manage multiple communications services delivered to consumers and businesses. This segment includes the financial results of Saville for all periods presented. Saville was acquired in October 1999 in a transaction accounted for using the pooling-of-interests method.

	For the years ended October 31,
(Dollars in millions)	2000	1999	1998
External Sales	$513.9	$382.6	$353.0
Operating Income(1)	20.6	24.7	60.5
Depreciation and Amortization	16.9	11.0	5.0
Capital Expenditures	22.7	19.1	10.0

	At October 31,
	2000	1999	1998
Assets	$386.2	$280.8	$194.8

(1)
Operating Income excludes certain charges and expenses as described in Note 12 to the Consolidated Financial Statements.

    Integrated Solutions sales increased $131.3 million, or 34.3%, in 2000 compared to 1999, primarily due to record sales of both systems integration services and software systems, plus sales from the acquisition of Centigram in July 2000. The 8.4% increase in 1999 sales over 1998 sales primarily was attributable to increased sales of systems integration services partially offset by lower sales of Saville's software products. The growth in systems integration services is a result of a broad range of service providers building and upgrading networks that offer integrated Internet, data, video and voice services. In the fourth quarter of 2000 and the first quarter of 2001, we expanded our broadband integration service capabilities into Europe with the acquisitions of Computer Telecom Installations Ltd. and France Electronique's telecom systems integration business in September 2000 and November 2000, respectively.

    During 2000, operating income for the Integrated Solutions segment decreased $4.1 million, or 16.6%, compared to 1999. The decrease primarily was due to (1) increasing the sales force and systems integration work force to facilitate future growth and (2) lower operating income in the software business as a result of a product transition to the Singularit.e suite of software products and services from the historic Saville product and service offerings.

    Depreciation and amortization increased to $16.9 million in 2000 from $11.0 million in 1999. Expansion of systems integration facilities and the acquisition of Centigram in July 2000 contributed to this overall increase.

    During 2000, capital expenditures increased by $3.6 million, or 18.8%, compared to 1999. This increase was due to the expansion of operations.

Liquidity and Capital Resources

    Cash and cash equivalents, primarily short-term investments in commercial paper with maturities of less than 90 days, had a balance of $217.3 million as of October 31, 2000, representing a decrease of $61.7 million compared to the balance at October 31, 1999. The major use of cash in 2000 was for increased working capital requirements and capital expenditures to support the growth of our business, which partially was offset by increased earnings and investment sale proceeds. During 1999, cash decreased by $181.8 million compared to 1998, primarily due to the acquisition of Teledata in November 1998. In 1998, cash increased by $183.6 million primarily as a result of a short-term loan of $200 million, which was done in preparation for the acquisition of Teledata and resulted in a temporary increase in cash at October 31, 1998.

    We maintain an investment portfolio of several publicly held companies. These investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). As of October 31, 2000 and 1999, our short-term investments consisted of the following (in millions):

	Cash Basis	Adjusted Basis	Unrealized Gain	Market Value
2000
Available-for-sale securities	$218.1	$950.4	$186.5	$1,136.9
1999
Available-for-sale securities	$168.5	$168.5	$87.0	$255.5

    In 2000, we sold common stock in certain investments for a pre-tax gain of $23.8 million. In 1999, there were no such sales. In the first quarter of 2000, Siara Systems, in which we had a 7.3% ownership interest, agreed to be acquired by Redback Networks in a stock-for-stock transaction valued at approximately $4.3 billion. Our initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, our investment was marked-to-market through earnings in the second quarter of 2000 and reflected on the balance sheet at the market value of the Redback Networks shares. The pre-tax gain recognized on the conversion of these shares was $722.6 million. This gain increased the basis of investments by $722.6 million.

    We have worked with customers and third-party financiers to find a means of financing projects by negotiating financing arrangements. As of October 31, 2000, we had commitments to extend credit of $380.0 million for such arrangements. The total amount drawn and outstanding as of October 31, 2000 was $35.0 million. We intend to sell all or a portion of these commitments and outstanding receivables to third parties, but have not yet made any such sales. These commitments to extend credit are conditional agreements generally having fixed expiration or termination dates and specific interest rates, conditions and purposes. These commitments may exist and expire without being drawn. Therefore, the amounts committed but not drawn will not necessarily impact future cash flows. We regularly review all outstanding commitments, and the results of these reviews are considered in assessing the overall risk for possible credit losses. At October 31, 2000, there was no significant risk of loss in the event of non-performance related to these financing arrangements.

    We have a $340 million unsecured revolving credit facility for general corporate purposes. Under this five-year credit facility, borrowings carry an initial interest rate equal to the commercial paper rate plus 25 basis points. There was no outstanding balance at October 31, 2000. At October 31, 1999, the balance outstanding under this arrangement was $25.0 million. The revolving credit facility expires on November 24, 2003. The facility requires us to maintain certain financial ratios. At October 31, 2000, we were in compliance with these requirements.

    We believe that our current cash and investments, cash generated from operating activities, and available credit facilities will be adequate to fund our working capital requirements and planned capital expenditures for 2001. However, we may find it necessary to seek additional sources of financing to support our capital needs and for additional working capital, potential investments, acquisitions or other business purposes.

Euro Conversion

    On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the Euro as their new common legal currency. Beginning on this date, the Euro began trading on currency exchanges while the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During this transition period, parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro hard currency and withdraw all legacy currencies.

    The Euro conversion may affect cross-border competition by creating cross-border price transparency. We are assessing our pricing and marketing strategy in order to ensure that we remain competitive in a broader European market. We also are modifying our information technology systems to permit transactions to take place in both the legacy currencies and the Euro and provide for the eventual elimination of the legacy currencies. In addition, we are reviewing whether certain existing contracts will need to be modified. Our currency risks and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. We will continue to evaluate issues involving introduction of the Euro. Based on current information and assessments, we do not expect that the Euro conversion will have a material adverse effect on our business, results of operations or financial condition.

Risk Management

    We are exposed to market risk from changes in security prices, foreign-exchange rates and interest rates. Market fluctuations could impact our results of operations and financial condition. We hedge a portion of this risk through the use of derivative financial instruments. We do not enter into derivative financial instruments for the purpose of speculation.

    Investments: We maintain an investment portfolio of various holdings, types and maturities. Excess cash is invested in short-term low-risk vehicles, such as short-term municipal bonds and money market investments. Changes in interest rates are not expected to have a material effect on our financial condition or results of operations.

    We maintain an investment portfolio of several publicly held companies. The investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). The values recorded for the publicly traded companies are subject to market price volatility. Assuming an immediate decrease of 20% in our publicly traded investments, the hypothetical reduction in shareowners' investment related to these holdings is estimated to be $230.0 million as of October 31, 2000. We also have certain other minority investments in companies not publicly traded. These investments are included in other assets and are carried at cost. We monitor these investments for impairment and make appropriate reductions in carrying value when necessary. In 2000, we entered into an equity collar arrangement that locks in a price range for the sale of certain shares held as investments, thus guaranteeing a minimum selling price. Such derivatives are treated as trading derivatives. Changes in the value of these derivatives are reported in current-period earnings.

    Foreign Exchange: We primarily use foreign-exchange forward contracts to hedge identified exposures to adverse changes in foreign-exchange rates (see Note 10 to the Consolidated Financial Statements). Such exposures have resulted from cross-border transactions principally in the Euro, Great Britain Pound, Australian Dollar and Canadian Dollar. Foreign-exchange contracts reduce our overall exposure as gains and losses on these contracts offset losses and gains on the underlying exposures. Transactions that are hedged include foreign-currency net-asset and net-liability exposures on the balance sheet, anticipated transactions and forecasted cash flows. As of October 31, 2000, the total notional amount of outstanding foreign-exchange contracts was $158.5 million.

    The foreign-exchange forward contracts we enter into generally have maturities of less than one year. A sensitivity analysis to changes in the value of the U.S. Dollar on foreign-currency denominated derivatives indicates, that if the U.S. Dollar were to strengthen by 10% against all of our currency exposures at October 31, 2000, we would realize a potential cash flow loss of $4.3 million. Because our derivative position is net short the U.S. Dollar, a stronger U.S. Dollar would yield the largest overall potential cash flow loss due to foreign exchange. This measurement assumes that a change in one foreign currency relative to the U.S. Dollar would not affect other foreign currencies relative to the U.S. Dollar. Although the foreign-exchange market is unpredictable, we believe that a 10% sensitivity reflects reasonable near-term possible changes in foreign-exchange rates.

    The sensitivity analysis presented above for foreign-exchange rates does not consider the potential effect of favorable movements in foreign-exchange rates relative to our foreign-exchange forward contracts, nor does the analysis include the underlying exposures that the hedges are designed to protect. Since we utilize foreign-exchange contracts to hedge foreign-currency transactions, a loss in fair value on these instruments generally is offset by increases in the value of the underlying transactions.

Quarterly Stock Price

    Our common stock, $0.20 par value, is traded on The Nasdaq Stock Market under the symbol "ADCT." The following table sets forth the high and low sales prices of our common stock for each quarter during the years ended October 31, 2000 and 1999, as reported on that market.

	2000		1999
	High	Low	High	Low
First Quarter	$19.09	$11.50	$10.28	$5.81
Second Quarter	32.25	15.78	13.06	8.91
Third Quarter	49.00	26.50	13.41	9.91
Fourth Quarter	47.25	15.88	12.05	8.59

As of October 31, 2000, there were approximately 7,001 holders of record of our common stock.

Dividends

    No cash dividends have been declared or paid during the past five years. We currently anticipate that we will retain any future earnings for use in business, and we do not anticipate paying any cash dividends in the foreseeable future.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

    The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including the following: any statements regarding future sales, profit percentages, earnings per share and other results of operations, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resource needs, any statements regarding the effect of regulatory changes and any statements regarding the future of the communications equipment industry and communications services on our business. We caution that any forward-looking statements made by us in this report or in other announcements made by us are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These include, without limitation, demand for our products or services, availability of materials to make products, changing market conditions within our industry or generally within the economy, new competition and technologies, increased costs associated with protecting intellectual property rights, fluctuations in our operating results, pressures on the pricing of the products and services we offer, and the factors set forth on Exhibit 99-a to our Form 10-K for the fiscal year ended October 31, 2000.

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

    The Audit Committee of the board of directors is responsible for reviewing and evaluating the overall performance of ADC's financial reporting and accounting practices. The Committee meets periodically and independently with management, internal auditors and the independent public accountants to discuss ADC's internal accounting controls, auditing and financial matters. The internal auditors and independent public accountants have unrestricted access to the Audit Committee.

    We believe that the financial statements and related notes in this report are presented fairly in all material respects, and that they were prepared according to accounting principles generally accepted in the United States.

William J. Cadogan
Chairman, President and Chief Executive Officer

November 22, 2000

Robert E. Switz
Senior Vice President, Chief Financial Officer

Report of Independent Public Accountants

To ADC Telecommunications, Inc.:

    We have audited the accompanying consolidated balance sheets of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 2000 and 1999, and the related consolidated statements of operations, shareowners' investment and cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of ADC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 2000 and 1999, and the results of their operations and their cash flows for the three years then ended October 31, 2000 in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
November 22, 2000

Consolidated Statements of Operations
(in millions, except earnings per share)

	For the years ended October 31
	2000	1999	1998
Net Sales	$3,287.9	$2,151.8	$1,830.5
Cost of Products Sold	1,679.0	1,148.4	946.0

Gross Profit	1,608.9	1,003.4	884.5

Expenses:
Research and development	338.0	250.7	199.8
Selling and administration	665.6	445.3	351.9
Goodwill amortization	34.3	22.2	12.5
Non-recurring charges	158.0	149.0	9.2
Non-cash stock compensation	47.1	1.2	—

Total expenses	1,243.0	868.4	573.4

Operating Income	365.9	135.0	311.1

Gain on Conversion of Investment	722.6	—	—
Gain on Sale of a Business	328.6	—	—
Other Income (Expense), Net	43.3	(0.1)	11.2

Income before Income Taxes	1,460.4	134.9	322.3
Provision for Income Taxes	592.3	57.0	112.4

Net Income	$868.1	$77.9	$209.9

Earnings Per Share—Basic	$1.20	$0.12	$0.32

Earnings Per Share—Diluted	$1.13	$0.11	$0.31

Average Common Shares Outstanding—Basic	721.6	665.0	655.2

Average Common Shares Outstanding—Diluted	770.3	683.3	670.0

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets
(in millions)

	As of October 31
	2000	1999
Assets
Current Assets:
Cash and cash equivalents	$217.3	$279.0
Short-term investments	1,136.9	255.5
Accounts receivable, net of reserves of $18.9 and $9.2	714.3	468.0
Inventories, net of reserves of $50.2 and $48.7	486.1	284.9
Prepaid and other current assets	96.3	89.2

Total current assets	2,650.9	1,376.6

Property and Equipment, Net	608.6	341.2
Other Assets:
Goodwill and other intangible assets, net of amortization of $97.6 and $64.1	518.7	237.0
Other assets, primarily investments at cost	192.3	103.0

	$3,970.5	$2,057.8

Liabilities and Shareowners' Investment
Current Liabilities:
Accounts payable	$211.3	$131.9
Accrued compensation and benefits	233.4	118.3
Other accrued liabilities	202.3	117.9
Accrued and deferred income taxes	365.8	44.5
Note payable and current maturities of long-term debt	28.5	35.9

Total current liabilities	1,041.3	448.5

Long-Term Debt, Less Current Maturities	16.5	14.0

Total liabilities	1,057.8	462.5

Commitments and Contingencies
Shareowners' Investment:
Common stock, $0.20 par value; authorized 1,200.0 shares; issued and outstanding 770.3 and 678.6 shares	154.1	135.7
Paid-in capital	954.0	519.6
Retained earnings	1,759.4	899.2
Accumulated other comprehensive income	84.4	41.9
Deferred compensation	(39.2)	(1.1)

Total shareowners' investment	2,912.7	1,595.3

	$3,970.5	$2,057.8

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareowners' Investment
(in millions)

	Common Stock
			Paid-in Capital	Retained Earnings	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
	Shares	Amount
Balance, October 31, 1997	647.1	$129.4	$325.5	$617.7	$(0.8)	$(5.3)	—
Net income	—	—	—	209.9	—	—	$209.9
Exercise of common stock options and warrants	1.7	0.3	4.2	—	—	—	—
Stock issued for business acquisitions	14.2	2.8	21.0	—	(1.7)	—	—
Stock issued for employee benefit plans	7.0	1.4	32.7	—	—	—	—
Reduction of deferred compensation	—	—	—	—	1.1	—	—
Tax benefits from exercise of common stock options	—	—	5.3	—	—	—	—
Shares acquired through share repurchase plan	(0.9)	(0.1)	(7.8)	—	—	—	—
Translation adjustments	—	—	—	—	—	(5.5)	(5.5)
Unrealized gain on securities, net of deferred taxes of $0.2	—	—	—	—	—	0.3	0.3

Balance, October 31, 1998	669.1	$133.8	$380.9	$827.6	$(1.4)	$(10.5)	$204.7

Net income	—	—	—	77.9	—	—	$77.9
Exercise of common stock options and warrants	2.7	0.5	65.6	—	—	—	—
Adjustment to conform year-end of acquired company	—	—	1.2	(6.3)	0.2	(0.2)	—
Stock issued for business acquisition	3.3	0.7	11.2	—	(1.1)	—	—
Stock issued for employee benefit plans	8.3	1.7	56.3	—	—	—	—
Reduction of deferred compensation	—	—	—	—	1.2	—	—
Tax benefits from exercise of common stock options	—	—	10.9	—	—	—	—
Shares acquired through share repurchase plan	(4.8)	(1.0)	(6.5)	—	—	—	—
Translation adjustments and other	—	—	—	—	—	(1.5)	(1.5)
Unrealized gain on securities, net of deferred taxes of $32.4	—	—	—	—	—	54.1	54.1

Balance, October 31, 1999	678.6	$135.7	$519.6	$899.2	$(1.1)	$41.9	$130.5

Net income	—	—	—	868.1	—	—	$868.1
Exercise of common stock options and warrants	10.4	2.1	169.5	—	—	—	—
Adjustments to conform year-ends of acquired companies	—	—	—	(7.9)	—	—	—
Stock issued for business acquisitions	81.0	16.2	177.3	—	(85.2)	—	—
Stock issued for employee benefit plans	0.3	0.1	7.9	—	—	—	—
Reduction of deferred compensation	—	—	—	—	47.1	—	—
Tax benefits from exercise of common stock options	—	—	79.7	—	—	—	—
Translation adjustments and other	—	—	—	—	—	(16.5)	(16.5)
Unrealized gain on securities, net of deferred taxes of $40.5	—	—	—	—	—	59.0	59.0

Balance, October 31, 2000	770.3	$154.1	$954.0	$1,759.4	$(39.2)	$84.4	$910.6

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
(in millions)

	For the years ended October 31
	2000	1999	1998
Operating Activities:
Net income	$868.1	$77.9	$209.9
Adjustments to reconcile net income to net cash provided by operating activities:
Non-recurring charges	51.9	88.6	9.2
Depreciation and amortization	146.2	114.8	80.4
Non-cash stock compensation	47.1	1.2	—
Deferred income taxes	332.0	(34.9)	(1.3)
Gain on conversion of investment	(722.6)	—	—
Gain on sale of a business	(328.6)	—	—
Gain on sale of investments	(23.8)	—	—
Gain on ownership of investments	(8.1)	—	—
Other	4.5	1.1	6.9
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(149.1)	(37.2)	(124.3)
Inventories	(188.2)	(53.0)	(10.8)
Prepaid and other assets	(84.8)	(22.5)	(11.3)
Accounts payable	83.6	45.0	2.2
Accrued liabilities	222.7	109.5	9.4

Total cash from operating activities	250.9	290.5	170.3

Investing Activities:
Property and equipment additions, net	(375.3)	(125.1)	(112.6)
Acquisitions, net of cash acquired	(345.3)	(237.4)	(47.1)
Short-term investments, net	246.1	(10.5)	(76.1)
Other investing activities	(49.6)	(25.4)	(1.4)

Total cash used for investing activities	(524.1)	(398.4)	(237.2)

Financing Activities:
(Decrease) increase in debt	(32.5)	(167.2)	199.6
Issuance of common stock	277.2	106.8	52.7

Total cash from (used for) financing activities	244.7	(60.4)	252.3

Effect of Exchange Rate Changes on Cash	(3.7)	(2.5)	(1.8)
Effect of Conforming Year-Ends of Acquired Companies	(29.5)	(11.0)	—

(Decrease) Increase in Cash and Cash Equivalents	(61.7)	(181.8)	183.6

Cash and Cash Equivalents, Beginning of Year	279.0	460.8	277.2
Cash and Cash Equivalents, End of Year	$217.3	$279.0	$460.8

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

Cash and Cash Equivalents: Cash equivalents represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

Investments: Short-term investments held by ADC are classified as available-for-sale securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as available-for-sale securities are carried at market value with any unrealized holding gains and losses, net of any related tax effect, presented as a component of accumulated other comprehensive income (loss) within shareowners' investment.

    ADC also has other minority investments in companies not publicly traded. These investments are included in other assets and are carried at cost. ADC monitors these investments for impairment and makes appropriate reductions in carrying value when necessary.

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

Revenue Recognition: Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at the time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract.

    Revenue from services consists of fees for systems requirements, system design and analysis, customization and installation services, ongoing system management, system enhancements, service bureau processing, facilities management and maintenance. Services revenue is recognized as the services are performed, primarily on a time and materials basis and to a lesser extent on a fixed fee basis over the term of the services provided. Revenue from maintenance contracts is recognized ratably over the term of the agreement, generally one year.

    Revenue from the licensing of software rights is recognized at the time of delivery of the product to the customer, provided that ADC has no remaining service obligations, collectibility is reasonably assured and the fees are fixed and determinable. Where there are service obligations that are essential to the functionality of the software installed, license fees are recorded over the term of the initial customization period.

Foreign Currency Translation: ADC converts assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet date and records translation adjustments in shareowners' investment. Income statements of foreign operations are translated from the operations' functional currency to U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign-exchange transaction gains and losses are reported in other income (expense), net.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Comprehensive Income (Loss): Components of comprehensive income (loss) include net income, foreign-currency translation adjustments and unrealized gains (losses) on available-for-sale securities, net-of-tax, and is presented on the consolidated statements of shareowners' investment.

Reclassifications: Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Recent Accounting Pronouncements: In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended, summarizes some of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. At this time, management does not expect the adoption of SAB 101 to have a material effect on ADC's operations or financial position. ADC is required to adopt SAB 101 in the fourth quarter of 2001.

Note 2:  Other Financial Statement Data (in millions)

    Other Income (Expense), Net:

	2000	1999	1998
Interest income	$23.6	$21.6	$18.3
Interest expense	(4.1)	(7.7)	(0.8)
Gain on change in ownership interest	8.1	—	—
Gain on sale of available-for-sale securities	23.8	—	—
Other expense, net	(8.1)	(14.0)	(6.3)

Total, net	$43.3	$(0.1)	$11.2

    Supplemental Cash Flow Information:

	2000	1999	1998
Income taxes paid	$218.5	$85.1	$100.1
Interest paid	$4.1	$7.6	$0.8

    Supplemental Schedule of Non-cash Investing Activities:

	2000	1999	1998
Acquisitions:
Fair value of assets acquired	$420.7	$330.8	$49.3
Less: Liabilities assumed	34.5	52.0	0.7
Cash acquired	40.9	41.4	1.5

Acquisitions, net of cash acquired	$345.3	$237.4	$47.1

Unrealized holding gains on available-for-sale securities, net of deferred taxes of $40.5, $32.4 and $0.2	$59.0	$54.1	$0.3

Consolidated Balance Sheet Information:

	2000	1999
Inventories:
Purchased materials and manufactured products	$452.4	$249.9
Work-in-process	33.7	35.0

Total	$486.1	$284.9

Property and Equipment:
Land and buildings	$186.5	$126.0
Machinery and equipment	633.6	465.6
Furniture and fixtures	91.3	72.5
Construction-in-process	142.7	—

Total	1,054.1	664.1
Less accumulated depreciation	(445.5)	(322.9)

Total, net	$608.6	$341.2

Note 3:  Investments

    ADC maintains an investment portfolio of several publicly held companies. These investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). As of October 31, 2000 and 1999, ADC's short-term investments consisted of the following (in millions):

	Cash Basis	Adjusted Basis	Unrealized Gain	Fair Value
2000
Available-for-sale securities	$218.1	$950.4	$186.5	$1,136.9
1999
Available-for-sale securities	$168.5	$168.5	$87.0	$255.5

    In 2000, ADC sold common stock in certain investments for a pre-tax gain of $23.8 million. In 1999, there were no such sales.

    In the first quarter of 2000, Siara Systems, Inc., in which ADC had a 7.3% ownership interest, agreed to be acquired by Redback Networks, Inc. in a stock-for-stock transaction valued at approximately $4.3 billion. ADC's initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, ADC's investment was marked-to-market through earnings in the second quarter of 2000 and reflected on the balance sheet at the market value of the Redback Networks shares. The pre-tax gain recognized on the conversion of these shares was $722.6 million. This gain increased the basis of investments by $722.6 million.

Note 4:  Note Payable

    ADC has a $340.0 million unsecured revolving credit facility for general corporate purposes. Under this five-year credit facility, borrowings carry an initial interest rate equal to the commercial paper interest rate plus 25 basis points. There was no outstanding balance at October 31, 2000. At October 31, 1999, the balance outstanding under this arrangement was $25.0 million. The revolving credit facility expires on November 24, 2003. This facility requires ADC to maintain certain financial ratios. At October 31, 2000, ADC was in compliance with these requirements.

Note 5:  Acquisitions

Pooling-of-Interests Method: In 2000, ADC acquired Broadband Access Systems, Inc. ("BAS") and PairGain Technologies, Inc. ("PairGain"), and in 1999, ADC acquired Saville Systems PLC ("Saville"), all of which were accounted for as pooling-of-interests transactions. All historical financial information has been restated to reflect these acquisitions. BAS is a supplier of next-generation, Internet Protocol (IP) access platforms. PairGain designs, manufactures, markets and sells digital subscriber line (DSL) networking systems. Saville is a developer and integrator of communications billing and customer care software. There were no material transactions between ADC and the acquired companies prior to the mergers, and the effects of conforming Saville's, PairGain's and BAS's accounting policies to those of ADC were not material. These transactions are summarized as follows (in millions):

Acquisition Date	Acquired Company	Shares of ADC Stock Issued, Including Options Assumed	Fair Value of Acquisition
October 1999	Saville	56.4	$613.6
June 2000	PairGain	72.2	$2,946.9
September 2000	BAS	66.0	$1,835.6

    ADC's consolidated financial statements for prior years have been restated to include the results of Saville within the Integrated Solutions business segment and PairGain and BAS within the Broadband Access and Transport business segment. Net sales and income (loss) for the individual entities for 2000,1999 and 1998 were as follows (in millions):

	October 31, 2000	October 31, 1999	October 31, 1998
Net Sales:
ADC	$3,142.0	$1,786.4	$1,379.7
Saville	—	140.5	167.7
PairGain	145.3	224.9	283.1
BAS	0.6	—	—

Combined	$3,287.9	$2,151.8	$1,830.5

Net Income (Loss):
ADC	$765.2	$80.7	$146.7
Saville	—	7.0	27.0
PairGain(1)	178.4	2.4	39.5
BAS	(75.5)	(12.2)	(3.3)

Combined	$868.1	$77.9	$209.9

(1)
Includes a $197.2 million net-of-tax gain on sale of PairGain's microelectronics business.

    All of these acquired companies used a calendar year-end. In recording the pooling-of-interests combinations, PairGain and BAS financial statements for the years ended December 31, 1999 and 1998 were combined with ADC's financial statements for the years ended October 31, 1999 and 1998. In addition, Saville's financial statements for the year ended December 31,1998 were combined with ADC's financial statements for the year ended October 31, 1998. In order to conform year-ends, adjustments of $7.9 million and $6.3 million were made to retained earnings as of October 31, 2000 and 1999.

Other Pooling-of-Interests Combinations: ADC also completed a pooling-of-interests combination with Altitun AB ("Altitun") during May 2000. Altitun is a developer and supplier of active optical components for next-generation optical networks. The historical operations of Altitun were not material to ADC's consolidated operations; therefore, prior-period statements have not been restated for this acquisition. ADC exchanged 30.4 million shares (both stock issued and options assumed) for all of the common stock of Altitun. The fair value of the transaction was $948.8 million.

Acquisition Expenses of Pooling-of-Interests Combinations: Expenses totaling $102.4 million and $21.4 million were incurred in consummating the above pooling transactions and were recorded as non-recurring charges in 2000 and 1999, respectively. These costs consisted primarily of investment bankers' fees, attorneys' fees, and other direct charges related to the transaction. Included in Altitun's acquisition expenses were $29.1 million of expenses paid directly by the former shareholders of Altitun.

Purchase Method:

Centigram

    In July 2000, ADC acquired all outstanding common shares of Centigram Communications Corporation ("Centigram") for $173.6 million in cash plus stock options valued at $42.9 million. Centigram is a provider of Internet-enabled call management, WAP-based messaging and unified communications services to mobile and landline telecom service providers. The accompanying consolidated financial statements include the results of operations of Centigram subsequent to the acquisition date. Purchased in-process research and development expenses of $15.8 million were recorded as a non-recurring charge upon completion of the acquisition.

Total purchase cost of Centigram (in millions):
Cash	$173.6
Conversion of options	42.9

Total consideration	216.5
Direct transaction costs and expenses	4.5

Total purchase cost	$221.0

Allocation of the purchase price (in millions):
Tangible net assets acquired	$43.5
Goodwill and intangible assets acquired	149.6
Deferred compensation	12.1
In-process research and development	15.8

Total purchase price allocation	$221.0

    Tangible net assets acquired include cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally include accounts payable, accrued compensation and accrued expenses. Goodwill and other identifiable assets resulting from the acquisition are being amortized over periods ranging from 5 to 15 years.

    The unaudited pro forma results of operations of ADC and Centigram for the years ended October 31, 2000 and 1999, after giving effect to a number of pro forma adjustments, are (in millions, except per share amounts):

	Year ended October 31, 2000	Year ended October 31, 1999
Net Sales	$3,337.1	$2,235.1
Net Income	$856.5	$68.9
Earnings Per Share—Diluted	$1.11	$0.10

Teledata

    In November 1998, ADC acquired all outstanding common shares of Teledata Communications Ltd. ("Teledata") for $198.0 million in cash plus stock options valued at $7.9 million. Teledata designs, develops, manufactures, markets and supports advanced wireline and wireless customer access network equipment for telephone companies worldwide. The accompanying consolidated financial statements include the results of operations of Teledata subsequent to the acquisition date. Purchased in-process research and development expenses of $23.6 million were recorded as a non-recurring charge upon completion of the acquisition.

Total purchase cost of Teledata (in millions):
Cash	$198.0
Conversion of options	7.9

Total consideration	205.9
Direct transaction costs and expenses	4.2

Total purchase cost	$210.1

Allocation of the purchase price (in millions):
Tangible net assets acquired	$105.8
Goodwill and intangible assets acquired	80.7
In-process research and development	23.6

Total purchase price allocation	$210.1

    Tangible net assets acquired include cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally include accounts payable, accrued compensation and accrued expenses. Goodwill and other identifiable intangible assets resulting from the acquisition are being amortized over periods ranging from 5 to 15 years.

    The unaudited pro forma results of operations of ADC and Teledata for the year ended October 31, 1998, after giving effect to a number of pro forma adjustments, are (in millions, except per share amounts):

Year ended October 31, 1998
Net Sales	$1,894.1
Net Income	$199.6
Earnings Per Share—Diluted	$0.30

Other Transactions

    In addition to the transactions identified above, ADC made several smaller purchases during 2000, 1999 and 1998. A summary of recent significant acquisitions, accounted for by the purchase method, is (in millions):

Company	Date	Transaction value
France Electronique's telecom systems integration business	November 2000	$44.0
Computer Telcom Installations Ltd.	September 2000	$40.4
IBSEN Micro Structures	May 2000	$78.5
NVision	January 2000	$19.7
Pathway, Inc.	July 1999	$19.0
Spectracom, Inc.	May 1999	$102.3
Phasor Electronics	January 1999	$8.2
Hadax Electronics	November 1998	$25.0
BHA Pty Ltd.	April 1998	$20.0
W.E. Tech, Inc.	January 1998	$16.0

    The inclusion of the above purchase acquisitions for periods prior to the date of acquisition would not have materially affected results of operations, except for Centigram and Teledata as discussed above. Goodwill associated with these purchase acquisitions is being amortized using the straight-line method over periods ranging from 7 to 15 years.

    ADC identifies projects that do not have technological feasibility or other uses at the time of acquisition and records expense at the time of acquisition for these in-process research and development projects. Purchased in-process research and development expenses aggregating $22.8 million in 2000 were associated with the purchase acquisitions of IBSEN Micro Structures and Centigram. Appraisals for each purchased in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project ultimately will succeed.

    Purchased in-process research and development expenses of $88.6 million in 1999 were associated with the acquisitions of Pathway, Teledata, Phasor Electronics, Hadax Electronics and Spectracom. Non-recurring charges of $9.2 million in 1998 were associated with the acquisitions of BHA Pty Ltd. and interconnect billing software technology.

Note 6:  Employee Benefit Plans

Retirement Savings Plan:  Substantially all employees are eligible to participate in ADC's Retirement Savings Plan ("the Plan"). ADC matches employee contributions to the Plan up to 6% of wages and, depending on ADC performance, may voluntarily make an additional contribution up to 70% on 6% of wages. Employees are fully vested in all contributions. ADC's contributions to the Plan were $22.5 million, $13.6 million and $12.5 million during 2000, 1999 and 1998, respectively. The Plan's trustee invests a portion of ADC's cash contributions in ADC's common stock.

Global Employee Stock Purchase Plan:  ADC has a global employee stock purchase plan available to substantially all employees. Eligible employees may purchase ADC common stock through payroll deductions. Until April of 2000, the discounted purchase price given to ADC employees on ADC stock was 85% of the market closing price of ADC stock at the end of each stock purchase period. Under the new stock purchase plan, employees can purchase ADC common stock at a price equal to the lower of 85% of the market closing price of ADC's stock at the beginning or end of each stock purchase period. ADC issued 0.4 million and 0.3 million shares of common stock during 2000 and 1999, respectively, pursuant to the plan.

Stock Award Plans:  ADC maintains a Global Stock Incentive Plan to grant various stock awards, including stock options at fair-market value and restricted shares, to key employees of ADC. A maximum of 145.8 million stock awards can be granted under this plan; 42.5 million shares were available for stock awards as of October 31, 2000. ADC also maintains a Non-employee Director Stock Option Plan in order to enhance ADC's ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 3.4 million non-qualified stock options at fair-market value. As of October 31, 2000, 0.6 million shares were available for option grants under this plan. In addition to the foregoing plans, options to acquire a total of 19.6 million shares have been granted under plans assumed in conjunction with some of ADC's acquisitions.

    The following schedule summarizes activity in all plans (shares in millions):

	Stock Options
	Shares	Weighted Average Exercise Price	Restricted Shares
Outstanding at October 31, 1997	58.5	$7.02	0.4
Granted	30.7	$11.52	13.8
Exercised	(7.5)	$3.18	—
Restrictions lapsed	—	—	(0.3)
Canceled	(12.4)	$9.99	—

Outstanding at October 31, 1998	69.3	$8.56	13.9
Adjustment to conform year-end	0.3	—	—
Granted	41.1	$11.32	1.0
Exercised	(11.4)	$4.52	—
Restrictions lapsed	—	—	(.1)
Canceled	(8.1)	$8.14	—

Outstanding at October 31, 1999	91.2	$9.48	14.8
Adjustments to conform year-ends	(4.5)	—	—
Granted	38.7	$15.69	1.1
Exercised	(20.0)	$18.22	—
Restrictions lapsed	—	—	(0.1)
Canceled	(8.9)	$12.57	—

Outstanding at October 31, 2000	96.5	$13.84	15.8

Exercisable at October 31, 2000	39.5	$8.39	—

    SFAS No. 123 "Accounting for Stock-Based Compensation," encourages, but does not require, a fair-value-based method of accounting for employee stock options or similar equity instruments. As permitted under the standard, ADC has continued to account for employee stock options using the intrinsic-value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, ADC has recognized no compensation expense for its Stock Incentive Plan or its Non-employee Director Stock Option Plan.

    If compensation expense for ADC's stock-based compensation plans had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, ADC's net income and earnings per share would have decreased to the pro forma amounts indicated below (in millions, except per share amounts):

	2000	1999	1998
Net Income
As reported	$868.1	$77.9	$209.9
Pro forma	$765.7	$10.2	$160.2
Earnings Per Share—Basic
As reported	$1.20	$0.12	$0.32
Pro forma	$1.06	$0.02	$0.24
Earnings Per Share—Diluted
As reported	$1.13	$0.11	$0.31
Pro forma	$0.99	$0.01	$0.24

    The weighted-average fair value per option at the date of grant for options granted in 2000, 1999 and 1998 was $13.84, $9.48 and $8.56, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2000	1999	1998
Risk-free interest rate	5.91%	5.27%	5.19%
Expected dividend	—	—	—
Expected volatility factor	82.9%	67.6%	68.6%
Expected option term	4.5 years	3.2 years	4.6 years

    As a result of the issuance of Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25," ADC was required to record a non-cash stock compensation expense and deferred compensation expense related to the unvested portion of options issued in the purchase business combination of Centigram in the third quarter of 2000. The value attributed to unvested options of $12.1 million was allocated to deferred compensation expense and will be amortized over the remaining vesting period. Non-cash stock compensation expense recorded in 2000 relating to the Centigram acquisition was $2.4 million. Deferred compensation expense of $9.7 million remains to be amortized through 2004.

    Non-cash stock compensation expenses of $44.7 million and $1.2 million were recognized in 2000 and 1999, respectively, as a result of stock options and restricted stock converted in connection with the BAS acquisition. The exercise prices at the date of grant were deemed to be less than the estimated fair values of the awards. Expense is being recognized over the anticipated vesting period of the awards through 2003. Deferred compensation expense of $29.2 million remains to be amortized through 2003.

Note 7:  Capital Stock

Stock Splits:  All share and per share amounts, including stock options, have been restated to reflect ADC's two separate two-for-one stock splits effected in the form of a common stock dividend, which were distributed on February 15, 2000 and July 17, 2000.

Authorized Stock:  ADC is authorized to issue 1.2 billion shares of $0.20 par value common stock and 10.0 million shares of no par value preferred stock. There are no shares of preferred stock outstanding.

Dividends:  No cash dividends have been declared or paid during the past five years.

Earnings Per Share:  Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. The following table reconciles the number of shares utilized in the earnings per share calculations (in millions, except earnings per share):

	2000	1999	1998
Net income	$868.1	$77.9	$209.9
Earnings per share—basic	$1.20	$0.12	$0.32
Earnings per share—diluted	$1.13	$0.11	$0.31
Weighted average common shares outstanding—basic	721.6	665.0	655.2
Effect of dilutive securities	48.7	18.3	14.8
Weighted average common shares outstanding—diluted	770.3	683.3	670.0

Shareowner Rights Plan:  ADC has a shareowner rights plan intended to preserve the long-term value of ADC to its shareowners by discouraging a hostile takeover of ADC. Under the shareowner rights plan, each outstanding share of ADC common stock has an associated common stock purchase right. The rights are exercisable only if a person or group acquires 15% or more of the outstanding ADC common stock. If the rights became exercisable, the rights would allow their holders (other than the acquiring person or group) to purchase shares of ADC common stock or stock of the company acquiring ADC at a price equal to one-half of the then current value of such shares. The dilutive effect of the rights on the acquiring person or group is intended to encourage such person or group to negotiate with ADC's board of directors prior to attempting a takeover. If ADC's board of directors believes a proposed acquisition of ADC is in the best interests of ADC and its shareowners, the board may amend the shareowner rights plan or redeem the rights for a nominal amount in order to permit the acquisition to be completed without interference from the plan.

Stock Repurchase Program:  In April 1998, ADC announced a stock repurchase program under which ADC was permitted to purchase up to 26.8 million shares of common stock in open market transactions as market and business conditions warranted. As part of this program, ADC permitted for the use of forward repurchase agreements, "equity collar" arrangements using call and put options, and other arrangements to purchase ADC shares. The share repurchase program was terminated in 1999.

    During 1998, ADC sold put options to independent third parties that entitled holders of the options to sell shares of ADC common stock to ADC and purchased call options from the same parties that entitled ADC to buy shares of its common stock. In January and February 1999, ADC received 4.2 million shares of its common stock in partial settlement of outstanding options. Shares received in settlement of this transaction have been re-issued through unrelated transactions.

Note 8:  Income Taxes

    The components of the provision for income taxes are (in millions):

	2000	1999	1998
Current taxes payable:
Federal	$270.0	$83.3	$87.9
Foreign	6.3	7.7	16.2
State	33.8	8.3	9.2

	310.1	99.3	113.3

Deferred	282.2	(42.3)	(0.9)

Total provision	$592.3	$57.0	$112.4

    The effective income tax rate differs from the Federal statutory rate as follows:

	2000	1999	1998
Federal statutory rate	35%	35%	35%
Research and development tax credits	—	(4)	(2)
Goodwill amortization	1	3	1
State income taxes, net	3	2	3
FSC exempt income	—	(1)	(1)
Foreign income taxes	—	(3)	(2)
Purchased in-process research & development	1	8	1
Acquisition and integration fees	3	5	—
Tax exempt interest income	—	(1)	—
Other, net	(2)	(2)	—

Effective income tax rate	41%	42%	35%

    Deferred tax assets (liabilities) as of October 31, 1999 and 1998 are composed of the following (in millions):

	2000	1999
Current deferred tax assets (liabilities):
Asset valuation reserves	$32.3	$12.3
Unrealized gain on investments	(370.4)	—
Accrued liabilities	22.8	(2.5)
Other	1.9	7.6

Total	$(313.4)	$17.4

Non-current deferred tax assets (liabilities):
Intangible assets	$40.4	$39.3
Depreciation	(10.8)	(8.8)
Other	22.8	12.1

Total	$52.4	$42.6

    In connection with its 2000 and 1999 acquisitions, ADC recorded non-recurring, non-tax-deductible charges for acquisition fees and purchased in-process research and development expenses. In 2000, ADC recognized non-recurring, non-operating gains from the sale of a business and the non-cash conversion of an investment. The exclusion of these charges and gains would result in an effective tax rate of 34%, 31% and 34% in 2000, 1999 and 1998, respectively.

    The provision for foreign income taxes is based upon foreign pre-tax earnings (losses) of approximately $(37.4) million, $8.5 million and $22.3 million during 2000, 1999 and 1998, respectively.

    Deferred federal income taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because such earnings are considered to be invested permanently in those operations. At October 31, 2000, the cumulative earnings of foreign subsidiaries were approximately $86.3 million. The amount of unrecognized deferred tax liability on the undistributed cumulative earnings was approximately $15.2 million.

Note 9:  Business Restructuring and Other Non-recurring Charges

    A summary of business restructuring and other non-recurring charges is (in millions):

	2000	1999	1998
Acquisition and integration fees	$121.9	$21.4	—
Restructuring the Broadband Access and Transport Group	13.3	9.0	—
Purchased in-process research and development expenses (Note 5)	22.8	88.6	$9.2
Restructuring the former Wireless Systems Group	—	30.0	—

Total	$158.0	$149.0	$9.2

    As a result of the merger between ADC and PairGain in the third quarter of 2000, ADC recognized a charge of $64.5 million for the cost of integrating and aligning the operations of PairGain within ADC's Broadband Access and Transport Group. The components of this charge include $45.9 million in direct and indirect acquisition fees paid to investment bankers, attorneys and other outside advisors, as well as $18.6 million in employee retention, transition and severance payments, relocation expenses and realignment of product lines and facilities.

    Upon the completion of the mergers between ADC and Altitun in the third quarter of 2000 and BAS in the fourth quarter of 2000, ADC recognized $35.9 million and $20.6 million, respectively, in acquisition fees. These fees are direct and indirect incremental costs associated with the combinations, primarily consisting of fees paid to investment bankers, attorneys and other outside advisors. ADC also incurred $0.9 million of integration costs associated with the acquisition of Centigram in the third quarter of 2000.

    During the third quarter of 2000, ADC's management approved a restructuring plan in connection with the merger of PairGain. The merger-related actions included the elimination of redundant and excess facilities, workforce, and administrative overhead and systems, as well as transition to ADC's shared services. The total estimated charges related to the plan were $5.5 million. The charges include $4.0 million in employee termination costs and $1.5 million in the elimination of redundant financial and operating systems. The plan is to be completed by the end of the first quarter of 2001.

    During the fourth quarter of 2000, ADC's management approved restructuring plans, which included initiatives to consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit ADC's current focus and growth strategy, and to merge the international sales operations within the Broadband Access and Transport Group. The total estimated charges recorded relating to these restructuring plans were $7.8 million. The charges included $0.7 million for employee termination costs, $4.1 million for the discontinuance of old-generation Teledata products and a customer development project, and $3.0 million in facilities closing costs and consolidation of international sales operations. The restructuring plans are to be completed by the end of the second quarter of 2001.

    During the first quarter of 1999, ADC's management approved a restructuring plan, which included initiatives to integrate the software operations of the former Wireless Systems Group with the newly formed Integrated Solutions Group, consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit ADC's current focus and growth strategy. This business restructuring plan was completed during the fourth quarter of 1999. Actual costs incurred were $30.0 million, an amount equal to the initial estimate recorded during the first quarter of 1999. The charges included $4.4 million for employee termination costs, $8.8 million for the sale of a subsidiary, $11.1 million associated with the write-off of goodwill and discontinuance of the City RFX product line, and $5.7 million in facilities closing costs that were related directly to ADC's exit plan.

    During the fourth quarter of 1999, ADC's management approved a restructuring plan to consolidate the Portland, Oregon manufacturing operations of the Broadband Access and Transport Group into the Minneapolis, Minnesota manufacturing operations. The estimated restructuring charges were $9.0 million. The estimate was composed of $4.8 million for employee termination costs, $1.5 million for facilities closing costs and $2.7 million for asset disposals and other directly associated costs. This consolidation was completed in the fourth quarter of 2000. There were no material adjustments made to the initial estimates. Actual costs incurred were approximately $9.0 million.

Note 10:  Derivative Instruments and Hedging Activities

    ADC adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on November 1, 1998. In doing so, ADC did not incur any transition adjustments to earnings.

    All derivatives are recognized on the balance sheet at their fair value. On the date a derivative contract is entered into, ADC designates the derivative as a (1) fair-value hedge, (2) cash-flow hedge, (3) foreign-currency hedge, (4) net investment in a foreign operation or (5) trading instrument. ADC engages primarily in derivatives classified as cash-flow hedges. Changes in the fair value of the derivatives are reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). ADC also hedges non-functional current assets and liabilities. Derivatives designated to hedge these exposures are classified as trading derivatives and are reported in current-period earnings along with the re-valuation of the underlying exposure.

    In 2000, ADC entered into a market-price collar arrangement that locks in a price range for the sale of certain shares held as investments, thus guaranteeing a minimum selling price. Such derivatives are treated as trading derivatives. Changes in the value of these derivatives are reported in current-period earnings.

    ADC formally documents all relations between hedging instruments and the hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. ADC formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

    The following table presents a summary of the notional amounts and fair values of ADC's derivative contracts at October 31, 2000 (in millions).

	Notional Amount	Fair Value
Forward contracts:
Cash-flow hedges	$127.0	$0.6
Trading derivatives	31.5	—

Total foreign exchange	$158.5	$0.6

Collar options	—	$12.9

    ADC's foreign-exchange forward contracts and investment hedges contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. ADC minimizes such risk by limiting its counterparties to major financial institutions. Management does not expect any material losses as a result of defaults by other parties.

Note 11:  Commitments and Contingencies

Commitments To Extend Credit:  ADC has worked with customers and third-party financiers to find a means of financing projects by negotiating financing arrangements. As of October 31, 2000, ADC had commitments to extend credit of $380.0 million for such arrangements. The total amount drawn and outstanding as of October 31, 2000 was $35.0 million. ADC intends to sell all or a portion of these commitments and outstanding receivables to third-parties, but has not yet made any such sales. These commitments to extend credit are conditional agreements generally having fixed expiration or termination dates and specific interest rates, conditions and purposes. These commitments may exist and expire without being drawn. Therefore, the amounts committed but not drawn will not necessarily impact future cash flows. ADC regularly reviews all outstanding commitments, and the results of these reviews are considered in assessing the overall risk for possible credit losses. At October 31, 2000, there was no significant risk of loss in the event of non-performance related to these financing arrangements.

Operating Leases:  Portions of ADC's operations are conducted using leased equipment and facilities. These leases are non-cancelable and renewable, with expiration dates ranging through the year 2014. The rental expense included in the accompanying consolidated statements of income was $25.6 million, $26.3 million and $19.0 million for 2000, 1999 and 1998, respectively.

    During 2000, ADC entered into several leasing commitments with maturities of between six and seven years for domestic locations. The properties covered under these transactions include manufacturing equipment, facilities and administrative offices. The purchase and construction of the various properties covered under these transactions began in 2000 and are expected to be completed by 2002. The leases provide for a substantial residual value guarantee (less than 90% of the total cost), which may become payable upon the termination of the transaction, and include purchase and renewal options. ADC may exercise its purchase option, or the facilities may be sold to a third party. Upon termination of the leases, ADC expects the fair-market value of the leased properties to reduce substantially or eliminate entirely the payment under the residual-value guarantees. The table of future minimum operating lease payments below excludes any payments relating to these guarantees.

    The following is a schedule of future minimum rental payments required under non-cancelable operating leases as of October 31, 2000 (in millions):

2001	$52.4
2002	52.9
2003	44.6
2004	39.7
2005 and thereafter	79.8

Total	$269.4

Contingencies:  ADC has been named as a defendant in lawsuits in the normal course of business. ADC believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or results of operations.

Change of Control:  ADC's board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of ADC. The board has retained the flexibility to cancel such provisions under certain circumstances.

Note 12:  Segment Information

    ADC has three reportable segments: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions. Broadband Connectivity products include broadband connection and access devices for copper, coaxial, optical, wireless and broadcast communications networks. The segment also includes optical and wireless components. Broadband Access and Transport products include access and transport systems that deliver broadband, multiservice communications to consumers and businesses over copper, coaxial, optical and wireless networks. Integrated Solutions products and services consist of systems integration services, operations support systems (OSS) software and enhanced services software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks.

    The "management approach" required by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," has been used to present the following segment information. This approach is based upon the way management organizes segments within an enterprise for making operating decisions and assessing performance. Accounting policies used by the segments are the same as those described in Note 1.

    Intersegment sales were not significant. The following costs are not allocated to segment results:

  •
  Non-recurring charges;

  •
  Non-cash stock compensation expenses; and

  •
  Goodwill amortization resulting from acquisitions.

    Corporate assets consist primarily of cash and investments, which are managed centrally, and goodwill. Capital expenditures do not include amounts arising from the purchase of businesses.

    International sales to external customers are on a "shipped-to" basis. No single country has property and equipment sufficiently material enough to warrant disclosure. No single customer accounts for more than 10% of ADC's consolidated sales.

Segment Information (in millions)	Broadband Connectivity	Broadband Access and Transport	Integrated Solutions	Unallocated Corporate Items	Segment Consolidated Information
2000
External sales	$1,781.9	$992.1	$513.9	$—	$3,287.9
Depreciation and amortization	49.2	42.3	16.9	37.8	146.2
Non-recurring charges and non-cash stock compensation	—	—	—	(205.1)	(205.1)
Operating income (loss)	773.5	(147.4)	20.6	(280.8)	365.9
Capital expenditures	284.2	35.8	22.7	32.6	375.3
Assets	878.6	881.0	386.2	1,824.7	3,970.5

1999
External sales	$912.4	$856.8	$382.6	$—	$2,151.8
Depreciation and amortization	31.3	44.2	11.0	28.3	114.8
Non-recurring charges and non-cash stock compensation	—	—	—	(150.2)	(150.2)
Operating income (loss)	336.4	(47.3)	24.7	(178.8)	135.0
Capital expenditures	50.5	38.1	19.1	17.4	125.1
Assets	397.4	795.8	280.8	583.8	2,057.8

1998
External sales	$649.7	$827.8	$353.0	$—	$1,830.5
Depreciation and amortization	29.1	33.9	5.0	12.4	80.4
Non-recurring charges	—	—	—	(9.2)	(9.2)
Operating income (loss)	192.6	65.1	60.5	(7.1)	311.1
Capital expenditures	44.9	42.0	10.0	15.7	112.6
Assets	303.5	632.5	194.8	665.2	1,796.0

Geographic Information (in millions)	2000	1999	1998
Sales:
Outside the United States	$708.1	$499.2	$392.1
Inside the United States	2,579.8	1,652.6	1,438.4

Total	$3,287.9	$2,151.8	$1,830.5

Property and Equipment, Net:
Outside the United States	$143.2	$60.7	$54.3
Inside the United States	465.4	280.5	235.2

Total	$608.6	$341.2	$289.5

Note 13:  Quarterly Financial Data (Unaudited in millions, except earnings per share)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
2000
Net Sales	$593.9		$770.6		$891.4		$1,032.0		$3,287.9
Gross Profit	278.5		363.3		448.5		518.6		1,608.9

Income Before Income Taxes	68.4		1,163.1		65.1		163.8		1,460.4
Provision for Income Taxes	15.2		444.9		55.5		76.7		592.3

Net Income	$53.2	(1)	$718.2	(2)	$9.6	(3)	$87.1	(4)	$868.1

Average Common Shares Outstanding—Basic	699.7		708.0		715.1		733.9		721.6
Earnings Per Share—Basic	$0.08		$1.01		$0.01		$0.12		$1.20
Average Common Shares Outstanding—Diluted	730.1		746.1		758.8		781.6		770.3
Earnings Per Share—Diluted	$0.07		$0.96		$0.01		$0.11		$1.13

1999
Net Sales	$465.2		$517.7		$534.8		$634.1		$2,151.8
Gross Profit	217.5		241.5		247.1		297.3		1,003.4

Income (Loss) Before Income Taxes	(0.3)		67.9		6.9		60.4		134.9
Provision for Income Taxes	7.6		24.5		5.6		19.3		57.0

Net Income (Loss)	$(7.9	)(5)	$43.4		$1.3	(6)	$41.1	(7)	$77.9

Average Common Shares Outstanding—Basic	660.0		661.3		664.4		669.1		665.0
Earnings (Loss) Per Share—Basic	$(0.01)		$0.07		$0.00		$0.06		$0.12
Average Common Shares Outstanding—Diluted	674.6		682.0		680.9		686.3		683.3
Earnings (Loss) Per Share—Diluted	$(0.01)		$0.06		$0.00		$0.06		$0.11

(1)
Includes $0.5 million net-of-tax, non-cash stock compensation expenses.

(2)
Includes $6.6 million net-of-tax, non-cash stock compensation expenses and non-recurring charges related to the sale of PairGain's microelectronics business. Also includes non-recurring, non-operating income of $652.4 million net-of-tax related to the sale of PairGain's microelectronics business and a non-cash gain on an investment in Siara Systems.

(3)
Includes $110.8 million net-of-tax, non-cash stock compensation expenses and non-recurring charges primarily related to the acquisitions of PairGain, Altitun, IBSEN and Centigram.

(4)
Includes $67.9 million net-of-tax, non-cash stock compensation expenses and non-recurring charges primarily related to the acquisition of BAS. Also includes non-recurring, non-operating income of $17.1 million net-of-tax related to cash and non-cash gains on investments.

(5)
Includes $47.4 million net-of-tax, non-cash stock compensation expenses and non-recurring charges related to the acquisitions of Teledata, Hadax and Phasor and the restructuring of the former Wireless Systems Group.

(6)
Includes $41.7 million net-of-tax, non-cash stock compensation expenses and non-recurring charges related to the acquisitions of Spectracom and Pathway.

(7)
Includes $29.9 million net-of-tax, non-cash stock compensation expenses and non-recurring charges related to the acquisition of Saville and restructuring expenses for the consolidation of the Broadband Access and Transport Group.

Eleven-Year Financial Summary
(dollars in millions, except per share data)

												10-Year Compound Annual Growth Rate 2000-1990	5-Year Compound Annual Growth Rate 2000-1995
	Years ended October 31
	2000	1999	1998	1997	1996	1995	1994	1993	1992	1991	1990
Operating Results
Net Sales	$3,287.9	2,151.8	1,830.5	1,553.8	1,087.4	723.7	528.3	411.7	331.0	300.3	263.0	28.7%	35.4%
International Sales	$708.1	499.2	392.1	319.0	228.8	130.1	79.0	66.9	49.3	38.0	41.6	32.8%	40.3%
Gross Profit	$1,608.9	1,003.4	884.5	749.3	519.7	353.1	265.1	210.8	166.9	146.8	127.2	28.9%	35.4%
Research and Development Expense	$338.0	250.7	199.8	164.8	113.7	78.8	55.0	44.9	38.3	33.8	25.5	29.5%	33.8%
Selling and Administrative Expense	$665.6	445.3	351.9	281.7	202.7	155.3	125.2	104.0	88.5	78.4	64.0	26.4%	33.8%
Goodwill Amortization	$34.3	22.2	12.5	10.0	5.2	3.1	3.1	2.8	2.7	2.0	0.9	43.6%	61.4%
Non-recurring Charges	$158.0	149.0	9.2	25.3	—	3.9	—	—	3.8	—	—
Non-cash Stock Compensation	$47.1	1.2	—	—	—	—	—	—	—	—	—
Operating Income(1)	$571.0	285.2	320.2	292.8	198.0	115.9	81.7	59.1	37.4	32.7	36.8	31.5%	37.6%
Operating Income as Reported	$365.9	135.0	311.1	267.4	198.0	112.0	81.7	59.1	33.6	32.7	36.8	25.8%	26.7%
Non-recurring, Non-operating Gains	$1,083.0	—	—	—	—	—	—	—	—	—	—
Income Taxes(1)	$198.0	88.1	113.1	108.7	75.1	44.6	30.0	19.0	15.1	14.4	15.3	29.2%	34.7%
Income Taxes as Reported	$592.3	57.0	112.4	99.5	75.1	42.1	30.0	19.0	13.7	14.4	15.3	44.1%	69.7%
Net Income(1)	$384.4	197.0	218.3	196.5	133.9	64.0	53.0	39.3	21.0	18.1	22.9	32.6%	43.1%
Net Income as Reported	$868.1	77.9	209.9	180.4	133.9	62.6	53.0	39.3	18.6	18.1	22.9	43.8%	69.2%
EPS (Diluted)(1)	$0.50	0.29	0.33	0.30	0.21	0.11	0.10	0.08	0.04	0.04	0.05	25.9%	35.4%
EPS (Diluted) as Reported	$1.13	0.11	0.31	0.28	0.21	0.11	0.10	0.08	0.04	0.04	0.05	36.6%	59.3%
Financial Ratios
Gross Margin	48.9%	46.6%	48.3%	48.2%	47.8%	48.8%	50.2%	51.2%	50.4%	48.9%	48.4%
Operating Margin(1)	17.4%	13.3%	17.5%	18.8%	18.2%	16.0%	15.5%	14.3%	11.3%	10.9%	14.0%
Pre-tax Income Margin(1)	17.7%	13.3%	18.1%	19.6%	19.2%	15.0%	15.7%	14.2%	10.9%	10.8%	14.5%
Effective Tax Rate(1)	34.0%	30.9%	34.1%	35.6%	35.9%	41.1%	36.2%	32.7%	41.8%	44.2%	40.0%
Net Margin(1)	11.7%	9.2%	11.9%	12.6%	12.3%	8.8%	10.0%	9.5%	6.4%	6.0%	8.7%
Return on Average Shareowners' Investment(1)	17.9%	12.7%	17.9%	20.6%	18.3%	13.0%	16.7%	17.0%	12.5%	12.3%	18.7%
Current Ratio	2.55	3.07	2.84	3.57	3.85	5.47	3.52	3.47	2.85	2.92	2.75
Long-term Debt to Equity Ratio	0.6%	0.9%	0.3%	0.3%	0.8%	—	0.3%	0.3%	9.9%	27.2%	3.6%
Cash Flow Data
Total Cash from Operating Activities	$250.9	290.5	170.3	176.8	135.4	60.8	67.3	27.6	30.9	33.3	35.0	21.8%	32.8%
Depreciation and Amortization	$146.2	114.8	80.4	59.0	39.3	30.7	25.3	21.3	20.2	18.1	14.3	26.2%	36.6%
Capital Expenditures	$375.3	125.1	112.6	139.9	79.4	40.5	24.1	23.0	16.5	24.9	13.7	39.2%	56.1%
Year-End Data
Current Assets	$2,650.9	1,376.6	1,310.6	905.8	729.8	576.9	291.8	211.4	123.9	121.5	102.5	38.4%	35.7%
Current Liabilities	$1,041.3	448.5	461.7	254.0	189.4	105.4	82.8	60.9	43.4	41.6	37.3	39.5%	58.1%
Working Capital	$1,609.6	928.1	848.9	651.8	540.4	471.4	209.0	150.5	80.5	80.0	65.2	37.8%	27.8%
Property and Equipment, Net	$608.6	341.2	289.5	243.7	145.7	87.4	70.1	65.4	59.1	58.4	45.4	29.6%	47.4%
Total Assets	$3,970.5	2,057.8	1,796.0	1,324.1	1,020.3	742.4	431.2	351.5	251.9	250.9	181.7	36.1%	39.8%
Long-term Debt	$16.5	14.0	3.9	3.4	6.9	—	1.1	0.8	17.0	43.6	4.8
Shareowners' Investment	$2,912.7	1,595.3	1,330.4	1,066.6	821.7	635.7	345.1	285.8	172.2	160.3	134.0	36.1%	35.6%
Number of Employees	22,452	14,337	10,315	7,683	5,747	3,748	3,137	2,759	2,303	2,428	2,111	26.7%	43.1%
Investor Information
Stock Price—Close	$21.38	11.92	5.75	8.28	8.55	5.00	2.95	2.28	1.13	0.76	0.51	45.3%	33.7%
—High	$49.00	13.41	10.91	11.25	8.78	6.17	2.98	2.75	1.19	1.35	0.81
—Low	$11.50	5.81	3.94	5.31	3.56	2.47	1.94	1.13	0.64	0.51	0.48
Price Earnings Ratio at Year-end(1)	42.76	41.10	17.42	27.60	40.71	45.45	29.50	28.50	28.25	19.00	10.20
Book Value Per Share	$3.78	2.35	1.99	1.65	1.31	1.06	0.67	0.59	0.39	0.37	0.32
Registered Shareowners at Year-end	7,001	6,918	5,364	4,442	2,973	2,664	2,172	1,633	1,608	1,621	1,758
Shares Outstanding at Year-end (Millions)	770.3	678.6	669.2	647.1	629.2	598.0	512.3	485.6	437.3	431.2	425.2
Average Shares Outstanding—Diluted (Millions)	770.3	683.3	670.0	654.7	641.3	582.4	551.2	492.1	472.7	460.9	429.6

(1)
Before non-recurring charges, non-cash stock compensation expenses and non-recurring, non-operating gains.

QuickLinks

Portions of 2000 Annual Report to Shareowners