Form 10-K405/A, Exhibit 13
period 2000-10-31
ADC TELECOMMUNICATIONS INC
filed 2001-07-13
CIK 61478

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

    We maintain an investment portfolio of common stock in several publicly held companies in the telecommunications or technology industries. These common stock investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). This portfolio includes equity investments in Redback Networks, Efficient Networks, ONI Systems, Interwave, GlobeSpan, VYYO, MIND C.T.I. and InfoInterActive. The values recorded for the publicly traded companies are subject to market price volatility. Assuming an immediate decrease of 20% and 50% in our publicly traded investments, the hypothetical reduction in shareowners' investment related to these holdings is estimated to be $230.0 million and $459.0 million, respectively, as of October 31, 2000. We also have certain other minority investments in companies not publicly traded. These investments are included in other assets and are carried at cost. We monitor these investments for impairment and make appropriate reductions in carrying value when necessary. In 2000, we entered into an equity collar arrangement that locks in a price range for the sale of certain shares held as investments, thus guaranteeing a minimum selling price. Such derivatives are treated as trading derivatives. Changes in the value of these derivatives are reported in current-period earnings.

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

    The foreign-exchange forward contracts we enter into generally have maturities of less than one year. A sensitivity analysis to changes in the value of the U.S. Dollar on foreign-currency denominated derivatives indicates, that if the U.S. Dollar were to strengthen by 10% against all of our currency exposures at October 31, 2000, we would realize a potential cash flow loss of $4.3 million. Because our derivative position is net short the U.S. Dollar, a stronger U.S. Dollar would yield the largest overall potential cash flow loss due to foreign exchange. This measurement assumes that a change in one foreign currency relative to the U.S. Dollar would not affect other foreign currencies relative to the U.S. Dollar. Although the foreign-exchange market is unpredictable, we believe that a 10% sensitivity reflects reasonable near-term possible changes in foreign-exchange rates. The model measures the potential loss in cash flows assuming a hypothetical 10% strengthening of the U.S. Dollar against all foreign currencies in which we hold derivatives and includes all foreign currency derivative financial instruments.

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

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
November 22, 2000

Consolidated Statements of Operations
(in millions, except earnings per share)

	For the years ended October 31
	2000	1999	1998
Net Sales	$3,287.9	$2,151.8	$1,830.5
Cost of Products Sold	1,679.0	1,148.4	946.0

Gross Profit	1,608.9	1,003.4	884.5

Expenses:
Research and development	338.0	250.7	199.8
Selling and administration	665.6	445.3	351.9
Goodwill amortization	34.3	22.2	12.5
Non-recurring charges	158.0	149.0	9.2
Non-cash stock compensation (1)	47.1	1.2	—

Total expenses	1,243.0	868.4	573.4

Operating Income	365.9	135.0	311.1

Gain on Conversion of Investment	722.6	—	—
Gain on Sale of a Business	328.6	—	—
Other Income (Expense), Net	43.3	(0.1)	11.2

Income before Income Taxes	1,460.4	134.9	322.3
Provision for Income Taxes	592.3	57.0	112.4

Net Income	$868.1	$77.9	$209.9

Earnings Per Share—Basic	$1.20	$0.12	$0.32

Earnings Per Share—Diluted	$1.13	$0.11	$0.31

Average Common Shares Outstanding—Basic	721.6	665.0	655.2

Average Common Shares Outstanding—Diluted	770.3	683.3	670.0

(1)
Non-cash stock compensation expense resulted from stock options and restricted stock converted in connection with the Centigram and Broadband Access Systems acquisitions. We do not incur any other non-cash stock compensation expense in the ordinary course of business. If we had reported this non-cash stock compensation in existing operating expense categories, research and development expense and selling and administration expense would have increased by $24.0 million and $23.0 million, respectively, in 2000, and $0.9 million and $0.3 million, respectively, in 1999.

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

Note 3:  Investments

    ADC maintains an investment portfolio of common stock in several publicly held companies in the telecommunications or technology industries. These common stock investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at fair value with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). This portfolio includes equity investments in Redback Networks, Efficient Networks, ONI Systems, Interwave, GlobeSpan, VYYO, MIND C.T.I. and InfoInterActive. As of October 31, 2000 and 1999, ADC's short-term investments consisted of the following (in millions):

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

    All derivatives are recognized on the balance sheet at their fair value. On the date a derivative contract is entered into, ADC designates the derivative as a (1) fair-value hedge, (2) cash-flow hedge, (3) foreign-currency hedge, (4) net investment in a foreign operation or (5) trading instrument. ADC uses hedge accounting only for forecasted foreign currency transactions. Derivatives entered into for this purpose are classified as cash flow hedges. Foreign currency cash flows may arise from cross-border transactions principally in the Euro, Great British Pound, Australian Dollar and Canadian Dollar. Changes in the fair value of the effective portion of the derivatives are reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). Changes in the fair value of the derivatives deemed to be ineffective are reported in current period earnings. ADC also utilizes foreign exchange forward contracts to reduce the currency risk of non-functional current assets and liabilities. Such foreign exchange forward contracts are classified as trading derivatives and are reported in current-period earnings along with the re-valuation of the underlying exposure.

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

Eleven-Year Financial Summary
(dollars in millions, except per share data)

	Years ended October 31											10-Year Compound Annual Growth Rate 2000-1990	5-Year Compound Annual Growth Rate 2000-1995
	2000	1999	1998	1997	1996	1995	1994	1993	1992	1991	1990
Operating Results
Net Sales	$3,287.9	2,151.8	1,830.5	1,553.8	1,087.4	723.7	528.3	411.7	331.0	300.3	263.0	28.7%	35.4%
International Sales	$708.1	499.2	392.1	319.0	228.8	130.1	79.0	66.9	49.3	38.0	41.6	32.8%	40.3%
Gross Profit	$1,608.9	1,003.4	884.5	749.3	519.7	353.1	265.1	210.8	166.9	146.8	127.2	28.9%	35.4%
Research and Development Expense	$338.0	250.7	199.8	164.8	113.7	78.8	55.0	44.9	38.3	33.8	25.5	29.5%	33.8%
Selling and Administrative Expense	$665.6	445.3	351.9	281.7	202.7	155.3	125.2	104.0	88.5	78.4	64.0	26.4%	33.8%
Goodwill Amortization	$34.3	22.2	12.5	10.0	5.2	3.1	3.1	2.8	2.7	2.0	0.9	43.6%	61.4%
Non-recurring Charges	$158.0	149.0	9.2	25.3	—	3.9	—	—	3.8	—	—
Non-cash Stock Compensation	$47.1	1.2	—	—	—	—	—	—	—	—	—
Operating Income(1)	$571.0	285.2	320.2	292.8	198.0	115.9	81.7	59.1	37.4	32.7	36.8	31.5%	37.6%
Operating Income as Reported	$365.9	135.0	311.1	267.4	198.0	112.0	81.7	59.1	33.6	32.7	36.8	25.8%	26.7%
Non-recurring, Non-operating Gains	$1,083.0	—	—	—	—	—	—	—	—	—	—
Income Taxes(1)	$198.0	88.1	113.1	108.7	75.1	44.6	30.0	19.0	15.1	14.4	15.3	29.2%	34.7%
Income Taxes as Reported	$592.3	57.0	112.4	99.5	75.1	42.1	30.0	19.0	13.7	14.4	15.3	44.1%	69.7%
Net Income(1)	$384.4	197.0	218.3	196.5	133.9	64.0	53.0	39.3	21.0	18.1	22.9	32.6%	43.1%
Net Income as Reported	$868.1	77.9	209.9	180.4	133.9	62.6	53.0	39.3	18.6	18.1	22.9	43.8%	69.2%
EPS (Diluted)(1)	$0.50	0.29	0.33	0.30	0.21	0.11	0.10	0.08	0.04	0.04	0.05	25.9%	35.4%
EPS (Diluted) as Reported	$1.13	0.11	0.31	0.28	0.21	0.11	0.10	0.08	0.04	0.04	0.05	36.6%	59.3%
Financial Ratios
Gross Margin	48.9%	46.6%	48.3%	48.2%	47.8%	48.8%	50.2%	51.2%	50.4%	48.9%	48.4%
Operating Margin(1)	17.4%	13.3%	17.5%	18.8%	18.2%	16.0%	15.5%	14.3%	11.3%	10.9%	14.0%
Pre-tax Income Margin(1)	17.7%	13.3%	18.1%	19.6%	19.2%	15.0%	15.7%	14.2%	10.9%	10.8%	14.5%
Effective Tax Rate(1)	34.0%	30.9%	34.1%	35.6%	35.9%	41.1%	36.2%	32.7%	41.8%	44.2%	40.0%
Net Margin(1)	11.7%	9.2%	11.9%	12.6%	12.3%	8.8%	10.0%	9.5%	6.4%	6.0%	8.7%
Return on Average Shareowners' Investment(1)	17.9%	12.7%	17.9%	20.6%	18.3%	13.0%	16.7%	17.0%	12.5%	12.3%	18.7%
Current Ratio	2.55	3.07	2.84	3.57	3.85	5.47	3.52	3.47	2.85	2.92	2.75
Long-term Debt to Equity Ratio	0.6%	0.9%	0.3%	0.3%	0.8%	—	0.3%	0.3%	9.9%	27.2%	3.6%
Cash Flow Data
Total Cash from Operating Activities	$250.9	290.5	170.3	176.8	135.4	60.8	67.3	27.6	30.9	33.3	35.0	21.8%	32.8%
Depreciation and Amortization	$146.2	114.8	80.4	59.0	39.3	30.7	25.3	21.3	20.2	18.1	14.3	26.2%	36.6%
Capital Expenditures	$375.3	125.1	112.6	139.9	79.4	40.5	24.1	23.0	16.5	24.9	13.7	39.2%	56.1%
Year-End Data
Current Assets	$2,650.9	1,376.6	1,310.6	905.8	729.8	576.9	291.8	211.4	123.9	121.5	102.5	38.4%	35.7%
Current Liabilities	$1,041.3	448.5	461.7	254.0	189.4	105.4	82.8	60.9	43.4	41.6	37.3	39.5%	58.1%
Working Capital	$1,609.6	928.1	848.9	651.8	540.4	471.4	209.0	150.5	80.5	80.0	65.2	37.8%	27.8%
Property and Equipment, Net	$608.6	341.2	289.5	243.7	145.7	87.4	70.1	65.4	59.1	58.4	45.4	29.6%	47.4%
Total Assets	$3,970.5	2,057.8	1,796.0	1,324.1	1,020.3	742.4	431.2	351.5	251.9	250.9	181.7	36.1%	39.8%
Long-term Debt	$16.5	14.0	3.9	3.4	6.9	—	1.1	0.8	17.0	43.6	4.8
Shareowners' Investment	$2,912.7	1,595.3	1,330.4	1,066.6	821.7	635.7	345.1	285.8	172.2	160.3	134.0	36.1%	35.6%
Number of Employees	22,452	14,337	10,315	7,683	5,747	3,748	3,137	2,759	2,303	2,428	2,111	26.7%	43.1%
Investor Information
Stock Price—Close	$21.38	11.92	5.75	8.28	8.55	5.00	2.95	2.28	1.13	0.76	0.51	45.3%	33.7%
—High	$49.00	13.41	10.91	11.25	8.78	6.17	2.98	2.75	1.19	1.35	0.81
—Low	$11.50	5.81	3.94	5.31	3.56	2.47	1.94	1.13	0.64	0.51	0.48
Price Earnings Ratio at Year-end(1)	42.76	41.10	17.42	27.60	40.71	45.45	29.50	28.50	28.25	19.00	10.20
Book Value Per Share	$3.78	2.35	1.99	1.65	1.31	1.06	0.67	0.59	0.39	0.37	0.32
Registered Shareowners at Year-end	7,001	6,918	5,364	4,442	2,973	2,664	2,172	1,633	1,608	1,621	1,758
Shares Outstanding at Year-end (Millions)	770.3	678.6	669.2	647.1	629.2	598.0	512.3	485.6	437.3	431.2	425.2
Average Shares Outstanding—Diluted (Millions)	770.3	683.3	670.0	654.7	641.3	582.4	551.2	492.1	472.7	460.9	429.6

(1)
Before non-recurring charges, non-cash stock compensation expenses and non-recurring, non-operating gains.

QuickLinks

Portions of 2000 Annual Report to Shareowners