Form 10-K, Exhibit 13
period 2001-10-31
ADC TELECOMMUNICATIONS INC
filed 2002-01-16
CIK 61478

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13-a

ADC TELECOMMUNICATIONS, INC.
PORTIONS OF THE 2001 ANNUAL REPORT TO SHAREOWNERS

Management's Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

        We are a leading global supplier of broadband network equipment, fiber optics, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. Telephone companies, cable television operators, Internet and data service providers, wireless service providers and other communications service providers are building and upgrading the broadband network infrastructure required to offer high-speed Internet access as well as data, video, telephony and other interactive multimedia services. Our product offerings and development efforts are focused on increasing the speed and efficiency of the last mile/kilometer portion of broadband communications networks, and our product and service offerings help connect communications service providers' offices to businesses and end users' homes as well as to wireless communications devices.

        Our customers include local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, governments, businesses, system integrators and communications equipment manufacturers and distributors. We offer optical- and copper-connectivity components and systems, broadband access and network equipment, software and systems integration services to our customers through the following two segments of product and service offerings:

  •
  Broadband Infrastructure and Access; and

  •
  Integrated Solutions.

        Broadband Infrastructure and Access focuses on Internet Protocol (IP)-based offerings for the cable industry, Digital Subscriber Line (DSL) offerings for the communications equipment industry, and optics and broadband connectivity products for a variety of communications network applications. Integrated Solutions focuses on software and systems integration services.

  Broadband Infrastructure and Access products consist of:

  •
  connectivity devices that provide the physical contact points needed to connect different communications network elements and gain access to communications system channels, and

  •
  access and transport systems that provide broadband, multiservice delivery capabilities within service provider networks.

Connectivity devices assist in the installation, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing of communications systems channels within service providers' serving offices and the last mile/kilometer portion of communications networks. These products include broadband connection and access devices for copper, coaxial cable, optical, wireless and broadcast communications networks and also include passive and active optical components. Access and transport systems deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable and optical networks. Broadband Infrastructure and Access products are used throughout the world in telephone, cable television, Internet and wireless communications networks to deliver Internet, data, video and voice services to businesses and consumers.

         Integrated Solutions products and services consist of systems integration services and operations support systems (OSS) software that is designed to aid communications service providers in the provisioning, delivery and billing of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications provisioning, activation, billing, customer management, network performance and service-level assurance software used by service providers to operate communications networks.

Industry Background

        We believe that broadband, multiservice communications networks represent a key enabling capability for meeting the information needs of businesses and consumers around the world. The rapid growth of the Internet has driven the need for broadband network infrastructure. We believe consumers increasingly find dial-up modem speeds unacceptable for current Internet and Web-based applications. Further, we believe that new or future applications such as digital video and audio programs, wireless Internet access, video conferencing from personal computers, video e-mail, video on demand, distance learning, telemedicine and high-speed imaging will drive even more people to use broadband communication services. We believe that the global deregulation of communications markets is transforming traditional communications service providers into integrated communications providers. Traditional communications service providers offer only a limited selection of Internet, data, video or voice services, each on a separate network connection and a separate customer bill. Integrated communications providers operate broadband, multiservice networks that offer faster, cost-effective and integrated Internet, data, video and voice services over a single high-speed network connection while sending only one bill for all of the services the customer uses. Due to deregulation, communications service providers now compete for customers by offering bundles of different communications services over cost-effective networks. As a result of competition among communications service providers to obtain and retain customers with bundled services, we believe there is a large potential global market for fiber optics, broadband access and network equipment, software and systems integration services to build and upgrade broadband, multiservice networks.

Marketplace Conditions

        Our operating results during fiscal 2001 were affected adversely by the downturn in general economic conditions, particularly in the communications equipment industry. In this economic environment, many of our communications service provider customers have deferred capital spending, reduced their telecommunications equipment purchases, and announced plans to further reduce capital expenditures in fiscal 2002. The effect of these developments has been most pronounced in the U.S. market. As a result of these economic conditions, we expect that our future net sales will not grow at rates experienced prior to fiscal 2001. If the current economic conditions in the United States do not improve, or if the global economic slowdown worsens, we may continue to experience adverse effects on our business, operating results and financial condition.

        Our ability to grow our business is dependent on our ability to develop and commercially introduce new products successfully and on the growth of the communications equipment and services market. The communications equipment industry is highly competitive, and we cannot guarantee that our new or enhanced products and services will meet with market acceptance or be profitable. Growth in the market for broadband communications products and services depends on a number of factors, including the availability of capital to communications service providers, the amount of capital expenditures by communications service providers, new and revised regulatory and legal requirements, and end-user demands for Internet, data, video, voice and other communications services.

        Our operating results may fluctuate significantly from quarter to quarter due to many factors, including but not limited to uneven or changing capital spending by our customers and the timing of significant capital expenditures, and results of operations described in this financial report may not be indicative of results to be achieved in future periods. As a result of our growth in past periods, our expenses had increased substantially as we entered fiscal 2001. Throughout fiscal 2001 we implemented a cost restructuring plan through which we took steps to reduce operating expense and capital spending as it became evident our industry was entering a prolonged economic downturn. Our cost-saving actions included the sale of non-strategic product lines, the disposition of certain assets and a consolidation of facilities as well as reductions in our employee base, elimination of contractor positions and unreplaced attrition, which reduced our workforce by approximately 46.4%. Despite these actions, if we are unable to meet expected revenue levels in any particular quarter, there may be a material adverse impact on our operating results for that period because we may not be able to further reduce our expenses rapidly enough to compensate for reduced revenue levels. Our expense levels are based in part on our expectations of future revenues. Although management has and will continue to take measures to adjust expense levels, if revenue levels in a particular period fluctuate, operating results may be adversely affected. Furthermore, we expect that gross margins may decline due to lower sales volumes, potentially heightened price competition, increasing levels of service revenues as a percentage of total revenues, higher inventory obsolescence and reserve charges, ongoing introduction of new products for new high-growth markets, and changes in channels of distribution or in the mix of products sold. Additional reductions in gross margins may occur if product or related warranty costs are greater than we have experienced in the past.

        As part of our restructuring initiative in fiscal 2001, we sold non-strategic product lines in cable/broadcast TV transmission, broadband wireless transmission, enterprise access products, wireless components, phase masks and enhanced services software, and closed down our Cellworx® transport product line. These products accounted for approximately $368.8 million in net sales in fiscal 2001 but did not meet our growth, profitability and market leadership criteria. As a result of these sales and closures, we recorded non-recurring restructuring charges in fiscal 2001. These charges reflect management's estimate of the overall impact of decisions and actions taken with respect to these product lines. Actual final restructuring charges may differ from management's estimates and may result in additional charges or credits to our future operating results.

        Our results of operations normally are subject to seasonal factors. We historically have experienced a stronger demand for our products during the fourth fiscal quarter ending October 31, primarily as a result of customer budget cycles and our fiscal year-end incentives, and have experienced a weaker demand for our products during the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future. For instance, due to the economic downturn in the communications equipment and services market during fiscal 2001, this historical trend was not evident in fiscal 2001. A more detailed description of the risks to our business related to seasonality, along with other risk factors associated with our business, can be found in Exhibit 99-a to this Form 10-K.

        As used in this report, fiscal 1999, fiscal 2000, fiscal 2001 and fiscal 2002 refer to our fiscal years ended October 31, 1999, 2000, 2001 and 2002, respectively.

Non-recurring and Other Restructuring-related Charges

        In connection with our initiative to focus our business on strategic and core operations and improve our operating performance by restructuring and streamlining our operations, we recorded a $320.6 million charge to earnings ($209.9 million net of tax) in fiscal 2001. An additional $9.0 million ($7.3 million net of tax) of acquisition costs were recorded for fiscal 2001. We also incurred $448.3 million ($343.6 million net of tax) in asset impairment write-downs related to the write-down of certain long-lived assets, including goodwill, during fiscal 2001. Impairment losses for goodwill and other long-lived assets were based upon the write-down of these assets to their fair value, which was estimated by external sources or by discounting expected future cash flows. In accordance with our ordinary business practices, projected future cash flows were discounted at a rate corresponding to our estimated cost of capital, which is also the rate we use in evaluating our business investment decisions and performance assessments. In total, we recorded charges and write-downs of $777.7 million ($565.7 million net of tax) for fiscal 2001. The non-cash portion of these charges before tax was

$536.8 million for fiscal 2001. These charges do not include the write-down of our investment portfolio in several publicly held companies. See "Liquidity and Capital Resources" and Note 3 to the Consolidated Financial Statements for a further discussion of our investment in these securities.

        In fiscal 2001, our restructuring costs primarily related to involuntary workforce reduction costs of $89.0 million for approximately 7,400 employees, facility consolidation costs of $96.0 million, inventory and committed sales contract related charges of $52.4 million, fixed asset write-downs of $53.4 million, committed sales contracts-administrative costs of $24.5 million, acquisition and related integration costs of $9.0 million and other costs of $5.3 million. For fiscal 2001, the cash and non-cash portions of the restructuring charges were $234.6 million and $95.0 million, respectively. Restructuring charges that were expensed in fiscal 2001, but will be paid in subsequent years, were $120.8 million as of October 31, 2001. See Note 10 to the Consolidated Financial Statements for a further discussion of these charges.

        In fiscal 2001, we reduced our headcount by approximately 11,500. Approximately 7,400 of these reductions were from employment terminations due to reductions in force, with the remainder resulting from the elimination of contractor positions and unreplaced attrition. Workforce reductions affected all of our business segments and geographic regions. The costs of these reductions have been and will be funded through cash from operations. Reductions due to the divestiture of business units effectively were offset by the number of employees gained through our acquisitions of CommTech Corporation and France Electronique S.A.'s telecom systems integration business, which were completed in fiscal 2001. For fiscal 2001, we paid $60.3 million related to workforce reductions out of cash from operations.

        As expected, we did not realize significant cash savings from our restructuring plan in fiscal 2001. The restructuring plan presently is expected to yield cash savings of approximately $450.0 million annually, beginning in fiscal 2002. These savings, which are expected to be realized primarily in the form of lower manufacturing costs and operating expenses, largely relate to reduced labor costs and more focused operations. We intend to continue our initiative to achieve more cost-efficient operations in fiscal 2002. Our overall restructuring initiative is expected to result in additional restructuring expenses in amounts that have not yet been determined.

Results of Operations

        Our financial statements have been restated to include the operations of three companies that we acquired in fiscal 2000 in transactions accounted for using the pooling-of-interests method of accounting. These three acquisitions are described below.

        On October 8, 1999, we completed the acquisition of Saville Systems, PLC. This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of Saville as part of our Integrated Solutions segment.

        On June 28, 2000, we completed the acquisition of PairGain Technologies, Inc. This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of PairGain as part of our Broadband Infrastructure and Access segment.

        On September 29, 2000, we completed the acquisition of Broadband Access Systems, Inc., or "BAS." This acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of BAS as part of our Broadband Infrastructure and Access segment.

        The following table contains information regarding the percentage of net sales of certain income and expense items for the three fiscal years ended October 31, 2001, and the percentage changes in these income and expense items from year to year:

	Percentage of Net Sales			Percentage Increase (Decrease) Between Periods
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Net sales	100.0%	100.0%	100.0%	(26.9)%	52.8%
Cost of product sold	(69.8)	(51.1)	(53.4)	(0.1)	46.2

Gross profit	30.2	48.9	46.6	(54.9)	60.3
Expenses:
Research and development	(11.6)	(10.3)	(11.6)	(17.6)	34.8
Selling and administration	(29.3)	(20.2)	(20.7)	6.0	49.5
Goodwill amortization	(2.4)	(1.1)	(1.0)	65.0	54.5
Impairment charges	(18.7)	—	—	N/A	N/A
Non-recurring charges	(10.3)	(4.8)	(6.9)	57.5	6.0
Non-cash stock compensation	(0.8)	(1.4)	(0.1)	(60.3)	3,825.0

Operating income (loss)	(42.9)	11.1	6.3	(381.9)	171.0
Other income (expense), net:
Interest	(0.1)	0.6	0.6	N/A	40.3
Gain (loss) on write-down or sale of investments, net	(32.7)	0.7	—	N/A	N/A
Gain (loss) on sale of product lines	(3.4)	10.0	—	N/A	N/A
Gain on conversion of investment	—	22.0	—	N/A	N/A
Other	(0.8)	—	(0.6)	N/A	N/A

Income (loss) before income taxes	(79.9)	44.4	6.3	(231.5)	982.6
Provision (benefit) for income taxes	(26.3)	18.0	2.7	(206.9)	939.1

Net income (loss)	(53.6)%	26.4%	3.6%	(248.3)%	1,014.4%

        The following table sets forth our net sales for the three fiscal years ended October 31, 2001 for each of our functional operating segments described above (in millions):

	2001		1999		2000
Operating Segment
	Net Sales	%	Net Sales	%	Net Sales	%
Broadband Infrastructure and Access	$1,810.8	75.4%	$2,774.0	84.4%	$1,769.2	82.2%
Integrated Solutions	592.0	24.6	513.9	15.6	382.6	17.8

Total	$2,402.8	100.0%	$3,287.9	100.0%	$2,151.8	100.0%

        Net sales were $2.40 billion, $3.29 billion and $2.15 billion for fiscal 2001, fiscal 2000 and fiscal 1999, respectively, reflecting a 26.9% decrease, a 52.8% increase and a 17.6% increase, respectively, over the prior years. International sales comprised 28.8%, 21.5% and 23.2% of our sales for fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

Fiscal 2001 Compared to Fiscal 2000

        Net Sales:    During the year ended October 31, 2001, net sales of Broadband Infrastructure and Access products declined by 34.7% over fiscal 2000. The decrease in fiscal 2001 primarily resulted from lower sales for copper- and fiber-connectivity systems due to a weakened communications equipment industry and lower carrier spending budgets. Sales of most other products declined by smaller dollar amounts and percentages. Broadband Infrastructure and Access sales represented approximately 75.4% of our net sales in fiscal 2001.

        During fiscal 2001, net sales of Integrated Solutions products increased by 15.2% over fiscal 2000. Both software systems and systems integration services contributed to sales growth. Sales of systems integration services grew as a result of broadening our U.S. and European carrier and OEM customer base, which resulted in market share gains in the year. We also benefited from the expansion of our presence into Europe due to the acquisitions of systems integration businesses in the United Kingdom and France during September 2000 and November 2000, respectively. Our sales growth in software systems resulted from our acquisitions of Centigram Communications Corporation, which was completed in July 2000, and CommTech Corporation, which was completed in February 2001. The operations of Centigram were divested on October 31, 2001, in connection with the sale of our enhanced services software division.

        Gross Profit:    During fiscal 2001 and fiscal 2000, gross profit percentages were 30.2% and 48.9%, respectively. This decrease was primarily the result of approximately $52.4 million of inventory write-offs and other costs to exit certain sales contracts in connection with our restructuring in fiscal 2001 that are included in cost of product sold. In addition, gross profit for ongoing product lines for fiscal 2001 was affected negatively by increased charges for higher operating reserves of $92.1 million for additional inventory and warranty reserves, which were taken in response to current market conditions. The decrease in gross profits also is due in part to a decrease in sales volume and a shift in sales mix to lower margin products. We anticipate that our future gross profit percentage will continue to be affected by many factors, including sales mix, competitive pricing, the timing of new product introductions and manufacturing volume.

        Operating Expenses:    Total operating expenses for fiscal 2001 and fiscal 2000 were $1.76 billion and $1.24 billion, respectively, representing 73.1% and 37.8% of net sales, respectively. Included in operating expenses are non-recurring charges, restructuring-related charges, asset impairment charges and non-cash compensation charges of $744.2 million and $205.1 million for fiscal 2001 and fiscal 2000, respectively. The non-recurring charges in fiscal 2001 represent costs associated with initiatives to discontinue product lines that no longer fit our current focus and growth strategy and the consolidation of unproductive and duplicative facilities. These charges also include non-cash stock compensation charges associated with our acquisitions of BAS and Centigram, which were completed during fiscal 2000. In addition, asset impairment charges are included as a result of reevaluating the value of certain long-lived assets, including goodwill. The non-recurring charges in fiscal 2000 represent costs associated with our acquisition of PairGain, and non-cash stock compensation charges associated with our acquisitions of BAS and Centigram. Operating expenses, before non-recurring charges, restructuring-related charges, asset impairment charges and non-cash compensation charges, were $1.01 billion and $1.04 billion for fiscal 2001 and fiscal 2000, respectively, representing 42.1% and 31.6% of net sales, respectively. The increase in operating expenses as a percentage of net sales before non-recurring charges, restructuring-related charges, asset impairment charges and non-cash compensation charges was due primarily to charges to increase operating reserves that were recorded in response to market conditions in fiscal 2001. The increased operating reserves for ongoing product lines relate primarily to additional bad debt reserves. The decrease from the prior year reflects our effort to reduce costs and streamline our operations in response to the weakened market conditions in fiscal 2001. This initiative is anticipated to continue into the first quarter of fiscal 2002.

        Research and development expenses were $278.6 million for the year ended October 31, 2001, representing a 17.6% decrease from $338.0 million for the year ended October 31, 2000. This decrease reflects our efforts to control expenses and carefully manage the rate of increase of expenses. However, we believe that given the rapidly changing technology and competitive environment in the communications equipment industry, continued commitment to product development efforts will be required for us to remain competitive. Accordingly, we intend to continue to allocate substantial resources to product development for each of our operating segments.

        Selling and administration expenses were $705.3 million for fiscal 2001, representing an increase of 6.0% over expenses of $665.6 million for fiscal 2000. This increase reflects approximately $28.4 million in selling and administration expenses for payroll and other non-production costs incurred to complete some non-cancelable sales contracts and to make contract cancellation payments to customers as a result of our decision to exit certain product lines. In addition, we incurred approximately $62.0 million of bad debt reserves in fiscal 2001 due to declining market conditions. These increases were partially offset by reduced employee costs resulting from reductions in our overall workforce that occurred in fiscal 2001. Because economic conditions have weakened and caused a sales decline in fiscal 2001, we have been taking steps to reduce our costs and streamline our operations as discussed above.

        Several of our acquisitions have been accounted for as purchase transactions in which the initial purchase price exceeded the fair value of the acquired assets. As a result of our acquisition activity, goodwill amortization increased to $56.6 million in the year ended October 31, 2001, compared to $34.3 million in the year ended October 31, 2000. In accordance with Statement of Financial Accounting Standards No. 142, we will not be amortizing goodwill in fiscal 2002.

        Other Income (Expense), Net:    Other income (expense), net includes net interest income (expense), the write-down, sale or conversion of our investments, the sale of certain product lines and other expenses. Each of these items is discussed below.

        Interest.    For fiscal 2001 and fiscal 2000, the net interest income (expense) category represented net interest on cash and cash equivalents as well as debt. For fiscal 2001 and fiscal 2000, interest income was $6.6 million and $23.6 million, respectively. For fiscal 2001 and fiscal 2000, interest expense was $8.8 million and $4.1 million, respectively. See "Liquidity and Capital Resources" below for a discussion of cash and debt levels.

        Write-down, sale or conversion of investments.    On February 22, 2001, Siemens and Efficient Networks entered into a definitive merger agreement. Pursuant to the merger agreement, Siemens purchased all of the outstanding shares of Efficient Networks for $23.50 in cash per share. As a result of the merger, we recorded a gain of approximately $34.6 million ($22.5 million net of tax) from the sale of approximately 1.8 million shares of Efficient Networks in fiscal 2001 that we owned.

        On July 19, 2001, America Online, Inc. acquired InfoInterActive, Inc. Under the terms of the acquisition agreement, AOL acquired all of the outstanding shares of InfoInterActive for $1.42 in cash per share. As a result of the acquisition, we recorded a gain of approximately $2.1 million ($1.4 million net of tax) from the sale of approximately 1.5 million shares of InfoInterActive in fiscal 2001.

        During fiscal 2001, we sold 3.4 million shares of our investment in Redback Networks, Inc., 1.6 million shares of our investment in ONI Systems and 2.3 million shares of our investment in GlobeSpan. As a result of these sales, we recorded a $44.6 million loss ($29.0 million net of tax) on the sale of the Redback Networks shares, a $29.6 million gain ($19.2 million net of tax) on the sale of the ONI Systems shares and a loss of $8.8 million ($5.7 million net of tax) on the sale of the GlobeSpan shares.

        In addition, during fiscal 2001, we entered into cashless collar arrangements to minimize the impact of a potential decrease in the market value of portions of our investments in Redback Networks, ONI Systems and GlobeSpan. These cashless collar arrangements were terminated when we sold a portion of the underlying investments during fiscal 2001. We recognized an aggregate gain of $63.9 million ($41.5 million net of tax) upon the sale of these collars.

        In accordance with our policy to review our investment portfolio for declines that may be other than temporary, we recorded a non-cash loss of $862.5 million ($541.4 million net of tax) on a lower-of-cost-or-market write-down of costs of various investments that include marketable and non-marketable securities during fiscal 2001. We made this write-down as a result of the downturn and current market conditions in the technology and telecommunication sectors of the market. The net gains described in the preceding paragraphs were recorded as a partial offset to the loss on the write-down of our marketable equity securities portfolio.

        In the first quarter of fiscal 2000, Siara Systems, Inc., in which we held a 7.3% ownership interest, agreed to be acquired by Redback Networks in a stock-for-stock transaction valued at approximately $4.3 billion. Our initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, our investment was marked-to-market through earnings in the second quarter of fiscal 2000 and was reflected on the balance sheet at the market value of the Redback Networks shares. The pre-tax gain recognized on the conversion of these shares was $722.6 million. This gain increased the basis of our investment by $722.6 million.

        Sale of product lines.    During fiscal 2001, we sold non-strategic product lines in cable/broadcast TV transmission, broadband wireless transmission, enterprise access products, wireless components, phase masks and enhanced services software, and closed down the Cellworx transport product line. These products did not meet our growth, profitability and market leadership criteria. The sales of these assets generated approximately $117.5 million in cash, net of cash disposed. We have used or plan to use the proceeds from these transactions primarily for general corporate purposes. Included in these sales were domestic operations in California, Connecticut, Oregon and Pennsylvania, as well as international operations in Argentina, Austria, Denmark and Finland. These assets generated annual net sales of approximately $368.8 million, $579.2 million and $454.5 million in fiscal 2001, fiscal 2000 and fiscal 1999, respectively. As a result of the divestitures, we recorded total losses on sales of approximately $81.9 million ($53.2 million net of tax) in fiscal 2001.

        Other expense.    Other expense primarily represents the gain or loss on foreign exchange transactions, the sale of fixed assets and our share of the net operating results of our investments in other companies accounted for under the equity method. Other expense was approximately $19.6 million in fiscal 2001 and $0 in fiscal 2000.

        Income Taxes:    The effective income tax rate for fiscal 2001 and fiscal 2000 was affected significantly by higher marginal tax rates applied to restructuring expenses and impairment charges. Excluding the impact of the rates used for the restructuring charges, the effective income tax rate was 38% and 34% for fiscal 2001 and fiscal 2000, respectively. The higher tax rate in fiscal 2001 compared to fiscal 2000 reflects the effect of credits and other tax benefit items that computationally decrease the rate in years with income and increase the rate in years with losses. During fiscal 2001, we made an election for U.S. tax purposes that gave rise to a $240.0 million non-current deferred tax asset. This election related to a business combination that was accounted for as a pooling-of-interests. Therefore, the recognition of this tax asset was recorded as an increase to paid-in capital.

        Net Loss:    Net loss was $1.29 billion (or $1.64 per diluted share) for fiscal 2001, compared to net income of $868.1 million (or $1.13 per diluted share) for fiscal 2000. Excluding the non-recurring charges, restructuring- related charges, asset and investment impairment charges, non-cash compensation charges, gains on the sale or disposition of certain investments and losses on the sale of product lines totaling $1.13 billion, respectively, net of tax, net loss for fiscal 2001 was $159.0 million (or $0.20 per diluted share). On the same basis, net income for fiscal 2000 was $384.4 million (or $0.50 per diluted share). For a further discussion of these excluded items, see Note 10 to the Consolidated Financial Statements.

Fiscal 2000 Compared to Fiscal 1999

        Net Sales:    During fiscal 2000 and fiscal 1999, net sales of Broadband Infrastructure and Access products increased by 56.8% and 19.7%, respectively. This growth reflected continued strong global demand for our optical- and copper-connectivity systems and components. Broadband Infrastructure and Access sales grew rapidly and represented more than 80% of our net sales in fiscal 2000. During fiscal 2000 and fiscal 1999, net sales of Integrated Solutions products and services increased 34.3% and 8.4%, respectively. The increase in fiscal 2000 was generated primarily by record sales of both systems integration services and software systems, plus sales from the acquisition of Centigram. The increase in fiscal 1999 primarily was due to increased sales of systems integration services, but partially was offset by decreased sales of software products.

        Gross Profit:    During fiscal 2000 and fiscal 1999, gross profit percentages were 48.9% and 46.6%, respectively. The increase in fiscal 2000 was due primarily to increased sales of Broadband Infrastructure and Access products.

        Operating Expenses:    Total operating expenses for fiscal 2000 and fiscal 1999 were $1.24 billion and $868.4 million, respectively, representing 37.8% and 40.3% of net sales, respectively. Non-recurring charges and non-cash stock compensation expenses of $205.1 million and $150.2 million were included in the results of operations for fiscal 2000 and fiscal 1999, respectively. Excluding non-recurring charges and non-cash stock compensation expenses, operating expenses would have represented 31.6% and 33.3% of net sales in fiscal 2000 and fiscal 1999, respectively. The non-recurring charges in fiscal 2000 were related to acquisition expenses associated with the Altitun, BAS, Centigram and PairGain transactions, restructuring charges within the Broadband Infrastructure and Access segment and the write-off of purchased in-process research and development expenses resulting from the acquisitions of Centigram and IBSEN. The non-recurring charges in fiscal 1999 represent the write-off of purchased in-process research and development expenses resulting from the acquisitions of Teledata, Spectracom, Pathway, Hadax and Phasor, along with costs for restructuring the former Broadband Access and Transport Group and the former Wireless Systems Group. The increase in operating expenses was driven primarily by costs associated with acquired companies, as well as expanded operations necessary to support higher business volumes. Non-cash stock compensation expenses of $47.1 million and $1.2 million were recognized in fiscal 2000 and fiscal 1999, respectively, as a result of stock options and restricted stock converted in connection with the BAS and Centigram acquisitions.

        Research and development expenses were $338.0 million and $250.7 million for fiscal 2000 and fiscal 1999, respectively, representing 10.3% and 11.6% of net sales, respectively. The dollar increases primarily related to new product initiatives and business acquisitions.

        Selling and administration expenses were $665.6 million and $445.3 million for fiscal 2000 and fiscal 1999, respectively, representing 20.2% and 20.7% of net sales, respectively. The dollar increases primarily reflect the activities of acquired companies, incentives associated with selling activities and additional personnel related to expanded operations.

        Several of our acquisitions have been accounted for as purchase transactions in which the initial purchase price exceeded the fair value of the acquired assets. As a result of such acquisitions, goodwill amortization increased to $34.3 million in fiscal 2000 compared to $22.2 million for fiscal 1999.

        We identify projects that do not have technological feasibility or other uses at the time of acquisition and record expense at the time of acquisition for these in-process research and development projects. Purchased in-process research and development expenses of $22.8 million in fiscal 2000 were associated with the acquisitions of IBSEN and Centigram as described in Note 5 to the Consolidated Financial Statements. Appraisals for each purchased in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project ultimately will succeed.

Purchased in-process research and development expenses of $88.6 million in fiscal 1999 were associated with the acquisitions of Pathway, Teledata, Phasor, Hadax and Spectracom.

        Other Income (Expense), Net:    For fiscal 2000 and fiscal 1999, interest income was $23.6 million and $21.6 million, respectively. For fiscal 2000 and fiscal 1999, interest expense was $4.1 million and $7.7 million, respectively. See "Liquidity and Capital Resources" for a discussion of cash and debt levels.

        The remaining other income (expense) represents the gain or loss on foreign exchange transactions and cash and non-cash gains from various investing activities in fiscal 2000. The non-cash investing gains relate to the sale of PairGain's microelectronics business ($328.6 million), the non-cash conversion of our investment in Siara Systems into Redback Networks shares ($722.6 million), a non-cash equity change in ownership percentage stock transaction ($8.1 million), and other cash and non-cash miscellaneous investment sales and other items ($15.7 million).

        Income Taxes:    The effective income tax rates for fiscal 2000 and fiscal 1999 were affected significantly by non-tax-deductible acquisition costs and purchased in-process research and development expenses. These charges were associated with the acquisitions made during the applicable fiscal year. In addition, a marginal rate of 37% was applied to restructuring expenses and the gain on the conversion of the Siara Systems investment, while a marginal rate of 40% was applied to the gain on sale of PairGain's microelectronics business. Excluding the impact of purchased in-process research and development expenses, the higher rates used for restructuring charges, the gain on the conversion of the Siara Systems investment and the gain on sale of PairGain's microelectronics business, the effective income tax rates were 34% and 31% for fiscal 2000 and fiscal 1999, respectively.

        Net Income:    Net income was $868.1 million (or $1.13 per diluted share) for fiscal 2000 compared to $77.9 million (or $0.11 per diluted share) for fiscal 1999. Excluding a non-recurring credit of $483.7 million and a non-recurring charge of $119.1 million, net of tax, in fiscal 2000 and fiscal 1999, respectively, net income would have been $384.4 million and $197.0 million, respectively, and diluted earnings per share would have been $0.50 and $0.29, respectively. Non-recurring charges are discussed in Note 10 to the Consolidated Financial Statements.

Segment Disclosures

  Broadband Infrastructure and Access Segment

        Broadband Infrastructure and Access products consist of

  •
  connectivity devices that provide the physical contact points needed to connect different communications network elements and gain access to communications system channels, and

  •
  access and transport systems that provide broadband, multiservice delivery capabilities within service provider networks.

Connectivity devices assist in the installation, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing of communication systems channels within service providers' serving offices and the last mile/kilometer portion of communications networks. Access and transport systems deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable and optical networks. Broadband Infrastructure and Access products are used throughout the world in telephone, cable television, Internet and wireless communications networks to deliver Internet, data, video and voice services to businesses and consumers.

        The Broadband Infrastructure and Access segment includes the results of PairGain and BAS, which were acquired in June 2000 and September 2000, respectively. Both transactions were accounted for using the pooling-of-interests method, resulting in the restatement of financial results for all years presented.

	For the years ended October 31,
	2001	2000	1999
	(Dollars in millions)
External sales	$1,810.8	$2,774.0	$1,769.2
Operating income (loss)(1)	(99.2)	626.1	289.1
Depreciation and amortization	101.3	91.5	75.5
Capital expenditures	186.4	320.0	88.6

	At October 31,
	2001	2000	1999
Assets	$1,517.3	$1,759.6	$1,193.2

(1)
Operating income (loss) excludes certain charges and expenses as described in Note 13 to the Consolidated Financial Statements.

        Broadband Infrastructure and Access sales decreased $963.2 million, or 34.7%, in fiscal 2001 compared to fiscal 2000, primarily due to decreased demand for optical- and copper-connectivity systems and components and an overall weakness in the telecommunications equipment industry. In fiscal 2000, sales increased by $1.0 billion, or 56.8%, compared to fiscal 1999. Strong worldwide growth of Broadband Infrastructure sales in fiscal 2000 and fiscal 1999 primarily was a result of the following factors: (1) rapid growth in Internet and data traffic and digital services, which created demand for broader bandwidth connections; (2) increased competition among communications service providers, which created demand to deploy connections for new broadband services using DSL and cable modem technologies in the last mile/kilometer of the communications network; and (3) increased globalization, which pulled our products into new locations as multinational communications service providers expanded into international markets.

        During fiscal 2001, operating income for the Broadband Infrastructure and Access segment decreased by $725.3 million compared to fiscal 2000. This decrease resulted primarily from a decrease in sales volume and a shift in product sales mix to lower margin products. As a result of the rapid downturn in the communications equipment industry, we also took additional reserves for bad debts, inventory obsolescence and warranty claims totaling approximately $181.6 million. As a result of the restructuring initiative undertaken in fiscal 2001, future cost savings have been gained through improvements made in cost structures and operating processes.

        For fiscal 2001 and fiscal 2000, depreciation and amortization increased $9.8 million and $16.0 million, respectively, over the previous year. These increases were due to the significant expansion of our global production capabilities in North America, Latin America, Europe and the Asia/Pacific region as a result of increases in product demand in fiscal 2000 and additional capital expenditures in fiscal 2001.

        Capital expenditures decreased $133.6 million, or 41.8%, and increased $231.4 million, or 261.2%, in fiscal 2001 and fiscal 2000, respectively. Capital spending decreased in fiscal 2001 due to the overall weakness in the communications equipment industry and increased in fiscal 2000 due to the significant expansion of global production capacities in North America, Latin America, Europe and the Asia/Pacific region as a result of increases in product demand.

  Integrated Solutions Segment

        Integrated Solutions products and services consist of systems integration services and operations support systems (OSS) software that is designed to aid service providers in the provisioning, delivery and billing of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications provisioning, activation, billing, customer management, network performance and service-level assurance software used by service providers to operate communications networks.

        The Integrated Solutions segment includes the financial results of Saville for all periods presented. Saville was acquired in October 1999 in a transaction accounted for using the pooling-of-interests method.

	For the years ended October 31,
	2001	2000	1999
	(Dollars in millions)
External sales	$592.0	$513.9	$382.6
Operating income (loss)(1)	(45.3)	20.6	24.7
Depreciation and amortization	20.6	16.9	11.0
Capital expenditures	13.0	22.7	19.1

	At October 31,
	2001	2000	1999
Assets	$403.7	$386.2	$280.8

(1)
Operating income (loss) excludes certain charges and expenses as described in Note 13 to the Consolidated Financial Statements.

        Integrated Solutions sales increased $78.1 million, or 15.2%, in fiscal 2001 compared to fiscal 2000, primarily due to an expansion of our U.S. and European carrier and OEM customer base, which resulted in market share gains in fiscal 2001. The 34.3% increase in fiscal 2000 sales over fiscal 1999 sales primarily was attributable to record sales of both systems integration services and software systems, plus sales from the acquisition of Centigram in July 2000. The growth in systems integration services is a result of the building and upgrading of networks that offer integrated Internet, data, video and voice services. In the fourth quarter of fiscal 2000 and the first quarter of fiscal 2001, we expanded our systems integration service capabilities into Europe with the acquisitions of Computer Telecom Installations Ltd. in September 2000 and France Electronique's telecom systems integration business in November 2000.

        During fiscal 2001, operating income for the Integrated Solutions segment decreased $65.9 million compared to fiscal 2000. The decrease was due primarily to an increase in bad debt reserves in light of the sharp decline in the communications equipment industry and the restructuring of our labor base to correspond to a decrease in telecommunications equipment and software integration projects throughout the year.

        Depreciation and amortization increased $3.7 million and $5.9 million in fiscal 2001 and fiscal 2000, respectively. These increases were due primarily to the additional capital expenditures associated with the growth of the Integrated Solutions segment through recent acquisitions.

        Capital expenditures decreased $9.7 million, or 42.7%, and increased $3.6 million, or 18.9%, in fiscal 2001 and fiscal 2000, respectively. The decrease in fiscal 2001 was a result of our company-wide efforts to limit capital expenditures in light of the industry downturn. In contrast, the increase in fiscal 2000 was due to the expansion of our operations.

Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based on its fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001, although earlier adoption is permitted. We adopted these standards effective November 1, 2001, which will result in no goodwill being amortized in fiscal 2002. As part of adopting these standards, we are required to assess the fair value of our business units to determine whether goodwill carried on our books has been impaired and the extent of such impairments, if any. Prior to adopting these standards, we wrote down goodwill by $294.5 million in fiscal 2001 by applying SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." We currently are evaluating whether any additional write-downs in goodwill may be required as a result of implementing these new accounting standards.

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121. SFAS 144 primarily addresses significant issues relating to the implementation of SFAS 121 and develops a single accounting model for long-lived assets to be disposed of, whether primarily held, used or newly acquired. The provisions of SFAS 144 will be effective for fiscal years beginning after December 15, 2001. We will apply this standard beginning in fiscal 2003. Prior to adopting this standard, we wrote down long-lived assets, excluding goodwill, by $153.8 million in fiscal 2001 by applying SFAS 121.

Liquidity and Capital Resources

        Cash and cash equivalents, primarily short-term investments in commercial paper with maturities of less than 90 days, had a balance of $348.6 million as of October 31, 2001, representing an increase of $131.3 million compared to the balance of $217.3 million at October 31, 2000. In addition, as of October 31, 2001, we held approximately $73.2 million in marketable securities. Our primary source of cash in fiscal 2001 was the collection of accounts receivable combined with lower inventory requirements compared to fiscal 2000. In addition, in fiscal 2001 we generated $117.5 million from the divestiture of certain product lines and businesses and $208.7 million from investment sale proceeds. These cash sources were partially offset by paying down current liabilities, higher prepaid income taxes, $241.2 million of capital expenditures and decreased earnings. We expect that substantially all of the remaining $22.3 million of cash expenditures relating to our workforce reductions in fiscal 2001, which were accrued in that year, will be paid by the end of the first quarter of fiscal 2002. Restructuring costs resulting from the consolidation of facilities in the amount of $83.6 million at October 31, 2001, which were accrued in fiscal 2001, will be paid over the respective lease terms of the facilities ending through 2006.

        During fiscal 2000, cash decreased by $61.7 million compared to fiscal 1999, primarily due to increased working capital requirements and capital expenditures to support the growth of our business. This decrease during fiscal 2000 was partially offset by increased earnings and investment sale proceeds. During fiscal 1999, cash decreased by $181.8 million compared to fiscal 1998, primarily due to the acquisition of Teledata in November 1998.

        At October 31, 2001, we had approximately $4.7 million of debt outstanding. We are also a party to four long-term operating lease agreements covering equipment and facilities which contain purchase options and minimum residual value guarantees. If the leases are terminated and we choose to retain the property, we must pay the purchase option price. If the leases are terminated and we dispose of the property, we must pay any shortfall of the sales proceeds as compared to the residual value guarantee to the lessor. The aggregate purchase option price and minimum residual value guarantees from all of these leases are approximately $251 million and $206 million, respectively. Three of these leases also contain financial covenants that we must satisfy. These covenants require that we: (1) maintain a certain minimum net worth; (2) achieve minimum levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"); (3) do not incur additional indebtedness during fiscal 2002 over a specified maximum; and (4) beginning in fiscal 2003, maintain certain ratios of indebtedness to EBITDA and EBITDA to interest expense. Compliance with these two ratios is determined on a rolling 12-month basis as of the end of each fiscal quarter, beginning with the first quarter of fiscal 2003. As of December 31, 2001, we were in compliance with these financial covenants. In addition to these financial covenants, two of these leases require us to grant a first priority security interest in a substantial portion of our assets (other than cash, marketable securities, and a majority of our U. S. accounts receivable) to the lessor on March 31, 2002. We intend to evaluate alternatives for refinancing these leases prior to granting such a security interest. In light of the current lending and real estate environments, any such refinancing is likely to require a cash outlay from us in the range of $50 million to $90 million. We cannot offer any assurance that this refinancing will occur.

        As of October 31, 2001, and throughout fiscal 2001, we had a $340.0 million unsecured revolving credit facility, none of which was outstanding on October 31, 2001. This facility expired subsequent to our fiscal 2001 year-end and was replaced with an accounts receivable credit facility that has more favorable pricing than a traditional line of credit and does not contain any financial covenants relating to our financial condition. This facility enables us to sell some of our U.S. sourced accounts receivable to a special purpose subsidiary, which then sells the receivables to a commercial paper conduit for securitization. The maximum amount available under this facility is $160.0 million, but since the maximum amount that can be drawn at any particular point in time depends on various attributes of the underlying receivables, the maximum amount available may be less than $160.0 million. We may make draws on this facility at our sole discretion, and we intend to account for any such draws as sales of the receivables rather than as indebtedness for borrowed money. This accounts receivable facility will expire on December 12, 2004, subject to possible earlier termination under certain circumstances.

        In addition to cash on hand and available credit facilities, as a result of our operating losses in fiscal 2001, we expect to receive a federal income tax refund of approximately $200 million in cash during the first half of fiscal 2002.

        We also maintain an investment portfolio of several publicly held companies. These investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at their fair value, with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). As of October 31, 2001 and 2000, our short-term investments consisted of the following (in millions):

	Cash Basis	Cost Basis(1)	Unrealized Gain	Fair Value
2001
Available-for-sale securities	$2.9	$8.3	$64.9	$73.2
2000
Available-for-sale securities	$218.1	$950.4	$186.5	$1,136.9

(1)
As adjusted for a step-up in basis of $722.6 million as a result of the acquisition of Siara Systems by Redback Networks in fiscal 2000 and for the write-down of $816.3 million of various available-for-sale securities to a lower-of-cost-or market basis in fiscal 2001.

        In fiscal 2001 and fiscal 2000, we sold common stock of certain companies in our investment portfolio and settled certain related equity collar arrangements for pre-tax gains of $76.8 million and $23.8 million, respectively. In fiscal 1999, we made no such sales. During fiscal 2001, we recognized approximately $816.3 million in available-for-sale security impairments as a result of the decline in the communications equipment industry. We also recorded a write-down of approximately $46.2 million for certain equity investments in non-marketable securities in fiscal 2001. In the first quarter of fiscal 2000, Siara Systems, in which we had a 7.3% ownership interest, agreed to be acquired by Redback Networks in a stock-for-stock transaction valued at approximately $4.3 billion. Our initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, our investment was marked-to-market through earnings in the second quarter of fiscal 2000 and reflected on the balance sheet at the market value of the Redback Networks shares. The pre-tax gain recognized on the conversion of these shares was $722.6 million. This gain increased the basis of investments by $722.6 million.

        We maintain a venture capital fund that is focused on investing in emerging and start-up companies throughout the world that are engaged in developing high-performance broadband communication technologies. As of October 31, 2001, the book value of the fund's investments was approximately $17.7 million. This fund is recorded as a long-term asset on our balance sheet. The fund's investments are stated at cost (subject to periodic review for impairment) until a public market develops for the investments, at which time the investments are stated at market value with the aggregate valuation adjustments classified in shareowners' investment. During fiscal 2001, we invested $13.1 million in the fund.

        We have worked with customers and third-party financiers to find a means of financing projects by negotiating financing arrangements. As of October 31, 2001 and 2000, we had commitments to extend credit of approximately $166.9 million and $380.0 million, respectively, for such arrangements. The total amount drawn and outstanding under the commitments, including guarantees totaling $21.0 million that we made to third-party financiers on behalf of customers, was approximately $80.2 million and $35.0 million as of October 31, 2001 and 2000, respectively. We intend to sell all or a portion of these commitments and outstanding receivables to third parties. The commitments to extend credit are conditional agreements generally having fixed expiration or termination dates and specific interest rates, conditions and purposes. These commitments may exist and expire without being drawn. Accordingly, amounts committed but not drawn will not necessarily affect future cash flows. We regularly review all outstanding commitments, and the results of these reviews are considered in assessing the overall risk for possible credit losses. At October 31, 2001, we have recorded approximately $36.7 million in loss reserves in the event of non-performance related to these financing arrangements. We consider these loss reserves to be adequate.

        We believe that current cash on hand, cash generated from operating activities, cash from investments, available credit facilities and our expected federal income tax refund should be adequate to fund our working capital requirements, planned capital expenditures and restructuring costs through fiscal 2002. However, we still may find it necessary or desirable to seek other sources of financing to support our capital needs and provide available funds for working capital, potential investments or acquisitions or other business purposes. Among alternatives which we believe are available as additional sources of financing are a fully-secured revolving line of credit and unsecured convertible debt; however, we cannot offer any assurance that these sources will be available or available on favorable terms.

Euro Conversion

        On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the Euro as their new common legal currency. Beginning on that date, the Euro began trading on currency exchanges, while the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro hard currency and withdraw all legacy currencies.

        The Euro conversion may affect cross-border competition by creating cross-border price transparency. We have assessed and will continue to assess our pricing and marketing strategies in order to ensure that we remain competitive in a broader European market. We continue to modify our information technology systems to permit transactions to take place in both the legacy currencies and the Euro and to provide for the eventual elimination of the legacy currencies. In addition, we are reviewing existing contracts to determine whether modifications are required in connection with the Euro conversion. Our currency risks and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. We will continue to evaluate issues involving introduction of the Euro. Based on current information and assessments, we do not expect that the Euro conversion will have a material adverse effect on our business, results of operations or financial condition.

Risk Management

        We are exposed to market risk from changes in security prices, foreign exchange rates and interest rates. Market fluctuations could affect our results of operations and financial condition adversely. We reduce this risk through the use of derivative financial instruments. We do not enter into derivative financial instruments for the purpose of speculation. Changes in interest rates are not expected to have a material adverse effect on our financial condition or results of operations.

  Investments

        We maintain an investment portfolio of various holdings, types and maturities. Excess cash is invested in short-term, low-risk vehicles, such as short-term municipal bonds and money market investments.

        We maintain an investment portfolio of common stock in several publicly held companies in the telecommunications or technology industries. This portfolio was developed primarily through investments in privately-held companies which later became publicly traded. These common stock investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at their fair value, with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). This portfolio includes equity investments in Redback Networks, ONI Systems, InterWAVE, VYYO and MIND C.T.I. The values recorded for the publicly traded companies are subject to market price volatility. Assuming an immediate decrease of 20%, 50% and 80% in our publicly traded investments, the hypothetical reduction in shareowners' investment related to these holdings is estimated to be $9.2 million, $23.1 million and $36.9 million, respectively, as of October 31, 2001. We also hold minority investments in a number of companies that are not publicly traded. These investments are included in long-term assets and are carried at cost. We monitor these investments for impairment and make appropriate reductions in carrying value when necessary. During fiscal 2001, the book value of these cost-basis investments was reduced by approximately $46.2 million in impairment charges as a result of the decline in the telecommunications equipment industry. The reduction in book value represents investments held through our venture capital fund as well as securities we acquired either prior to the inception of this fund or as a result of our acquisitions of certain other companies. In fiscal 2001 and fiscal 2000, we entered into equity collar arrangements that lock in a price range for the sale of certain shares held as investments, thereby guaranteeing minimum selling prices. As of October 31, 2001, the fair market value of these collar arrangements was approximately $57.4 million. These equity collar arrangements are designated as cash flow hedges of forecasted investment sales. Changes in the value of these derivatives are reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss).

  Foreign Exchange

        We primarily use foreign exchange forward contracts to minimize identified exposures to adverse changes in foreign exchange rates (see Note 11 to the Consolidated Financial Statements). Such exposures have resulted from cross-border transactions principally in the Euro, Great British pound, Australian dollar and Canadian dollar. Foreign exchange contracts reduce our overall exposure as gains and losses on these contracts offset losses and gains on the underlying exposures. Identified exposures include foreign currency net asset and net liability exposures on the balance sheet, anticipated transactions and forecasted cash flows. As of October 31, 2001, the total notional amount of outstanding foreign exchange contracts was $156.4 million.

        The foreign exchange forward contracts we enter into generally have maturities of less than one year. A sensitivity analysis to changes in the value of the U.S. dollar on foreign currency denominated derivatives indicates that if the U.S. dollar were to strengthen by 10% against all of our currency exposures at October 31, 2001, we would realize a potential cash flow loss of $16.3 million. Because our derivative position is net short the U.S. dollar, a stronger U.S. dollar would yield the largest overall potential cash flow loss due to foreign exchange. This measurement assumes that a change in one foreign currency relative to the U.S. dollar would not affect other foreign currencies relative to the U.S. dollar. Although the foreign exchange market is unpredictable, we believe that a 10% sensitivity reflects reasonable near-term possible changes in foreign exchange rates. The model measures the potential loss in cash flows assuming a hypothetical 10% strengthening of the U.S. dollar against all foreign currencies in which we hold derivatives and includes all foreign currency derivative financial instruments.

        The sensitivity analysis presented above for foreign exchange rates does not consider the potential effect of favorable movements in foreign exchange rates relative to our foreign exchange forward contracts, nor does the analysis include the underlying exposures that the hedges are designed to protect. Since we utilize foreign exchange contracts to reduce the risk of foreign currency transactions, a loss in fair value on these instruments generally is offset by increases in the value of the underlying transactions.

Quarterly Stock Price

        Our common stock, $0.20 par value, is traded on The Nasdaq Stock Market under the symbol "ADCT." The following table sets forth the high and low sales prices of our common stock for each quarter during our fiscal years ended October 31, 2001 and 2000, as reported on that market. The stock prices in the following table have been adjusted to reflect two separate 2-for-1 stock splits completed in fiscal 2000.

	2001		2000
	High	Low	High	Low
First Quarter	$27.06	$13.94	$19.09	$11.50
Second Quarter	14.94	6.22	32.25	15.78
Third Quarter	10.85	4.41	49.00	26.50
Fourth Quarter	5.20	2.63	47.25	15.88

        As of October 31, 2001, there were approximately 9,355 holders of record of our common stock.

Dividends

        No cash dividends on our common stock have been declared or paid during the past five years. We currently anticipate that we will retain any future earnings for use in business, and we do not anticipate paying any cash dividends in the foreseeable future.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

        The foregoing discussion contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding:

  •
  future sales, profit percentages, earnings per share and other results of operations;

  •
  the continuation of historical trends;

  •
  the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resource needs;

  •
  the effect of regulatory changes on our business;

  •
  the economy in general; and

  •
  the future of the communications equipment industry and communications services.

        We caution that any forward-looking statements made by us in this report or in other announcements made by us are further qualified by important factors that could cause actual results to differ materially from those suggested or otherwise discussed in the forward-looking statements. These factors include:

  •
  overall demand for our products and services;

  •
  the portion of particular products or services within the overall mix of products sold, as our products and services have varying profit margins;

  •
  changing market conditions and growth rates within our industry or generally within the economy;

  •
  volatility in the stock market, which may affect the value of our stock or the stock we own in other publicly held companies in the communications equipment industry;

  •
  new competition and technologies;

  •
  increased costs associated with protecting intellectual property rights;

  •
  availability of materials to make products;

  •
  the impact of customer financing activities;

  •
  our ability to integrate the operations of acquired companies with our historic operations successfully;

  •
  our ability to complete our restructuring initiative and streamline our operations successfully;

  •
  retention of our key employees;

  •
  fluctuations in our operating results;

  •
  pressures on the pricing of the products and services we offer; and

  •
  other risks and uncertainties, including those identified in Exhibit 99-a to this Form 10-K.

        We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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

Richard R. Roscitt Chairman, President and Chief Executive Officer	Robert E. Switz Executive Vice President and Chief Financial Officer

November 21, 2001

Report of Independent Public Accountants

To ADC Telecommunications, Inc.:

        We have audited the accompanying consolidated balance sheets of ADC Telecommunications, Inc. (a Minnesota corporation) and Subsidiaries as of October 31, 2001 and 2000, and the related consolidated statements of operations, shareowners' investment and cash flows for each of the three years in the period ended October 31, 2001. These financial statements are the responsibility of ADC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Minneapolis, Minnesota

November 21, 2001

Consolidated Statements of Operations
(in millions, except earnings per share)

	For the years ended October 31,
	2001	2000	1999
Net Sales	$2,402.8	$3,287.9	$2,151.8
Cost of Product Sold	1,677.8	1,679.0	1,148.4

Gross Profit	725.0	1,608.9	1,003.4

Expenses:
Research and development	278.6	338.0	250.7
Selling and administration	705.3	665.6	445.3
Goodwill amortization	56.6	34.3	22.2
Impairment charges	448.3	—	—
Non-recurring charges	248.8	158.0	149.0
Non-cash stock compensation(1)	18.7	47.1	1.2

Total expenses	1,756.3	1,243.0	868.4

Operating Income (Loss)	(1,031.3)	365.9	135.0

Other Income (Expense), Net:
Interest	(2.2)	19.5	13.9
Gain (loss) on write-down or sale of investments, net	(785.7)	23.8	—
Gain (loss) on sale of product lines	(81.9)	328.6	—
Gain on conversion of investment	—	722.6	—
Other	(19.6)	—	(14.0)

Income (Loss) Before Income Taxes	(1,920.7)	1,460.4	134.9
Provision (Benefit) for Income Taxes	(633.0)	592.3	57.0

Net Income (Loss)	$(1,287.7)	$868.1	$77.9

Average Common Shares Outstanding (Basic)	787.0	721.6	665.0

Earnings (Loss) Per Share (Basic)	$(1.64)	$1.20	$0.12

Average Common Shares Outstanding (Diluted)	787.0	770.3	683.3

Earnings (Loss) Per Share (Diluted)	$(1.64)	$1.13	$0.11

(1)
Non-cash stock compensation expense resulted from stock options and restricted stock converted in connection with the Centigram and Broadband Access Systems acquisitions. We do not incur any other non-cash stock compensation expense in the ordinary course of business. If we had reported this non-cash stock compensation in existing operating expense categories, research and development expense and selling and administration expense would have increased by $8.7 million and $10.0 million, respectively, in fiscal 2001, and by $24.1 million and $23.0 million, respectively, in fiscal 2000.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets
(in millions)

	October 31, 2001	October 31, 2000
ASSETS
Current Assets:
Cash and cash equivalents	$348.6	$217.3
Available-for-sale securities	73.2	1,136.9
Accounts receivable, net of reserves of $50.1 and $18.9	280.7	702.7
Inventories, net of reserves of $89.5 and $47.3	253.6	486.1
Prepaid income taxes	208.4	—
Current deferred tax assets	107.0	—
Prepaid and other current assets	33.7	107.9

Total current assets	1,305.2	2,650.9
Property and Equipment, Net	614.0	608.6
Other Assets:
Deferred tax assets	367.1	52.4
Other, principally goodwill	213.4	658.6

Total assets	$2,499.7	$3,970.5

LIABILITIES AND SHAREOWNERS' INVESTMENT
Current Liabilities:
Accounts payable	$162.0	$231.6
Accrued compensation and benefits	109.1	233.4
Other accrued liabilities	205.8	194.5
Restructuring accrual	120.8	7.8
Accrued and deferred income taxes	—	365.8
Notes payable and current maturities of long-term debt	1.7	8.2

Total current liabilities	599.4	1,041.3

Long-Term Debt, Less Current Maturities	3.0	16.5
Other Long-Term Liabilities	3.9	—

Total liabilities	606.3	1,057.8

Commitments and Contingencies
Shareowners' Investment:
Common stock, $0.20 par value; authorized 1,200.0 shares; issued and outstanding 792.0 and 770.3 shares	158.4	154.1
Paid-in-capital	1,256.1	954.0
Retained earnings	471.7	1,759.4
Deferred compensation	(16.7)	(39.2)
Accumulated other comprehensive income	23.9	84.4

Total shareowners' investment	1,893.4	2,912.7

Total liabilities and shareowners' investment	$2,499.7	$3,970.5

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareowners' Investment
(in millions)

	Common Stock					Accumulated Other Comprehensive Income (Loss)
			Paid-in Capital	Retained Earnings	Deferred Compensation		Comprehensive Income (Loss)
	Shares	Amount
Balance, October 31, 1998	669.1	$133.8	$380.9	$827.6	$(1.4)	$(10.5)
Net income	—	—	—	77.9	—	—	$77.9
Exercise of common stock options	2.7	0.5	65.6	—	—	—	—
Stock issued for business acquisitions	3.3	0.7	11.2	—	(1.1)	—	—
Adjustment to conform year-end of acquired company	—	—	1.2	(6.3)	0.2	(0.2)	—
Stock issued for employee benefit plans	8.3	1.7	56.3	—	—	—	—
Reduction of deferred compensation	—	—	—	—	1.2	—	—
Tax benefits from exercise of common stock options	—	—	10.9	—	—	—	—
Shares acquired through share repurchase plan	(4.8)	(1.0)	(6.5)	—	—	—	—
Translation adjustments and other	—	—	—	—	—	(1.5)	(1.5)
Unrealized gain on securities, net of deferred taxes of $32.4	—	—	—	—	—	54.1	54.1

Balance, October 31, 1999	678.6	$135.7	$519.6	$899.2	$(1.1)	$41.9	$130.5

Net income	—	—	—	868.1	—	—	$868.1
Exercise of common stock options	10.4	2.1	169.5	—	—	—	—
Adjustments to conform year-ends of acquired companies	—	—	—	(7.9)	—	—	—
Stock issued for business acquisitions	81.0	16.2	177.3	—	(85.2)	—	—
Stock issued for employee benefit plans	0.3	0.1	7.9	—	—	—	—
Reduction of deferred compensation	—	—	—	—	47.1	—	—
Tax benefits from exercise of common stock options	—	—	79.7	—	—	—	—
Translation adjustments and other	—	—	—	—	—	(16.5)	(16.5)
Unrealized gain on securities, net of deferred taxes of $40.5	—	—	—	—	—	59.0	59.0

Balance, October 31, 2000	770.3	$154.1	$954.0	$1,759.4	$(39.2)	$84.4	$910.6

Net loss	—	—	—	(1,287.7)	—	—	$(1,287.7)
Exercise of common stock options	6.9	1.4	27.6	—	—	—	—
Stock issued for business acquisitions	11.6	2.3	3.0	—	—	—	—
Stock issued for employee benefit plans	3.2	0.6	12.8	—	—	—	—
Reduction of deferred compensation	—	—	(3.8)	—	22.5	—	—
Tax benefits from exercise of common stock options	—	—	22.5	—	—	—	—
Tax benefit related to prior year acquisition	—	—	240.0	—	—	—	—
Translation adjustments and other	—	—	—	—	—	12.4	12.4
Unrealized loss on securities, net of deferred taxes of $(338.0)	—	—	—	—	—	(575.5)	(575.5)
Adjustment for write-down of securities, net of taxes of $302.1	—	—	—	—	—	514.4	514.4
Adjustment for sale of securities, net of taxes of $(6.9)	—	—	—	—	—	(11.8)	(11.8)

Balance, October 31, 2001	792.0	$158.4	$1,256.1	$471.7	$(16.7)	$23.9	$(1,348.2)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
(in millions)

	For the years ended October 31,
	2001	2000	1999
Operating Activities:
Net income (loss)	$(1,287.7)	$868.1	$77.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Depreciation and amortization	197.8	146.2	114.8
Provision for losses on receivables	73.8	9.6	1.6
Inventory reserves	47.7	19.6	13.7
Acquisition-related charges	—	29.1	—
Write-down of purchased in-process research and development	—	22.8	88.6
Write-down of inventory, property and equipment and goodwill	477.8	—	—
Non-cash stock compensation	18.7	47.1	1.2
Deferred income taxes	(438.9)	332.0	(34.9)
Gain on ownership of investments	(0.6)	(8.1)	—
Loss on write-down of investment portfolio	862.5	—	—
Gain on sale of investments	(76.8)	(23.8)	—
Gain on conversion of investment	—	(722.6)	—
Loss on sale of building	6.5	—	—
Loss (gain) on sale of product lines	81.9	(328.6)	—
Other, net	4.0	4.5	1.1
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	339.3	(158.7)	(38.8)
Inventories	89.5	(207.8)	(66.7)
Prepaid and other assets	(185.5)	(84.8)	(22.5)
Accounts payable	(61.7)	83.6	45.0
Accrued liabilities	(53.3)	222.7	109.5

Total cash provided by operating activities	95.0	250.9	290.5

Investing Activities:
Acquisitions, net of cash acquired	(48.7)	(345.3)	(237.4)
Divestitures, net of cash disposed	117.5	—	—
Property and equipment additions, net	(241.2)	(375.3)	(125.1)
Proceeds from sale of building	10.4	—	—
Sale/(purchase) of available-for-sale securities, net	208.7	246.1	(10.5)
Purchase of long-term investments, net	(15.7)	(49.6)	(25.4)

Total cash provided by (used for) investing activities	31.0	(524.1)	(398.4)

Financing Activities:
Repayments of debt	(35.8)	(32.5)	(167.2)
Common stock issued	40.4	277.2	106.8

Total cash provided by financing activities	4.6	244.7	(60.4)

Effect of Exchange Rate Changes on Cash	0.7	(3.7)	(2.5)

Effect of Conforming Year-Ends of Acquired Companies	—	(29.5)	(11.0)

Increase (Decrease) in Cash and Cash Equivalents	131.3	(61.7)	(181.8)
Cash and Cash Equivalents, Beginning of Year	217.3	279.0	460.8

Cash and Cash Equivalents, End of Year	$348.6	$217.3	$279.0

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of ADC Telecommunications, Inc., a Minnesota corporation, and all significant subsidiaries in which ADC Telecommunications, Inc. has more than a 50% equity ownership. In these Notes to Consolidated Financial Statements, these companies are collectively referred to as "ADC," "we," "us" or "our." All significant intercompany transactions and balances have been eliminated in consolidation.

        Cash and Cash Equivalents:    Cash equivalents represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

        Investments:    Short-term investments held in publicly held companies in our investment portfolio are classified as available-for-sale securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as available-for-sale securities are carried at market value with any unrealized holding gains and losses, net of any related tax effect, presented within shareowners' investment as a component of accumulated other comprehensive income (loss).

        We also have minority investments in companies not publicly traded. These investments are included in long-term other assets and are carried at their cost. We monitor our investment portfolio for declines that may be other than temporary and make the appropriate reductions in the carrying value of an investment when necessary through earnings.

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

        Goodwill:    The excess of the cost of acquired businesses over the fair value of the net assets acquired is amortized on a straight-line basis ranging from five to fifteen years. We periodically assess the amortization period and recoverability of the carrying amount of goodwill based upon an estimate of future cash flows from related operations and make appropriate adjustments to the carrying value as necessary.

        Research and Development Costs:    Our policy is to expense all research and development costs in the period incurred.

        Income Taxes:    We utilize the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

        Revenue Recognition:    Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at the time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract.

        Revenue from services consists of fees for systems requirements, system design and analysis, customization and installation services, ongoing system management, system enhancements, service bureau processing, facilities management and maintenance. Services revenue is recognized as the services are performed, primarily on a time and materials basis and to a lesser extent on a fixed-fee basis over the term of the services provided. Revenue from maintenance contracts is recognized ratably over the term of the agreement, generally one year.

        Revenue from the licensing of software rights is recognized at the time of delivery of the product to the customer, provided that we have no remaining service obligations, collectibility reasonably is assured and the fees are fixed and determinable. Where there are service obligations that are essential to the functionality of the software installed, license fees are recorded over the term of the initial customization period.

        Foreign Currency Translation:    We convert assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet dates, and we record translation adjustments in shareowners' investment. Income statements of foreign operations are translated from the operations' functional currency to U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign exchange transaction gains and losses are reported in other income (expense), net.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, these estimates ultimately may differ from actual results.

        Comprehensive Income (Loss):    Components of comprehensive income (loss) include net income, foreign currency translation adjustments and unrealized gains (losses) on available-for-sale securities, net of tax. Comprehensive income is presented on the consolidated statements of shareowners' investment.

        Reclassifications:    Certain prior-year amounts have been reclassified to conform to the current-year presentation.

        Recently Issued Accounting Pronouncements:    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based on its fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001, although earlier adoption is permitted. We have adopted these standards effective November 1, 2001, which will result in no goodwill being amortized in fiscal 2002. As part of adopting these standards, we are required to assess the fair value of our business units to determine whether goodwill carried on our books has been impaired and the extent of such impairment, if any. Prior to adopting these standards, we wrote down goodwill by $294.5 million in fiscal 2001 by applying SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." We are currently evaluating whether any additional write-downs in goodwill may be required as a result of implementing these new accounting standards.

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121. SFAS 144 primarily addresses significant issues relating to the implementation of SFAS 121 and develops a single accounting model for long-lived assets to be disposed of, whether primarily held, used or newly acquired. The provisions of SFAS 144 will be effective for fiscal years beginning after December 15, 2001. We will apply this standard beginning in fiscal 2003. Prior to adopting this standard, we wrote down long-lived assets, excluding goodwill, by $153.8 million in fiscal 2001 by applying SFAS No. 121.

Note 2: Other Financial Statement Data (in millions)

Interest and Other Income (Expense), Net:

	2001	2000	1999
Interest income	$6.6	$23.6	$21.6
Interest expense	(8.8)	(4.1)	(7.7)

Interest, net	$(2.2)	$19.5	$13.9

Foreign exchange loss	$(5.3)	$(3.9)	$(1.1)
Equity investment gains (losses)	(8.4)	3.0	—
Other	(5.9)	0.9	(12.9)

Other, net	$(19.6)	$—	$(14.0)

Supplemental Cash Flow Information:

	2001	2000	1999
Income taxes paid, net of refunds received	$(24.1)	$218.5	$85.1
Interest paid	$7.7	$4.1	$7.6

Supplemental Schedule of Non-cash Investing Activities:

	2001	2000	1999
Acquisitions:
Fair value of assets acquired	$78.3	$420.7	$330.8
Less: Liabilities assumed	(24.9)	(34.5)	(52.0)
Cash acquired	(4.7)	(40.9)	(41.4)

Acquisitions, net of cash acquired	$48.7	$345.3	$237.4

Divestitures:
Fair value of assets disposed	$232.6	$—	$—
Less: Liabilities disposed	(110.3)	—	—
Cash disposed	(4.8)	—	—

Divestitures, net of cash disposed	$117.5	$—	$—

Unrealized holding gains (losses) on available-for-sale securities for the year ended October 31, net of deferred taxes of $(42.8), $40.5 and $32.4	$(72.9)	$59.0	$54.1

Consolidated Balance Sheet Information:

	2001	2000
Inventories:
Purchased materials and manufactured products	$226.5	$452.4
Work-in-process	27.1	33.7

Total	$253.6	$486.1

Property and Equipment:
Land and buildings	$252.2	$186.5
Machinery and equipment	592.5	633.6
Furniture and fixtures	57.8	91.3
Construction-in-process	108.8	142.7

Total	1,011.3	1,054.1
Less accumulated depreciation	(397.3)	(445.5)

Total, net	$614.0	$608.6

Other Assets:
Goodwill	$140.1	$518.7
Cost basis investments	49.7	89.7
Other	23.6	50.2

Total	$213.4	$658.6

Note 3: Investments

        We maintain an investment portfolio of common stock in several publicly held companies in the telecommunications and technology industries. These common stock investments are classified as available-for-sale securities and, consequently, are recorded on the balance sheet at their fair value, with unrealized gains and losses reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). This portfolio includes equity investments in Redback Networks, ONI Systems, InterWAVE, VYYO and MIND C.T.I. As of October 31, 2001 and 2000, our available-for-sale securities consisted of the following (in millions):

	Cash Basis	Cost Basis(1)	Unrealized Gain	Fair Value
2001
Available-for-sale securities	$2.9	$8.3	$64.9	$73.2
2000
Available-for-sale securities	$218.1	$950.4	$186.5	$1,136.9

(1)
As adjusted for a step-up in basis of $722.6 million as a result of the acquisition of Siara Systems by Redback Networks in fiscal 2000 and for the write-down of $816.3 million of various available-for-sale securities to a lower-of-cost-or-market basis in fiscal 2001.

        In fiscal 2001 and fiscal 2000, we sold common stock of certain companies in our investment portfolio and settled certain related equity collar arrangements for pre-tax gains of $76.8 million and $23.8 million, respectively. In fiscal 1999, there were no such sales.

        In accordance with our policy to review our investment portfolio for declines that may be other than temporary, we recorded a non-cash loss of approximately $816.3 million on a lower-of-cost-or-market write-down on various equity investments in our portfolio of marketable equity securities during fiscal 2001. We also recorded a write-down of approximately $46.2 million for certain equity investments in non-marketable securities in fiscal 2001. We recorded this write-down as a result of the downturn in market conditions in the technology and telecommunication sectors of the market. The net gains described in the following paragraphs were recorded as a partial offset to the loss on the write-down of our marketable equity securities portfolio.

        On February 22, 2001, Siemens and Efficient Networks, Inc. entered into a definitive merger agreement. Pursuant to the merger agreement, Siemens purchased all of the outstanding shares of Efficient Networks for $23.50 in cash per share. As a result of the merger, we recorded a gain of approximately $34.6 million ($22.5 million net of tax) in fiscal 2001 from the sale of approximately 1.8 million shares of Efficient Networks that we owned.

        On July 19, 2001, America Online, Inc. acquired InfoInterActive, Inc. Under the terms of the acquisition agreement, AOL acquired all of the outstanding shares of InfoInterActive for $1.42 in cash per share. As a result of the acquisition, we recorded a gain of approximately $2.1 million ($1.4 million net of tax) from the sale of approximately 1.5 million shares of InfoInterActive in fiscal 2001.

        During fiscal 2001, we sold 3.4 million shares of our investment in Redback Networks, Inc., 1.6 million shares of our investment in ONI Systems and 2.3 million shares of our investment in GlobeSpan. As a result of these sales, we recorded a $44.6 million loss ($29.0 million net of tax) on the sale of the Redback Networks shares, a $29.6 million gain ($19.2 million net of tax) on the sale of the ONI Systems and a loss of $8.8 million ($5.7 million net of tax) on the sale of the GlobeSpan shares.

        In addition, during fiscal 2001, we entered into cashless collar arrangements to minimize the impact of a potential decrease in the market value of portions of our remaining investment in Redback Networks, ONI Systems and GlobeSpan. These cashless collar arrangements are contracts entered into with third-party financial institutions whereby the financial institution guarantees a certain floor value of the securities if held to maturity while simultaneously permitting us to participate in a certain amount of appreciation above the floor value. The financial institutions, independent of us, engage in certain hedging transactions to manage their risk associated with these arrangements. These arrangements were terminated when we sold a portion of the underlying investments during fiscal 2001. We recognized a gain of $63.9 million ($41.5 million net of tax) upon the sale of these collars.

        We also own an approximate 22% interest in MIND C.T.I. Ltd. As of October 31, 2001, our investment in MIND had a market value of approximately $5.5 million. This investment is accounted for using the equity method. Under the equity method, a pro rata portion of MIND's profits or losses is reflected in our consolidated income statement.

        As of October 31, 2001, we have entered into a cashless collar arrangement to minimize the impact of a potential decrease in the market value of our investment in ONI Systems. This investment has a cost basis of approximately $2.1 million. The ONI Systems collar provides us with an aggregate floor value of approximately $82.3 million if held to maturity while allowing us to participate in up to approximately $109.0 million in further appreciation above the floor value. This collar limits our exposure to, and benefits from, price fluctuations in the underlying ONI Systems stock. The collar is designated as a cash flow hedge of the underlying stock; consequently, all changes in the market value of the collar and the underlying stock are included as a component of comprehensive income (loss) and are reflected in shareowners' investment. As of October 31, 2001, the fair market value of this collar arrangement was $57.4 million.

        In the first quarter of fiscal 2000, Siara Systems, Inc., in which we had a 7.3% ownership interest, agreed to be acquired by Redback Networks, Inc. in a stock-for-stock transaction valued at approximately $4.3 billion. Our initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, our investment was marked-to-market through earnings in the second quarter of fiscal 2000 and reflected on the balance sheet at the market value of the Redback Networks shares. The pre-tax gain recognized on the conversion of these shares was $722.6 million. This gain increased the basis of our investments by $722.6 million.

Note 4: Note Payable

        As of October 31, 2001 and 2000, we had an unused $340.0 million unsecured revolving credit facility for general corporate purposes. Subsequent to October 31, 2001, this facility expired by its terms and was replaced by an accounts receivable credit facility having a maximum draw potential of $160.0 million.

Note 5: Acquisitions

  Pooling-of-Interests Method:

        In fiscal 2000, we acquired Broadband Access Systems, Inc., or "BAS," and PairGain Technologies, Inc., and in fiscal 1999, we acquired Saville Systems PLC, all of which were accounted for as pooling-of-interests transactions. All historical financial information has been restated to reflect these acquisitions. BAS is a supplier of next-generation, Internet Protocol (IP) access platforms. PairGain designs, manufactures, markets and sells digital subscriber line (DSL) networking systems. Saville is a developer and integrator of communications billing and customer management software. There were no material transactions between us and the acquired companies prior to the mergers, and the effects of conforming Saville's, PairGain's and BAS's accounting policies to ours were not material. These transactions are summarized as follows (in millions):

Acquisition Date	Acquired Company	Shares of ADC Stock Issued, Including Options Assumed	Fair Value of Acquisition
October 1999	Saville	56.4	$613.6
June 2000	PairGain	72.2	$2,946.9
September 2000	BAS	66.0	$1,835.6

        Our consolidated financial statements for prior years have been restated to include the results of Saville within the Integrated Solutions segment and PairGain and BAS within the Broadband Infrastructure and Access segment. Net sales and income (loss) for these individual entities for fiscal 2000 and fiscal 1999 were as follows (in millions):

	October 31, 2000	October 31, 1999
Net Sales:
ADC	$3,142.0	$1,786.4
Saville	—	140.5
PairGain	145.3	224.9
BAS	0.6	—

Combined	$3,287.9	$2,151.8

Net Income (Loss):
ADC	$765.2	$80.7
Saville	—	7.0
PairGain(1)	178.4	2.4
BAS	(75.5)	(12.2)

Combined	$868.1	$77.9

(1)
Includes a $197.2 million net-of-tax gain on sale of PairGain's microelectronics business.

        All of these acquired companies used a calendar year-end. In recording the pooling-of-interests combinations, PairGain and BAS financial statements for their fiscal years ended December 31, 2000 and 1999 were combined with our financial statements for fiscal 2000 and fiscal 1999. In addition, Saville's financial statements for its fiscal year ended December 31, 1999 were combined with our financial statements for fiscal 1999. In order to conform year-ends, adjustments of $7.9 million and $6.3 million were made to retained earnings as of October 31, 2000 and 1999, respectively.

  Other Pooling-of-Interests Combinations:

        On February 26, 2001, we acquired all of the outstanding equity interests in CommTech Corporation, a company based in Cranbury, New Jersey. CommTech is a provider of end-to-end service order management, provisioning and activation software for communications service providers. In the transaction, we issued approximately 11.6 million shares of our common stock to CommTech's shareholders. We also converted all outstanding CommTech stock options into options to acquire approximately 1.6 million shares of our common stock. The transaction was accounted for as a pooling-of-interests. Since the historical operations of CommTech were not material to our consolidated operations or financial position, prior period annual financial statements were not restated for this acquisition.

        We also completed a pooling-of-interests combination with Altitun AB during May 2000. Altitun is a developer and supplier of active optical components for next-generation optical networks. The historical operations of Altitun were not material to our consolidated operations; therefore, prior period annual financial statements have not been restated for this acquisition. We exchanged 30.4 million shares (including both stock issued and options assumed) for all of the common stock of Altitun. The fair value of this transaction was $948.8 million.

  Acquisition Expenses of Pooling-of-Interests Combinations:

        Expenses totaling $102.4 million and $21.4 million were incurred in consummating the pooling transactions described above and were recorded as non-recurring charges in fiscal 2000 and fiscal 1999, respectively. These costs primarily consisted of investment bankers' fees, attorneys' fees, and other direct charges related to the transaction. Included in Altitun's acquisition expenses were $29.1 million of expenses paid directly by the former shareholders of Altitun.

  Purchase Method:

  Centigram

        In July 2000, we acquired all outstanding common shares of Centigram Communications Corporation for $173.6 million in cash plus stock options valued at $42.9 million. Centigram is a provider of Internet-enabled call management, WAP-based messaging and unified communications services to mobile and landline telecom service providers. The accompanying consolidated financial statements include the results of operations of Centigram subsequent to the acquisition date. Purchased in-process research and development expenses of $15.8 million were recorded as a non-recurring charge upon completion of the acquisition. We sold the operations of Centigram on October 31, 2001, in connection with the sale of our enhanced services software division.

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

        Tangible net assets acquired include cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally include accounts payable, accrued compensation and accrued expenses. Goodwill and other identifiable assets resulting from the Centigram acquisition are being amortized over periods ranging from five to fifteen years.

        The unaudited pro forma results of operations of Centigram and ADC for the years ended October 31, 2000 and 1999, after giving effect to a number of pro forma adjustments, are (in millions, except per share amounts):

	Year ended October 31, 2000	Year ended October 31, 1999
Net Sales	$3,337.1	$2,235.1
Net Income	$856.5	$68.9
Earnings Per Share — Diluted	$1.11	$0.10

  Other Transactions

        In addition to the transactions identified above, we made several smaller purchases during fiscal 2001, fiscal 2000 and fiscal 1999. The following table summarizes significant acquisitions made during the past three fiscal years, all of which were accounted for by the purchase method (in millions):

Company	Acquisition Date	Transaction Value
France Electronique S.A.'s telecom systems integration business	November 2000	$44.0
Computer Telecom Installations Ltd.	September 2000	$40.4
IBSEN Micro Structures A/S	May 2000	$78.5
NVision, Inc.	January 2000	$19.7
Pathway, Inc.	July 1999	$19.0
Spectracom, Inc.	May 1999	$102.3
Phasor Electronics GmbH	January 1999	$8.2
Hadax Electronics, Inc.	November 1998	$25.0

        The inclusion of the above purchase acquisitions for periods prior to the date of acquisition would not have materially affected our results of operations, except for the acquisition of Centigram described above. Goodwill associated with these purchase acquisitions is being amortized using the straight-line method over periods ranging from seven to fifteen years.

        We identify projects that do not have technological feasibility or other uses at the time of acquisition and record expense at the time of acquisition for these in-process research and development projects. Purchased in-process research and development expenses of $22.8 million in fiscal 2000 were associated with the purchase acquisitions of IBSEN Micro Structures and Centigram. Purchased in-process research and development expenses of $88.6 million in fiscal 1999 were associated with the acquisitions of Pathway, Teledata, Phasor Electronics, Hadax Electronics and Spectracom. Appraisals for each purchased in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project ultimately will succeed.

Note 6: Divestitures

        During fiscal 2001, we sold non-strategic product lines in cable/broadcast TV transmission, broadband wireless transmission, enterprise access products, wireless components, phase masks and enhanced services software, and closed down our Cellworx transport product line. These products did not meet our growth, profitability and market leadership criteria. The sales of these assets generated approximately $117.5 million, net of cash disposed. We have used or plan to use the proceeds from these transactions primarily for general corporate purposes. Included in these sales were domestic operations in California, Connecticut, Oregon and Pennsylvania, as well as international operations in Argentina, Austria, Denmark and Finland. As a result of these divestitures, we recorded total losses on sales of approximately $81.9 million ($53.2 million net of tax) in fiscal 2001. Net sales and operating income (loss) of the divested product lines for fiscal 2001, fiscal 2000 and fiscal 1999 were as follows (unaudited):

	2001	2000	1999
Net sales:
Broadband Infrastructure & Access	$264.2	$519.5	$432.9
Integrated Solutions	104.6	59.7	21.6

Total	$368.8	$579.2	$454.5

Operating income (loss)	$(79.8)	$(48.6)	$31.1

Note 7: Employee Benefit Plans

        Retirement Savings Plan:    Substantially all employees are eligible to participate in our retirement savings plan. We match employee contributions to this plan up to 6% of wages, and depending on our financial performance, we voluntarily may make an additional contribution up to 70% on 6% of wages. Employees are fully vested in all contributions at the time the contributions are made. Our contributions to the retirement savings plan were $35.3 million, $22.5 million and $13.6 million during fiscal 2001, fiscal 2000 and fiscal 1999, respectively. If so elected by the participants, the retirement savings plan's trustee invests a portion of our cash contributions in our common stock.

        Global Employee Stock Purchase Plan:    We have a global employee stock purchase plan that is available to substantially all employees. Eligible employees may purchase our common stock through payroll deductions. Until April 2000, the discounted purchase price given to our employees on our stock was 85% of the market closing price of our stock at the end of each stock purchase period. Since April 2000, employees have been able to purchase our common stock at a price equal to the lower of 85% of the market closing price of our stock at the beginning or the end of each stock purchase period. We issued 3.2 million and 0.3 million shares of common stock pursuant to this plan during fiscal 2001 and fiscal 2000, respectively.

        Stock Award Plans:    We maintain a global stock incentive plan to grant various stock awards, including stock options at fair market value and restricted shares, to key employees. A maximum of 181.2 million stock awards can be granted under this plan; as of October 31, 2001, 65.7 million shares were available for stock awards. We also maintain a non-employee director stock option plan in order to enhance our ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 3.9 million non-qualified stock options at fair market value. As of October 31, 2001, a total of 1.0 million shares were available for option grants under this plan. In addition to the foregoing plans, options to acquire a total of approximately 21.2 million shares have been granted under plans assumed in conjunction with some of our acquisitions.

        The following schedule summarizes activity in all plans (shares in millions):

	Stock Options
	Shares	Weighted Average Exercise Price	Restricted Shares
Outstanding at October 31, 1998	69.3	$8.56	0.4
Adjustment to conform year-end	0.3	—	—
Granted	41.1	$11.32	0.1
Exercised	(11.4)	$4.52	—
Restrictions lapsed	—	—	(0.1)
Canceled	(8.1)	$8.14	—

Outstanding at October 31, 1999	91.2	$9.48	0.4
Adjustment to conform year-end	(4.5)	—	—
Granted	38.7	$15.69	3.3
Exercised	(20.0)	$18.22	—
Restrictions lapsed	—	—	(0.4)
Canceled	(8.9)	$12.57	—

Outstanding at October 31, 2000	96.5	$13.84	3.3
Granted	30.6	$12.65	0.2
Exercised	(7.5)	$3.33	—
Restrictions lapsed	—	—	(2.3)
Canceled	(23.7)	$17.24	(0.7)

Outstanding at October 31, 2001	95.9	$12.30	0.5

Exercisable at October 31, 2001	56.9	$10.33	—

        Shares outstanding under the stock option plans as of October 31, 2001 have exercise prices ranging from $0.55 per share to $41.94 per share and a weighted average remaining contractual life of 7.3 years.

        The weighted average fair value per option at the date of grant for options granted in fiscal 2001, fiscal 2000 and fiscal 1999 was $12.30 per share, $13.84 per share and $9.48 per share, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2001	2000	1999
Risk-free interest rate	3.27%	5.91%	5.27%
Expected dividend	—	—	—
Expected volatility factor	93.2%	82.9%	67.6%
Expected option term	4.4 years	4.5 years	3.2 years

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, a fair value-based method of accounting for employee stock options or similar equity instruments. As permitted under this standard, we have continued to account for employee stock options using the intrinsic-value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, we have recognized no compensation expense under either our stock incentive plan or non-employee director stock option plan.

        If compensation expense for our stock-based compensation plans had been determined based on the fair value on the grant dates consistent with the method of SFAS No. 123, our net income and earnings per share would have decreased to the pro forma amounts indicated below (in millions, except per share amounts):

	2001	2000	1999
Net Income (Loss)
As reported	$(1,287.7)	$868.1	$77.9
Pro forma	$(1,393.7)	$765.7	$10.2
Earnings (Loss) Per Share — Basic
As reported	$(1.64)	$1.20	$0.12
Pro forma	$(1.77)	$1.06	$0.02
Earnings (Loss) Per Share — Diluted
As reported	$(1.64)	$1.13	$0.11
Pro forma	$(1.77)	$0.99	$0.01

        As a result of the issuance of Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation—An Interpretation of APB Opinion No. 25," we were required to record a non-cash stock compensation expense and deferred compensation expense related to the unvested portion of options issued in the purchase business combination of Centigram in the third quarter of fiscal 2000. The value attributed to unvested options of $12.1 million was allocated to deferred compensation expense and will be amortized over the remaining vesting period. Non-cash stock compensation expense recorded in fiscal 2001 and fiscal 2000 relating to the Centigram acquisition was $6.0 million and $2.4 million, respectively. These options were cancelled upon divestiture on October 31, 2001.

        Non-cash stock compensation expenses of $12.7 million, $44.7 million and $1.2 million were recognized in fiscal 2001, fiscal 2000 and fiscal 1999, respectively, as a result of stock options and restricted stock converted in connection with the BAS acquisition. The exercise prices on the date of grant were deemed to be less than the estimated fair values of the awards. Expense is being recognized over the anticipated vesting period of the awards through fiscal 2003. Deferred compensation expense of $16.7 million remains to be amortized through fiscal 2003.

Note 8: Capital Stock

        Stock Splits:    All share and per share amounts, including stock options, have been restated to reflect our two separate two-for-one stock splits effected in the form of a common stock dividend, which were distributed on February 15, 2000 and July 17, 2000.

        Authorized Stock:    We are authorized to issue 1.2 billion shares of $0.20 par value common stock and 10.0 million shares of no par value preferred stock. There are no shares of preferred stock outstanding.

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

	2001	2000	1999
Net income	$(1,287.7)	$868.1	$77.9
Earnings per share—basic	$(1.64)	$1.20	$0.12
Earnings per share—diluted	$(1.64)	$1.13	$0.11
Weighted average common shares outstanding—basic	787.0	721.6	665.0
Effect of dilutive securities	—	48.7	18.3

Weighted average common shares outstanding—diluted	787.0	770.3	683.3

Antidilutive stock options	64.6	7.3	2.0

        Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to a net loss for the year. If net income had been positive for fiscal 2001, the weighted average common shares outstanding-diluted would have increased by 11.7 million shares.

        Shareowner Rights Plan:    We have a shareowner rights plan intended to preserve the long-term value of ADC to our shareowners by discouraging a hostile takeover. Under the shareowner rights plan, each outstanding share of our common stock has an associated common stock purchase right. The rights are exercisable only if a person or group acquires 15% or more of our outstanding common stock. If the rights became exercisable, the rights would allow their holders (other than the acquiring person or group) to purchase shares of our common stock or stock of the company acquiring us at a price equal to one-half of the then-current value of such shares. The dilutive effect of the rights on the acquiring person or group is intended to encourage such person or group to negotiate with our board of directors prior to attempting a takeover. If our board of directors believes a proposed acquisition of ADC is in the best interests of ADC and our shareowners, our board of directors may amend the shareowner rights plan or redeem the rights for a nominal amount in order to permit the acquisition to be completed without interference from the plan.

Note 9: Income Taxes

        The components of the provision for income taxes are (in millions):

	2001	2000	1999
Current taxes (receivable) payable:
Federal	$(184.5)	$270.0	$83.3
Foreign	(10.6)	6.3	7.7
State	1.0	33.8	8.3

	(194.1)	310.1	99.3

Deferred	(438.9)	282.2	(42.3)

Total provision	$(633.0)	$592.3	$57.0

        The effective income tax rate differs from the federal statutory rate as follows:

	2001	2000	1999
Federal statutory rate	(35)%	35%	35%
Business impairment charges	3	—	—
Research and development tax credits	—	—	(4)
Goodwill amortization	—	1	3
State income taxes, net	(1)	3	2
FSC exempt income	—	—	(1)
Foreign income taxes	—	—	(3)
Purchased in-process research & development	—	1	8
Acquisition and integration fees	—	3	5
Tax exempt interest income	—	—	(1)
Other, net	—	(2)	(2)

Effective income tax rate	(33)%	41%	42%

        Deferred tax assets (liabilities) as of October 31, 2001 and 2000 are composed of the following (in millions):

	2001	2000
Current deferred tax assets (liabilities):
Asset valuation reserves	$73.9	$32.3
Unrealized gain on investments	(26.4)	(370.4)
Accrued liabilities	40.4	22.8
Other	19.1	1.9

Total	$107.0	$(313.4)

Non-current deferred tax assets (liabilities):
Intangible assets	$311.1	$40.4
Depreciation	(5.0)	(10.8)
Net operating loss carryover	45.4	—
Restructuring charges and other	86.7	22.8

Subtotal	438.2	52.4
Deferred tax asset valuation allowance	(71.1)	—

Total	$367.1	$52.4

        In fiscal 2001, we recorded non-recurring, non-tax-deductible charges for business impairment and acquisition expenses. In connection with our fiscal 2000 and fiscal 1999 acquisitions, we recorded non-recurring, non-tax-deductible charges for acquisition fees and purchased in-process research and development expenses. In fiscal 2000, we also recorded non-recurring, non-operating gains from the sale of a business and the non-cash conversion of an investment. The exclusion of these charges and gains would result in an effective tax rate of 38%, 34% and 31% in fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

        We have established a valuation allowance for net operating loss carryovers and deferred tax assets related to certain foreign operations due to uncertainty regarding the realizability of these items. Federal and state operating loss carryforwards for tax purposes, available to offset future income, were approximately $97.0 million at October 31, 2001. The federal carryforward expires October 31, 2021, and the state carryforward expires on various dates between October 31, 2006 and October 31, 2016.

        The provision for foreign income taxes is based upon foreign pre-tax losses of approximately $117.6 million and $37.4 million during fiscal 2001 and fiscal 2000, respectively, and a foreign pre-tax gain of approximately $8.5 million during fiscal 1999.

        Deferred federal income taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because such earnings are considered to be invested permanently in those operations. At October 31, 2001, the cumulative earnings of foreign subsidiaries were approximately $44.1 million. The amount of unrecognized deferred tax liability on the undistributed cumulative earnings was approximately $10.7 million.

        During fiscal 2001, we made an election for U.S. tax purposes that gave rise to a $240.0 million non-current deferred tax asset. This election related to a business combination that was accounted for as a pooling-of-interests. Therefore, the recognition of this tax asset was recorded as an increase to paid-in capital.

Note 10: Business Restructuring and Other Non-recurring Charges

  Fiscal 2001:

        During the first quarter of fiscal 2001, we launched an initiative to focus our business on strategic and core operations and improve our operating performance by restructuring and streamlining our operations. This initiative included the discontinuance of some product lines, the sale and exit of non-strategic businesses and the consolidation of unproductive and duplicate facilities. This initiative also included the elimination of employee and contractor positions. Throughout fiscal 2001, we took aggressive actions to achieve more cost-efficient operations.

        As a result of the actions taken as part of this restructuring initiative, we recorded non-recurring charges and restructuring-related charges of $320.6 million ($209.9 million net of tax) during fiscal 2001. An additional $9.0 million ($7.3 million net of tax) related to acquisition integration and other acquisition costs also was incurred during fiscal 2001. The non-cash portion of these charges before tax was $95.0 million for fiscal 2001. For fiscal 2001, non-recurring and restructuring-related charges by category of expenditures were as follows (in millions):

Fiscal Year Ended October 31, 2001	Cost of Products Sold	Non-recurring Charges	Selling and Administrative Charges	Total
Employment termination costs	—	$89.0	—	$89.0
Facilities consolidation	—	96.0	—	96.0
Inventory and committed sales contracts	$52.4	—	—	52.4
Fixed asset write-downs	—	53.4	—	53.4
Committed sales contracts — administrative	—	—	$24.5	24.5
Integration and acquisition costs	—	9.0	—	9.0
Other	—	1.4	3.9	5.3

Total	$52.4	$248.8	$28.4	$329.6

        Employment termination costs relate to headcount reductions resulting from the closure of facilities, elimination of product lines and general terminations attributable to reduced sales forecasts. In fiscal 2001, we reduced our headcount by approximately 11,500. Approximately 7,400 of these reductions were from employment terminations due to reductions in force, with the remainder resulting from elimination of contractor positions and attrition. The costs of these reductions have been and will be funded through cash from operations. Reductions due to the divestiture of business units effectively were offset by the number of employees gained through our acquisitions of CommTech and France Electronique's telecom systems integration business, which were completed in fiscal 2001. As of the end of fiscal 2001, this headcount reduction of 11,500 positions had been substantially completed. These reductions have affected all business segments and geographic regions.

        Facilities consolidation costs represent lease termination costs and other costs associated with our decision to consolidate and close unproductive, duplicative or excess manufacturing and office facilities.

        Inventory and committed sales contract related charges represent losses incurred to write down the carrying value of inventory and the direct costs of exiting and maintaining certain committed sales contracts for product lines that have been discontinued. Revenues and gross margins from these product lines are not material to our consolidated operations.

        The write-down of fixed assets primarily relates to fixtures and equipment that will no longer be used as a result of the discontinuation of certain product lines. These fixtures and equipment have been written down to their estimated realizable value. By centralizing certain key functional areas and exiting certain unprofitable product lines, we intend to increase operating efficiencies and reduce operating expenses.

        Committed sales contracts-administrative represents the administrative expenses necessary to complete or negotiate settlements with respect to certain committed sales contracts, which costs normally would be classified as selling and administration expenses. These costs are a direct result of our decision to exit certain product lines.

        The following table provides detail on the activity and remaining restructuring accrual balance by category as of October 31, 2001.

Type of Charge	Initial Charges	Net Additions (Credits)	Cash Charges	Non-cash Charges	Reserve October 31, 2001
Employment termination costs	$43.2	$45.8	$60.3	$6.4	$22.3
Facilities consolidation	40.2	55.8	10.1	2.3	83.6
Inventory and committed sales contracts	64.5	(12.1)	4.5	44.1	3.8
Fixed asset write-downs	17.3	36.1	—	53.4	—
Committed sales contracts — administrative	24.4	0.1	10.3	3.1	11.1
Integration and acquisition costs	6.9	2.1	9.0	—	—
Other	4.3	1.0	4.2	1.1	—

Total	$200.8	$128.8	$98.4	$110.4	$120.8

        The total adjustment made to these accruals was a $30.2 million decrease as of October 31, 2001. The adjustment related to changes in assumptions related to divested product lines.

  Impairment Charges

        As a result of our sale and exit of non-strategic businesses and the consolidation of unproductive and duplicate facilities, we evaluated the intangibles and long-lived assets associated with the non-strategic businesses for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." We used estimates of undiscounted cash flows to evaluate any possible impairment of long-lived assets and intangibles. As a result of this evaluation, we concluded that a significant impairment of intangibles as well as long-lived assets had occurred. We used discounted cash flow models or estimated market values obtained from appropriate external sources to determine the fair value of the assets. In accordance with our ordinary business practices, projected future cash flows were discounted at a rate corresponding to our estimated cost of capital, which is also the rate we use in evaluating our business investment decisions and performance assessments. Because the estimated fair value was less than the carrying value of the assets, we recorded an impairment charge of $448.3 million ($343.6 million net of tax) in fiscal 2001. This charge consisted of goodwill write-downs associated with non-strategic businesses of $294.5 million ($235.1 million net of tax) in fiscal 2001 and impairment of long-lived assets of $153.8 million ($108.5 million net of tax) in fiscal 2001. The fair value of the non-strategic businesses was based on management estimates, and, as a result, a $81.9 million loss was recorded upon the divestiture of these product lines.

  Fiscal 2000 and Fiscal 1999:

        The following table summarizes business restructuring and other non-recurring charges (in millions):

	2000	1999
Acquisition and integration fees	$121.9	$21.4
Restructuring the former Broadband Access and Transport Group	13.3	9.0
Purchased in-process research and development expenses (Note 5)	22.8	88.6
Restructuring the former Wireless Systems Group	—	30.0

Total	$158.0	$149.0

        As a result of our acquisition of PairGain in the third quarter of fiscal 2000, we recognized a charge of $64.5 million for the cost of integrating and aligning the operations of PairGain within our Broadband Infrastructure and Access segment. The components of this charge included $45.9 million in direct and indirect acquisition fees paid to investment bankers, attorneys and other outside advisors, as well as $18.6 million in employee retention, transition and severance payments, relocation expenses and realignment of product lines and facilities.

        Upon the completion of our acquisitions of Altitun in the third quarter of fiscal 2000 and BAS in the fourth quarter of fiscal 2000, we recognized $35.9 million and $20.6 million, respectively, in acquisition fees. These fees are direct and indirect incremental costs associated with these combinations, primarily consisting of fees paid to investment bankers, attorneys and other outside advisors. We also fiscal incurred $0.9 million of integration costs associated with the acquisition of Centigram in the third quarter of fiscal 2000.

        During the third quarter of fiscal 2000, our management approved a restructuring plan in connection with our acquisition of PairGain. These merger-related actions included the elimination of redundant and excess facilities, workforce, and administrative overhead and systems, as well as transition to our shared services. The total estimated charges related to this restructuring plan were $5.5 million. The charges included $4.0 million in employee termination costs and $1.5 million in the elimination of redundant financial and operating systems. This restructuring plan was completed in the first quarter of fiscal 2001.

        During the fourth quarter of fiscal 2000, our management approved restructuring plans including initiatives to consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit our current focus and growth strategy, and to merge the international sales operations within the Broadband Infrastructure and Access segment. The total estimated charges recorded relating to these restructuring plans were $7.8 million. These charges included $0.7 million for employee termination costs, $4.1 million for the discontinuance of old-generation Teledata products and a customer development project, and $3.0 million in facilities closing costs and consolidation of international sales operations. These restructuring plans were completed in the second quarter of fiscal 2001.

        During the first quarter of fiscal 1999, our management approved a restructuring plan including initiatives to integrate the software operations of our former Wireless Systems Group with the newly formed Integrated Solutions segment, consolidate unproductive and duplicative facilities, and dispose of product lines that no longer fit our current focus and growth strategy. This business restructuring plan was completed during the fourth quarter of fiscal 1999. Actual costs incurred were $30.0 million, an amount equal to the initial estimate recorded during the first quarter of fiscal 1999. The charges included $4.4 million for employee termination costs, $8.8 million for the sale of a subsidiary,

$11.1 million associated with the write-off of goodwill and discontinuance of the City RFX product line and $5.7 million in facilities closing costs that were related directly to our exit plan.

        During the fourth quarter of fiscal 1999, our management approved a restructuring plan to consolidate the Portland, Oregon manufacturing operations of the Broadband Infrastructure and Access segment into the Minneapolis, Minnesota manufacturing operations. The estimated restructuring charges were $9.0 million. The estimate was composed of $4.8 million for employee termination costs, $1.5 million for facilities closing costs and $2.7 million for asset disposals and other directly associated costs. This consolidation was completed in the fourth quarter of fiscal 2000. There were no material adjustments made to the initial estimates. Actual costs incurred were approximately $9.0 million.

Note 11: Derivative Instruments and Hedging Activities

        We adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on November 1, 1999. In doing so, we did not incur any transition adjustments to earnings.

        All derivatives are recognized on the balance sheet at their fair value. On the date a derivative contract is entered into, we designate the derivative as one of the following:

  •
  a fair value hedge;

  •
  a cash-flow hedge;

  •
  a foreign currency hedge;

  •
  a net investment in a foreign operation; or

  •
  a trading instrument.

We use hedge accounting only for forecasted foreign currency transactions. Derivatives entered into for this purpose are classified as cash-flow hedges. Foreign currency cash flows may arise from cross-border transactions principally in the Euro, Great British pound, Australian dollar and Canadian dollar. Changes in the fair value of the effective portion of the derivatives are reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss). Changes in the fair value of the derivatives deemed to be ineffective are reported in current period earnings. We also utilize foreign exchange forward contracts to reduce the currency risk of non-functional current assets and liabilities. Such foreign exchange forward contracts are classified as fair value hedges and are reported in current-period earnings along with the re-evaluation of the underlying exposure.

        As of October 31, 2001, we were participating in a market-price collar arrangement that locks in a price range for the sale of certain shares held as investments, thereby guaranteeing a minimum selling price. Such derivatives are treated as cash flow hedges. Changes in the value of these derivatives are reported as a separate component of shareowners' investment in accumulated other comprehensive income (loss).

        We formally document all relations between foreign exchange forward contracts and the related exposure items, as well as our risk-management objectives and strategies for undertaking these positions. We formally assess, both at the inception of each contract and on an ongoing basis, whether the derivatives that are used in these transactions are highly effective in offsetting changes in cash flows of the exposed items.

        The following table presents a summary of the notional amounts and fair values of our derivative contracts at October 31, 2001 (in millions):

	Notional Amount	Fair Value
Forward contracts:
Cash-flow hedges	—	—
Fair value hedges	$156.4	$(0.8)

Total foreign exchange	$156.4	$(0.8)

Collar options on equity investments	—	$57.4

        Our foreign exchange forward contracts and investment hedges contain credit risk to the extent that our bank counterparties may be unable to meet the terms of the agreements. We minimize such risk by limiting our counterparties to major financial institutions. We do not expect to realize any material losses as a result of defaults by other parties.

Note 12: Commitments and Contingencies

        Commitments To Extend Credit:    We have worked with customers and third-party financiers to find a means of financing projects by negotiating financing arrangements. As of October 31, 2001 and 2000, we had commitments to extend credit of $166.9 million and $380.0 million for such arrangements, respectively. The total amount drawn and outstanding under the commitments, including guarantees we made to third-party financiers on behalf of customers totaling $21.0 million, was approximately $80.2 million and $35.0 million, respectively, as of October 31, 2001 and 2000. We intend to sell all or a portion of these commitments and outstanding receivables to third parties. These commitments to extend credit are conditional agreements generally having fixed expiration or termination dates and specific interest rates, conditions and purposes. These commitments may exist and expire without being drawn. Accordingly, amounts committed but not drawn will not necessarily affect future cash flows. We regularly review all outstanding commitments, and the results of these reviews are considered in assessing the overall risk for possible credit losses. At October 31, 2001, we have recorded approximately $36.7 million in loss reserves in the event of non-performance related to these financing arrangements, which we consider to be adequate.

        Operating Leases:    Portions of our operations are conducted using leased equipment and facilities. These leases are non-cancelable and renewable, with expiration dates ranging through the year 2017. The rental expense included in the accompanying consolidated statements of income was $49.8 million, $25.6 million and $26.3 million for fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

        During fiscal 2001, we entered into several leasing commitments with maturities of between six and seven years for domestic locations. The properties covered under these transactions include manufacturing equipment, facilities and administrative offices. The purchase and construction of the various properties covered under these transactions began in fiscal 2000 and are expected to be completed by the end of fiscal 2002. The leases provide for a substantial residual value guarantee (less than 90% of the total cost), which may become payable upon the termination of the transaction, and include purchase and renewal options. As of October 31, 2001, residual value guarantees in connection with these leases totaled approximately $232.0 million. We may exercise our purchase option, or the facilities may be sold to a third party. Upon termination of the leases, we expect the fair market value of the leased properties to reduce substantially or eliminate entirely the payment under the residual value guarantees. The table of future minimum operating lease payments below excludes any payments relating to these guarantees. As a result of our initiative to focus our business on strategic and core operations and improve our operating performance by restructuring and streamlining our operations in fiscal 2001, we recorded a $96.0 million charge related to facility consolidations and lease cancellation penalties.

        The following is a schedule of future minimum rental payments required under non-cancelable operating leases as of October 31, 2001 (in millions):

2002	$34.0
2003	27.2
2004	21.5
2005	19.0
2006 and thereafter	47.9

Total	$149.6

        Contingencies:    We have been named as a defendant in lawsuits in the normal course of business. We believe that the ultimate resolution of these matters will not have a material adverse effect on our financial position or results of operations.

        Change of Control:    Our board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of ADC.

Note 13: Segment Information

        We have two reportable segments: Broadband Infrastructure and Access, and Integrated Solutions. Broadband Infrastructure and Access products consist of:

  •
  connectivity devices that provide the physical contact points needed to connect different communications network elements and gain access to communications system channels; and

  •
  access and transport systems that provide broadband, multiservice delivery capabilities within service provider networks.

Connectivity devices assist in the installation, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing of communications systems channels within service providers' serving offices and the last mile/kilometer portion of communications networks. These products include broadband connection and access devices for copper, coaxial cable, optical, wireless and broadcast communications networks. These products also include passive and active optical components. Access and transport systems deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable and optical networks.

        Integrated Solutions products and services consist of systems integration services and operations support systems (OSS) software that aid communications service providers in the provisioning, delivery and billing of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications provisioning, activation, billing, customer management, network performance and service-level assurance software used by service providers to operate communications networks.

        Our segments currently reflect changes made in connection with our restructuring initiative. As a result of these changes, our former Broadband Connectivity and Broadband Access and Transport segments have been consolidated into a single Broadband Infrastructure and Access segment. We made no changes to the reporting of the Integrated Solutions segment. All prior period results have been restated to reflect these changes.

        The "management approach" required by SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," has been used to present the following segment information. This approach is based upon the way management organizes segments within an enterprise for making operating decisions and assessing performance. Accounting policies used by the segments are the same as those described in Note 1 to the Consolidated Financial Statements.

        Intersegment sales were not significant. The following costs are not allocated to segment results:

  •
  Business restructuring and other non-recurring charges;

  •
  Impairment charges;

  •
  Non-cash stock compensation expenses; and

  •
  Goodwill amortization resulting from acquisitions.

        Corporate assets primarily consist of cash and investments, which are managed centrally, and goodwill. Capital expenditures do not include amounts arising from the purchase of businesses.

        International sales to external customers are on a "shipped-to" basis. No single country has property and equipment sufficiently material enough to warrant disclosure. As of October 31, 2001, one customer comprised 10.5% of sales. No single customer accounted for more than 10% of sales in fiscal 2000 or fiscal 1999.

        The following table sets forth certain financial information for each of our functional operating segments described above, as well as certain geographic information concerning our U.S. and foreign sales and ownership of property and equipment:

Segment Information (in millions)	Broadband Infrastructure and Access	Integrated Solutions	Unallocated Items	Consolidated
2001
External sales	$1,810.8	$592.0	—	$2,402.8
Depreciation and amortization	101.3	20.6	$75.9	197.8
Restructuring and other non-recurring charges, goodwill and business valuation impairment charges and non-cash stock compensation	—	—	(796.6)	(796.6)
Operating loss	(99.2)	(45.3)	(886.8)	(1,031.3)
Capital expenditures	186.4	13.0	41.8	241.2
Assets	1,517.3	403.7	578.7	2,499.7

2000
External sales	$2,774.0	$513.9	—	$3,287.9
Depreciation and amortization	91.5	16.9	$37.8	146.2
Restructuring and other non-recurring charges, goodwill and business valuation impairment charges and non-cash stock compensation	—	—	(205.1)	(205.1)
Operating income (loss)	626.1	20.6	(280.8)	365.9
Capital expenditures	320.0	22.7	32.6	375.3
Assets	1,759.6	386.2	1,824.7	3,970.5

1999
External sales	$1,769.2	$382.6	—	$2,151.8
Depreciation and amortization	75.5	11.0	$28.3	114.8
Restructuring and other non-recurring charges, goodwill and business valuation impairment charges and non-cash stock compensation	—	—	(150.2)	(150.2)
Operating income (loss)	289.1	24.7	(178.8)	135.0
Capital expenditures	88.6	19.1	17.4	125.1
Assets	1,193.2	280.8	583.8	2,057.8

Geographic Information (in millions)	2001	2000	1999
Sales:
Outside the United States	$692.2	$708.1	$499.3
Inside the United States	1,710.6	2,579.8	1,652.5

Total	$2,402.8	$3,287.9	$2,151.8

Property and Equipment, Net:
Outside the United States	$176.4	$143.2	$60.7
Inside the United States	437.6	465.4	280.5

Total	$614.0	$608.6	$341.2

Note 14: Quarterly Financial Data (Unaudited in millions, except earnings per share)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
2001
Net Sales	$811.3		$652.4		$547.5		$391.6		$2,402.8
Gross Profit	310.8		122.3		177.7		114.2		725.0
Loss Before Income Taxes	(10.6)		(1,459.2)		(86.8)		(364.1)		(1,920.7)
Provision for Income Taxes	(3.0)		(414.0)		(28.7)		(187.3)		(633.0)

Net Loss	$(7.6	)(1)	$(1,045.2	)(2)	$(58.1	)(3)	$(176.8	)(4)	$(1,287.7)

Average Common Shares Outstanding — Basic	782.8		786.0		787.8		789.7		787.0

Loss Per Share — Basic	$(0.01)		$(1.33)		$(0.07)		$(0.22)		$(1.64)

Average Common Shares Outstanding — Diluted	782.8		786.0		787.8		789.7		787.0

Loss Per Share — Diluted	$(0.01)		$(1.33)		$(0.07)		$(0.22)		$(1.64)

2000
Net Sales	$593.9		$770.6		$891.4		$1,032.0		$3,287.9
Gross Profit	278.5		363.3		448.5		518.6		1,608.9
Income Before Income Taxes	68.4		1,163.1		65.1		163.8		1,460.4
Provision for Income Taxes	15.2		444.9		55.5		76.7		592.3

Net Income	$53.2	(5)	$718.2	(6)	$9.6	(7)	$87.1	(8)	$868.1

Average Common Shares Outstanding — Basic	699.7		708.0		715.1		733.9		721.6

Earnings Per Share — Basic	$0.08		$1.01		$0.01		$0.12		$1.20

Average Common Shares Outstanding — Diluted	730.1		746.1		758.8		781.6		770.3

Earnings Per Share — Diluted	$0.07		$0.96		$0.01		$0.11		$1.13

(1)
Includes $5.3 million net-of-tax, non-cash stock compensation and non-recurring charges related to recent acquisitions; $48.9 million net-of-tax restructuring charges and $5.0 million net-of-tax impairment charges.

(2)
Includes $9.5 million net-of-tax, non-cash stock compensation and non-recurring charges related to recent acquisitions; $76.7 million net-of-tax restructuring charges; $368.8 million net-of-tax impairment charges; non-recurring non-operating loss of $496.5 million net-of-tax related to the write-down of the investment portfolio and $21.4 million net-of-tax gain on investment related activities.

(3)
Includes $5.2 million net-of-tax, non-cash stock compensation and non-recurring charges related to recent acquisitions; $21.9 million net-of-tax restructuring charges; $4.1 million net-of-tax impairment charges; non-recurring non-operating loss of $16.8 million net-of-tax related to the write-down of the investment portfolio; $26.7 million net-of-tax gain on investment related activities and $3.7 million net-of-tax gain on divestiture of product lines.

(4)
Includes $10.5 million net-of-tax, non-cash stock compensation and non-recurring charges related to recent acquisitions; $62.4 million net-of-tax restructuring charges; $(34.3) million net-of-tax impairment charges; non-recurring non-operating loss of $28.1 million net-of-tax related to the write-down of the investment portfolio; $1.8 million net-of-tax gain on investment related activities and $56.9 million net-of-tax loss on divestiture of product lines.

(5)
Includes $0.5 million net-of-tax, non-cash stock compensation expenses.

(6)
Includes $6.6 million net-of-tax, non-cash stock compensation expenses and non-recurring charges related to the sale of PairGain's microelectronics business. Also includes non-recurring, non-operating income of $652.4 million net-of-tax related to the sale of PairGain's microelectronics business and a non-cash gain on an investment in Siara Systems.

(7)
Includes $110.8 million net-of-tax, non-cash stock compensation expenses and non-recurring charges primarily related to the acquisitions of PairGain, Altitun, IBSEN and Centigram.

(8)
Includes $67.9 million net-of-tax, non-cash stock compensation expenses and non-recurring charges primarily related to the acquisition of BAS. Also includes non-recurring, non-operating income of $17.1 million net-of-tax related to cash and non-cash gains on investment.

ELEVEN-YEAR and FIVE-YEAR FINANCIAL SUMMARY

Years ended October 31 (dollars in millions, except per share data)	2001	2000	1999	1998	1997	1996	1995	1994	1993	1992	1991	10-year compound annual growth rate 2001-1991	4-year compound annual growth rate 2001-1997
Results (as reported)
Net sales	$2,402.8	3,287.9	2,151.8	1,830.5	1,553.8	1,087.4	723.7	528.3	411.7	331.0	300.3	23.1%	11.5%
International sales	$692.2	708.1	499.3	392.1	319.0	228.8	130.1	79.0	66.9	49.3	38.0	33.7%	21.4%
Gross profit	$725.0	1,608.9	1,003.4	884.5	749.3	519.7	353.1	265.1	210.8	166.9	146.8	17.3%	(0.8)%
Research and development expense	$278.6	338.0	250.7	199.8	164.8	113.7	78.8	55.0	44.9	38.3	33.8	23.5%	14.0%
Selling and administrative expense	$705.3	665.6	445.3	351.9	281.7	202.7	155.3	125.2	104.0	88.5	78.4	24.6%	25.8%
Goodwill amortization expense	$56.6	34.3	22.2	12.5	10.0	5.2	3.1	3.1	2.8	2.7	2.0	39.7%	54.2%
Operating income	$(1,031.3)	365.9	135.0	311.1	267.4	198.0	112.0	81.7	59.1	33.6	32.7
Income taxes	$(633.0)	592.3	57.0	112.4	99.5	75.1	42.1	30.0	19.0	13.7	14.4
Net income	$(1,287.7)	868.1	77.9	209.9	180.4	133.9	62.6	53.0	39.3	18.6	18.1
EPS (diluted)	$(1.64)	1.13	0.11	0.31	0.28	0.21	0.11	0.10	0.08	0.04	0.04

Results (pro forma)[1]
Net sales	$2,034.0	2,708.7	1,697.3	1,399.0	1,137.2								15.6%
International sales	$550.4	510.4	359.7	248.2	195.2								29.6%
Gross profit	$647.0	1,371.3	806.5	671.1	547.5								4.3%
Research and development expense	$207.1	235.6	200.2	151.3	122.4								14.1%
Selling and administrative expense	$538.1	481.8	330.1	257.3	208.1								26.8%
Operating income	$(98.3)	653.9	276.3	262.5	216.9
Income taxes	$(39.8)	230.5	97.9	95.4	78.2
Net income	$(65.0)	447.4	190.1	185.1	151.8
EPS (diluted)	$(0.08)	0.58	0.28	0.28	0.23
Depreciation and amortization	$131.1	90.0	75.1	56.0	39.9								34.6%
Capital expenditures	$221.5	354.8	110.4	67.0	115.6								17.7%

Profit ratios (pro forma)[1]
Gross margin	31.8%	50.6%	47.5%	48.0%	48.1%
Operating margin	(4.8)%	24.1%	16.3%	18.8%	19.1%
Pre-tax income margin	(5.2)%	25.0%	17.0%	20.1%	20.2%
Effective tax rate	38.0%	34.0%	34.0%	34.0%	34.0%
Net margin	(3.2)%	16.5%	11.2%	13.2%	13.3%

Year-end data (as reported)
Current assets	$1,305.2	2,650.9	1,376.6	1,310.6	905.8	729.8	576.9	291.8	211.4	123.9	121.5	26.8%	9.6%
Current liabilities	$599.4	1,041.3	448.5	461.7	254.0	189.4	105.4	82.8	60.9	43.4	41.6	30.6%	23.9%
Current ratio	2.18	2.55	3.07	2.84	3.57	3.85	5.47	3.52	3.47	2.85	2.92
Working capital	$705.8	1,609.6	928.1	848.9	651.8	540.4	471.4	209.0	150.5	80.5	80.0	24.3%	2.0%
Property and equipment, net	$614.0	608.6	341.2	289.5	243.7	145.7	87.4	70.1	65.4	59.1	58.4	26.5%	26.0%
Total assets	$2,499.7	3,970.5	2,057.8	1,796.0	1,324.1	1,020.3	742.4	431.2	351.5	251.9	250.9	25.8%	17.2%
Long-term debt	$3.0	16.5	14.0	3.9	3.4	6.9	0.0	1.1	0.8	17.0	43.6
Shareowners' investment	$1,893.4	2,912.7	1,595.3	1,330.4	1,066.6	821.7	635.7	345.1	285.8	172.2	160.3	28.0%	15.4%
Return on average shareowners' investment	(53.6)%	38.5%	5.3%	17.5%	19.1%	18.4%	12.8%	16.8%	17.1%	11.2%	12.3%
Debt-to-equity ratio	0.2%	0.6%	0.9%	0.3%	0.3%	0.8%	0.0%	0.3%	0.3%	9.9%	27.2%
Number of employees	12,042	22,452	14,337	10,315	7,683	5,747	3,748	3,137	2,759	2,303	2,428	17.4%	11.9%

Investor information (as reported, except as noted)
Stock price—close	$4.55	21.38	11.92	5.75	8.28	8.55	5.00	2.95	2.28	1.13	0.76	19.6%	(13.9)%
—high	$27.06	49.00	13.41	10.91	11.25	8.78	6.17	2.98	2.75	1.19	1.35
—low	$2.63	11.50	5.81	3.94	5.31	3.56	2.47	1.94	1.13	0.64	0.51
Price/earnings ratio at year-end	(2.77)	18.92	108.36	18.55	29.57	40.71	45.45	29.50	28.50	28.25	19.00
Price/earnings ratio at year-end (pro forma)[1]	(56.88)	36.86	42.57	20.54	36.00
Book value per share	$2.39	3.78	2.35	1.99	1.65	1.31	1.06	0.67	0.59	0.39	0.37
Registered shareowners at year-end	9,355	7,001	6,918	5,364	4,442	2,973	2,664	2,172	1,633	1,608	1,621
Shares outstanding at year-end (millions)	792.0	770.3	678.6	669.2	647.1	629.2	598.0	512.3	485.6	437.3	431.2
Average shares outstanding—diluted (millions)	787.0	770.3	683.3	670.0	654.7	641.3	582.4	551.2	492.1	472.7	460.9

1Results (pro forma) exclude non-cash stock compensation expenses, non-recurring charges/credits, restructuring charges, goodwill amortization expenses, and the results of product lines divested/closed in 2001 from all years.

QuickLinks

  Exhibit 13-a
ADC TELECOMMUNICATIONS, INC. PORTIONS OF THE 2001 ANNUAL REPORT TO SHAREOWNERS
Consolidated Statements of Operations (in millions, except earnings per share)
Consolidated Balance Sheets (in millions)
Consolidated Statements of Shareowners' Investment (in millions)
Consolidated Statements of Cash Flows (in millions)
Notes to Consolidated Financial Statements